UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934, as amended

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary proxy statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SUNGARD DATA SYSTEMS INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of SunGard Data Systems Inc. (“SunGard common stock”)

(2)	Aggregate number of securities to which transaction applies:

290,339,403 shares of SunGard common stock

47,009,493 options to purchase shares of SunGard common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

$36.00 per share of SunGard common stock

$36.00 minus weighted average exercise price of outstanding options of $23.44 per share subject to an option

(4)	Proposed maximum aggregate value of transaction:

$11,042,657,740

(5)	Total fee paid:

$1,300,000

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUNGARD DATA SYSTEMS INC.

680 East Swedesford Road

Wayne, Pennsylvania 19087

484-582-2000

            , 2005

Dear Fellow Stockholder:

You are cordially invited to attend the 2005 annual meeting of stockholders (the “annual meeting”) of SunGard Data Systems Inc. (“SunGard” or the “Company”), which will be held on                     , July     , 2005, beginning at 9:00 a.m. Eastern Daylight Time, at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, Pennsylvania.

On March 27, 2005, the board of directors of SunGard approved a merger agreement providing for the acquisition of the Company by Solar Capital Corp., a Delaware corporation whose owners currently consist of private equity funds sponsored by Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts, Providence Equity Partners and Texas Pacific Group. If the merger is completed, you will be entitled to receive $36.00 in cash, without interest, for each share of the Company’s common stock you own.

At the annual meeting, you will be asked to adopt the merger agreement and to elect directors, among other matters. The board of directors has approved and declared the merger and the merger agreement advisable, and has declared that it is fair to and in the best interests of SunGard and its unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation of the merger) that SunGard enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The board of directors unanimously recommends that SunGard’s stockholders vote “FOR” the adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the annual meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of SunGard common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting.

Thank you for your cooperation and continued support.

Sincerely,

Cristóbal Conde

President and

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED             , 2005

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT             , 2005.

SUNGARD DATA SYSTEMS INC.

680 East Swedesford Road

Wayne, Pennsylvania 19087

484-582-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JULY     , 2005

To Our Stockholders:

The 2005 annual meeting of stockholders of SunGard Data Systems Inc., a Delaware corporation (“SunGard” or the “Company”), will be held on                     , July     , 2005, beginning at 9:00 a.m. Eastern Daylight Time, at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, Pennsylvania, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 27, 2005, between the Company and Solar Capital Corp. (“Merger Co”), pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of the Company (other than shares held in the treasury of the Company, owned by Merger Co or any direct or indirect wholly owned subsidiary of Merger Co or the Company or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $36.00 in cash, without interest.

2.	To approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3.	To elect directors.

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SunGard for its fiscal year ending December 31, 2005.

5.	To act upon other business as may properly come before the meeting.

Only holders of SunGard’s common stock at the close of business on June 17, 2005 are entitled to notice of the meeting and to vote at the meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of the Company’s common stock you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. The director nominees will be elected by a plurality of the votes cast. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies and the ratification of our independent registered public accounting firm each requires the affirmative vote of a majority of the shares present and entitled to vote. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, in favor of each of SunGard’s nominees for director, in favor of ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and in accordance with the recommendation of the board of directors on any other matters properly brought before the meeting for a vote. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies, the election of directors, or the ratification of our independent registered public accounting firm. Alternatively, you may vote your shares over the Internet or by telephone, as indicated on the proxy card. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Stockholders of SunGard who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to SunGard before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

Leslie S. Brush

Vice President—Legal,

Chief Governance Officer

and Secretary

                    , 2005

i

ii

Page

WHERE YOU CAN FIND ADDITIONAL INFORMATION	120
Incorporation by Reference	120

ANNEX A Agreement and Plan of Merger, dated as of March 27, 2005, between Solar Capital Corp. and SunGard Data Systems Inc.

ANNEX B Opinion of Credit Suisse First Boston LLC

ANNEX C Opinion of Lazard Frères & Co. LLC

ANNEX D Section 262 of the Delaware General Corporation Law

ANNEX E Categorical Standards for Determining Director Independence

ANNEX F Report of Independent Registered Public Accounting Firm

iii

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “SunGard,” “Company,” “we,” “our,” “ours,” and “us” refer to SunGard Data Systems Inc. and its subsidiaries.

Summary Term Sheet

•	Parties to the Merger. SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. Solar Capital Corp., which we refer to as Merger Co, is a Delaware corporation formed on March 24, 2005 for the sole purpose of completing the merger with SunGard and obtaining the related financing transactions. Merger Co is currently owned by private equity funds sponsored by Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts, Providence Equity Partners and Texas Pacific Group. See “The Parties to the Merger” beginning on page 70.

•	The Merger. You are being asked to vote to adopt a merger agreement providing for the acquisition of SunGard by Merger Co (the “merger agreement”). Pursuant to the merger agreement, Merger Co, or a wholly-owned subsidiary of Merger Co, will merge with and into SunGard (the “merger”). SunGard will be the surviving corporation in the merger (the “surviving corporation”). See “The Merger Agreement” beginning on page 74.

•	Merger Consideration. If the merger is completed, you will be entitled to receive $36.00 in cash, without interest, for each share of our common stock that you own. See “The Merger Agreement—Treatment of Stock and Options” beginning on page 74.

•	Treatment of Outstanding Options. Immediately prior to the effective time of the merger, all outstanding options to acquire SunGard common stock will become fully vested and immediately exercisable. All such options (other than certain options held by certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation) not exercised prior to the merger will be converted into a right to receive, upon the exercise of the option and payment of the applicable exercise price, an amount of cash equal to $36.00 multiplied by each share of stock subject to the option. Any option not so exercised will, immediately following such conversion, be cancelled and holders of these options will be entitled to receive a cash payment equal to the amount by which $36.00 exceeds the exercise price for each share of SunGard common stock underlying the options, less applicable withholding taxes. See “The Merger Agreement—Treatment of Stock and Options” beginning on page 74.

•	Board Recommendation. The Company’s board of directors unanimously recommends that SunGard’s stockholders vote “FOR” the adoption of the merger agreement. See “Special Factors—Recommendation of the Company’s Board of Directors” beginning on page 28.

•

Opinion of Credit Suisse First Boston LLC. In connection with the merger, Credit Suisse First Boston LLC delivered a written opinion to the board of directors of SunGard as to the fairness, from a financial point of view, to the holders of SunGard common stock (other than certain employees of SunGard who will invest in securities of the surviving corporation) of the merger consideration to be received by such holders in the merger. The full text of Credit Suisse First Boston’s written opinion, dated March 27, 2005, is attached to this proxy statement as Annex B.

We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion was provided to the SunGard board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. See “Special Factors—Opinion of Credit Suisse First Boston LLC” beginning on page 28 and Annex B.

•	Opinion of Lazard Frères & Co. LLC. In connection with the merger, Lazard Frères & Co. LLC (“Lazard”) delivered a written opinion to SunGard’s board of directors as to the fairness as of the date thereof, from a financial point of view, to the holders of SunGard common stock (other than Merger Co, any stockholders of Merger Co, any of SunGard’s directors or management and any stockholders of SunGard who properly exercise dissenters’ rights) of the consideration to be paid in the merger to such holders. The full text of Lazard’s written opinion, dated March 27, 2005, is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Lazard’s opinion was provided to the SunGard board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. See “Special Factors—Opinion of Lazard Frères & Co. LLC” beginning on page 36 and Annex C.

•	Record Date and Voting. You are entitled to vote at the annual meeting if you owned shares of SunGard common stock at the close of business on June 17, 2005, the record date for the annual meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the annual meeting. As of the record date, there were 290,800,927 shares of common stock of SunGard entitled to be voted. See “The Annual Meeting—Record Date, Quorum and Voting Power” beginning on page 71.

•	Stockholder Vote Required to Adopt the Merger Agreement. For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. See “The Annual Meeting—Required Vote” beginning on page 71.

•	Share Ownership of Directors and Executive Officers. As of June 17, 2005, the record date, the directors and executive officers of SunGard held and are entitled to vote, in the aggregate, shares of our common stock, representing approximately 0.93% of the outstanding shares of our common stock. The directors and executive officers have informed SunGard that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement. See “The Annual Meeting—Voting by Directors and Executive Officers” beginning on page 72.

•

Tax Consequences. The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of SunGard common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of SunGard common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 64.

•	Appraisal Rights. Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise their appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 95 and Annex D—Section 262 of the Delaware General Corporation Law.

Questions and Answers about the Annual Meeting and the Merger

Q:	What matters will you vote on at the annual meeting?

A:	You will vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement;

•	to elect nominees to serve on our board of directors;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005; and

•	to act on other matters and transact other business, as may properly come before the meeting.

Q:	How does the Company’s board of directors recommend that you vote on the proposals?

A:	Our board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies;

•	“FOR” each of the nominees for director; and

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005.

Q:	What vote of stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Q:	What vote of stockholders is required for each other proposal at the annual meeting?

A:	The director nominees will be elected by a plurality of the votes cast at the annual meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies and the ratification of our independent registered public accounting firm each requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	What does it mean if you get more than one proxy card?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do you vote without attending the annual meeting?

A:	If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the annual meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

If you hold shares in a savings plan, or if you hold shares of a company SunGard acquired which you have not yet exchanged for SunGard shares, you may vote those shares only by mail.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q:	How do you vote in person at the annual meeting?

A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	Can you change your vote?

A:	After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the annual meeting. If you hold shares in your name as the stockholder of record, you should write to our Corporate Secretary at our principal offices, 680 East Swedesford Road, Wayne, Pennsylvania 19087, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the annual meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the annual meeting is the vote that will be counted.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the annual meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	If your shares are held in “street name” by your broker, will your broker vote your shares for you?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST the adoption of the merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

For the election of directors, you may vote FOR all of the nominees or you may WITHHOLD your vote for one or more of the nominees. Withheld votes will not count as votes cast for the nominee, but will count for the purpose of determining whether a quorum is present. As a result, if you withhold your vote, it has no effect on the outcome of the vote to elect directors.

For the proposal relating to ratification of SunGard’s independent registered public accounting firm, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to ratification of SunGard’s independent registered public accounting firm, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST ratification of SunGard’s independent registered public accounting firm.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies, “FOR” each of the nominees for director, “FOR” ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Generally, nominees have the discretion to vote for directors and the ratification of the appointment of our independent registered public accounting firm, unless you instruct otherwise. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

As a result, broker non-votes will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes will also have the same effect as a vote against the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, but will not affect the outcome of the vote relating to the election of directors.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, D. F. King & Co., Inc. will provide solicitation services to us for a fee of approximately $15,000 plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the third quarter of 2005. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). In addition, Merger Co is not obligated to complete the merger until the expiration of a 15-business day “marketing period” that Merger Co may use to complete its financing for the merger. The marketing period begins to run after we have obtained stockholder approval and satisfied other conditions under the merger agreement and will be extended to October 10, 2005 if it has not otherwise ended by August 19, 2005. See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Effective Time.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange SunGard stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What will happen to the directors who are up for election if the merger agreement is adopted?

A:	If the merger agreement is adopted by stockholders and the merger is completed, SunGard’s directors other than Cristóbal Conde will no longer be directors of the surviving corporation in the merger. The current directors of SunGard other than Mr. Conde, including those elected at the annual meeting, will serve only until the merger is completed. It is contemplated that Mr. Conde will serve as a director of the surviving corporation and the holding company or holding companies of the surviving corporation.

Q:	Who can help answer my other questions?

A:	If you have more questions about the annual meeting or the merger, you should contact Investor Relations at (484) 582-5500. You may also contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, New York, NY 10005

Brokers and dealers call: (212) 269-5550 (collect)

All others call toll free: (800) 659-5550

Board Recommendation (Page 28)

After careful consideration, our board of directors:

•	by unanimous vote of those present at the meeting of the board of directors called for that purpose (excluding Cristóbal Conde and Robert E. King, who was unable to attend the meeting in person or by telephone due to his travel schedule), has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation);

•	by unanimous vote of those present at the meeting of the board of directors called for that purpose (excluding Mr. Conde and Mr. King, who was unable to attend the meeting in person or by telephone due to his travel schedule), has approved the merger agreement; and

•	unanimously recommends that SunGard’s stockholders vote “FOR” the adoption of the merger agreement.

Financing (Page 49)

SunGard and Merger Co estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $11.4 billion, which will be funded by new credit facilities, private offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided, see “Special Factors—Financing of the Merger.” The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing (Page 49)

Merger Co has received equity commitment letters from each member of the investor group, pursuant to which such members have agreed severally to make or secure aggregate capital contributions of up to $3.5 billion to Merger Co.

Debt Financing (Page 50)

Merger Co has received a debt commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities, Inc., Citicorp North America, Inc., Citigroup Global Markets Inc., Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc. to provide (a) up to $5 billion of senior secured credit facilities, (b) up to $3 billion of senior subordinated loans under a bridge facility, (c) one or more trade receivables commercial paper co-purchase conduit facilities with an aggregate availability not to exceed $500 million, and (d) up to $500 million of pay-in-kind senior loans under a bridge facility.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 54)

Following the merger, it is expected that our current executive officers will continue as executive officers of the surviving corporation, although James L. Mann will no longer serve as chairman of the board of directors, and certain executive officers and members of senior management will not become management participants. The service of our directors other than Cristóbal Conde, our chief executive officer, will end on the completion of the merger. It is contemplated that Mr. Conde will serve as a director of the surviving corporation and the holding company or holding companies of the surviving corporation. Like all our other stockholders, our executive officers will be entitled to receive $36.00 per share in cash for each of their shares of SunGard common stock, and all of their outstanding stock options will become fully vested and exercisable unless otherwise agreed between the holder of any such option and Merger Co. Silver Lake Partners and the other members of the investor group indicated in their discussions regarding the transaction that they would not proceed with the transaction unless Mr. Conde and a sufficient number of our other executive officers and members of senior management made significant investments in the surviving corporation or its holding company or holding companies. Accordingly, Mr. Conde and certain of our other executive officers and members of senior management (the “management participants”) have entered into agreements with the investor group pursuant to which they have agreed to make an equity investment in the surviving corporation or its holding company or holding companies, and additional executive officers and the members of senior management may enter into such agreements in the future. The management participants are permitted to make this equity investment by paying cash, by contributing shares of SunGard common stock to Merger Co or its holding company or holding companies, or by not exercising their options for SunGard common stock, which will be converted into options to acquire shares in the holding company or holding companies of the surviving corporation. The management participants’ equity investment in the holding company or holding companies of the surviving corporation will be illiquid and subject to a stockholders agreement restricting the ability of the management participants to sell such equity. The equity investment agreed upon by the management participants in the holding company or holding companies of the surviving corporation is expected to represent approximately 3% of the outstanding equity securities of the holding company or holding companies of the surviving corporation following the merger. The management participants are also permitted to make additional equity investments in the holding company or holding companies of the surviving corporation in amounts to be determined. Like all our other option holders, the management participants will also be able to receive cash in respect of their options for SunGard common stock by exercising their options immediately prior to the completion of the merger, and receiving in the merger the $36.00 per share merger consideration for the shares received upon such exercise. In addition, the management participants will enter into employment and related agreements with the holding company of the surviving corporation, and will receive new incentive equity grants in the holding company or holding companies of the surviving corporation. The management participants will not, as a result of the merger, receive any change in control payments or be entitled to any rights or entitlements, including severance payments, pursuant to each management participant’s change in control agreement with SunGard dated as of December 15, 2004 or January 13, 2005, as the case may be, which will be terminated, except with respect to the management participant’s right to receive certain gross-up payments for excise taxes, if any, imposed under Section 4999 of the Internal Revenue Code on the management participant by reason of accelerated vesting of stock options held by the management participants. The change in control agreements of those executive officers and members of senior management of SunGard who do not enter into management agreements will continue in full force and effect following the merger.

Regulatory Approvals (Page 66)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied.

On April 15, 2005, the Company and Merger Co made the required filings with the Antitrust Division and the Federal Trade Commission, and the applicable waiting period expired on May 16, 2005. In addition, Merger Co made the required antitrust filing under Brazilian law on April 15, 2005.

On May 9, 2005, the Company made the filings required under the rules of the National Association of Securities Dealers, or NASD, and the New York Stock Exchange, or NYSE, in respect of the change in control of three of the Company’s subsidiaries that are U.S.-registered broker-dealers and members of one or more of such regulatory organizations. The completion of requirements with respect to applicable NASD and NYSE rules is not expected to delay the closing.

Except as noted above with respect to the required filings under the HSR Act and the antitrust laws of Brazil, the filings with the NYSE, NASD and certain other regulatory organizations, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (Page 76)

As soon as practicable after the effective time of the merger, a paying agent appointed by the Company will mail a letter of transmittal and instructions to all SunGard stockholders. The letter of transmittal and instructions will tell you how to surrender your SunGard common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions; Superior Proposal (Page 83)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as the Company complies with certain terms of the merger agreement, including paying a termination fee of $300 million as directed by Merger Co, unless the termination is in connection with the sale of the Company’s availability services business, in which case the termination fee payable is $200 million.

Conditions to Closing (Page 87)

Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•	the receipt of Company stockholder approval;

•	the absence of any governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;

•	the expiration or termination of the waiting period under the HSR Act or any non-United States antitrust laws, and the receipt of any approvals required thereunder;

•	the receipt of all material governmental consents or approvals required to complete the merger;

•

the truth and correctness (without giving effect to any limitation indicated by the words “Company material adverse effect,” “in all material respects,” or “in any material respect”) of most of the Company’s representations and warranties, except as would not individually or in the aggregate have a Company material adverse effect (disregarding, for purposes of determining the truth and correctness of any such representation or warranty, any losses resulting from an event or series of related events unless the losses exceed $2 million);

•	the truth and correctness in all material respects of the Company’s representations and warranties regarding capitalization and indebtedness, and the truth and correctness in all respects of the Company’s representations and warranties regarding the amendment to our rights agreement and the nonoccurrence of any Company material adverse effect;

•	the performance, in all material respects, by the Company of its covenants and agreements in the merger agreement;

•	the absence of specified market disruptions; and

•	the absence of specified lender disruptions.

Termination of the Merger Agreement (Page 89)

SunGard and Merger Co may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of SunGard have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either Merger Co or the Company if:

•	the closing has not occurred on or before September 15, 2005 or (if the “marketing period” that Merger Co may use to complete its financing for the merger has not ended before August 19, 2005) on or before October 10, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	the Company stockholders do not vote to adopt the merger agreement at the meeting of the stockholders;

•	the terminating party is not in material breach of its obligations under the merger agreement and there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach cannot be or has not been cured within 30 days after notice; or

•	any governmental authority has enacted or entered any injunction or other ruling or taken any other action which has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting completion of the merger;

•	by Merger Co if:

•	our board of directors withdraws or modifies its recommendation that the Company’s stockholders vote to adopt the merger agreement; or

•	our board or directors recommends or approves another acquisition proposal;

•	by the Company, prior to the effective time of the merger, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided Merger Co with a five business day period (subject to two business day extensions for any material amendments to the superior proposal) to make an offer that is at least as favorable as the superior proposal;

•	by the Company, if certain conditions to closing have been satisfied or waived and the closing has not occurred on the last day of the “marketing period”; or

•	by the Company, if a specified market disruption event has occurred and Merger Co has not waived its closing condition relating to such event within a certain period of time following a written request for a waiver from the Company.

Termination Fees and Expenses (Page 90)

We have agreed to reimburse Merger Co’s transaction expenses, up to a limit of $25 million, if Merger Co terminates the merger agreement due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement.

In addition, the Company has agreed to pay to Merger Co a termination fee of $300 million if:

•	Merger Co terminates the merger agreement due to a breach by the Company of its representations, warranties, covenants or agreements in the merger agreement, or if either Merger Co or the Company terminates the merger agreement due to the failure to obtain the required Company stockholder approval, and, in both cases, at or prior to the time of termination, an acquisition proposal has been publicly announced that appears to be bona fide and, within 12 months after the date of termination, the Company submits to its stockholders, enters into or completes an acquisition proposal; or

•	Merger Co terminates the merger agreement because our board of directors has withdrawn or modified its recommendation that the Company’s stockholders vote to adopt the merger agreement or recommended or approved another acquisition proposal, or the Company terminates the merger agreement following its determination that an acquisition proposal is a superior proposal unless, in either case, such acquisition proposal contemplates the sale of only the availability services business, in which case the termination fee will be $200 million.

Merger Co has agreed to pay the Company a termination fee of $300 million if the Company terminates the merger agreement:

•	due to a breach by Merger Co of its representations, warranties, covenants or agreements in the merger agreement;

•	because the effective time of the merger has not occurred on or before September 15, 2005 or (if the “marketing period” that Merger Co may use to complete its financing for the merger has not ended before August 19, 2005) on or before October 10, 2005, and the conditions to Merger Co’s obligations to close have been satisfied; or

•	because certain conditions to closing have been satisfied or waived and the merger has not been consummated on the last day of the marketing period.

Investor Group Guarantees (Page 54)

Each member of the investor group has agreed severally to guarantee certain obligations of Merger Co under the merger agreement subject to a cap. This cap is equal to such member’s pro rata share of $300 million, which share is proportionate to its equity commitment to Merger Co.

Market Price of SunGard Common Stock (Page 92)

Our common stock is listed on the New York Stock Exchange under the trading symbol “SDS.” On March 18, 2005, which was the last trading day before the Company confirmed that it was in merger discussions, the Company’s common stock closed at $24.95 per share. On March 24, 2005, which was the last trading day before the announcement of the execution of the merger agreement, the Company’s common stock closed at $31.55 per share. On                     , 2005, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $             per share.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “Special Factors,” “Special Factors—Opinion of Credit Suisse First Boston LLC,” “Special Factors—Opinion of Lazard Frères & Co. LLC,” “Special Factors—Certain Projections” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder or regulatory approvals;

•	the actual terms of certain financings that will be obtained for the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings that have been instituted against us and others following announcement of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	substantial indebtedness following the consummation of the merger;

•	general economic and market conditions, including the lingering effects of the economic slowdown on information technology spending levels, trading volumes and services revenue;

•	the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms;

•	the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions;

•	the effect of war, terrorism or catastrophic events;

•	the effect of disruptions to our application service provider systems;

•	the timing and magnitude of software sales;

•	the timing and scope of technological advances;

•	customers taking their information availability solutions in-house;

•	the trend in information availability toward solutions utilizing more dedicated resources;

•	the market, regulatory and credit risks associated with clearing broker operations;

•	regulatory review by governmental agencies that oversee financial institutions;

•	the ability to retain and attract customers and key personnel;

•	risks relating to the transaction of business internationally, including the ability to comply with import and export requirements; and

•	the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents.

SPECIAL FACTORS

Background of the Merger

On October 4, 2004, the Company announced that its board of directors had approved a plan to spin off the Company’s availability services business.

On November 19, 2004, Mr. Glenn Hutchins, a cofounder and managing director of Silver Lake Partners, and Mr. Egon Durban, a director of Silver Lake Partners, contacted representatives of Credit Suisse First Boston, the Company’s financial advisor, and stated that Silver Lake Partners was interested in acquiring the Company for cash at a proposed 20% premium to the Company’s most recent closing stock price, or approximately $31.88 per share. Messrs. Hutchins and Durban noted that they believed that the acquisition would be an attractive alternative to the proposed spin off in terms of maximizing stockholder value. They further noted that the acquisition of the Company would require the participation of additional private equity firms. They also noted that they would expect Cristóbal Conde, the Company’s President and Chief Executive Officer, and a sufficient number of the Company’s other executive officers and members of senior management to invest in the transaction should it proceed. The Credit Suisse First Boston representatives advised Messrs. Hutchins and Durban that they would convey Silver Lake Partners’ proposal to the Company’s board of directors.

Representatives of Credit Suisse First Boston described Silver Lake Partners’ proposal to the Company’s board of directors at a special meeting of the board held by telephone on November 22, 2004. At that meeting, the board discussed the merits of Silver Lake Partners’ proposal relative to those of the previously announced spin off. The board, having discussed the proposal, decided not to pursue it at the price proposed by Silver Lake Partners, and decided instead to proceed with the spin off. The board instructed Credit Suisse First Boston to advise Silver Lake Partners of the board’s decision, which representatives of Credit Suisse First Boston did later the same day.

On November 30, 2004, Messrs. Hutchins and Durban again contacted representatives of Credit Suisse First Boston and indicated that, based on certain assumptions regarding the Company’s operations that would require confirmatory due diligence, Silver Lake Partners might be willing to acquire the Company for $33.00 to $35.00 per share in cash.

At a special meeting of the board of directors held by telephone on December 2, 2004, the board reviewed Silver Lake Partners’ November 30 proposal. The board discussed Silver Lake Partners’ proposed price range and the fact that Silver Lake Partners had requested permission to perform due diligence on the Company so that it could confirm or improve its proposal. The board also discussed Silver Lake Partners’ history and the principal transactions completed by Silver Lake Partners’ funds since its formation. After discussion with its advisors, the board of directors authorized Credit Suisse First Boston to further explore Silver Lake Partners’ proposal and decided to allow Silver Lake Partners to undertake a limited due diligence investigation of the Company, subject to Silver Lake Partners’ execution of an appropriate confidentiality agreement. The board also instructed its advisors and management to continue working on the planned spin off of the Company’s availability services business until otherwise instructed by the board. During the December 2 meeting, Mr. Conde confirmed to the board that management had not conducted, nor would it conduct unless specifically authorized by the board, any discussions with Silver Lake Partners regarding the terms on which management might participate with Silver Lake Partners in a transaction for the Company.

On December 3, 2004, the Company and Silver Lake Partners entered into a confidentiality agreement that provided, among other things, that Silver Lake Partners could not share confidential information regarding the Company or discuss the proposed transaction with any co-investor, financing source or consultant without the prior consent of the Company, and unless such person also agreed in writing to be bound by the terms of the confidentiality agreement. Silver Lake Partners conducted a limited due diligence review of the Company during the week of December 6, 2004.

A special meeting of the board of directors was held on December 14, 2004, at the New York offices of Shearman & Sterling LLP (“Shearman & Sterling”), the Company’s legal advisors. At the meeting, Credit Suisse First Boston made a preliminary presentation to the board with respect to Silver Lake’s proposal. Credit Suisse First Boston’s materials also included financial analysis based on a preliminary analysis of selected publicly traded companies, a preliminary analysis of selected merger and acquisition transactions and a preliminary analysis of the present value of SunGard’s projected free cash flows. After discussion, the board decided that it would allow Silver Lake Partners to continue to conduct limited due diligence, provided that Silver Lake Partners confirmed that it was willing to proceed on the basis of a per share price of at least $35.00. Following the meeting, representatives of Silver Lake Partners confirmed that Silver Lake Partners was prepared to proceed on that basis.

Silver Lake Partners continued to conduct limited business due diligence with respect to the Company from January 5 through January 18, 2005. On January 25, 2005, representatives of Silver Lake Partners informed representatives of Credit Suisse First Boston that, based on a meeting of Silver Lake Partners’ investment committee held on January 21, 2005, the proposed cash price of $35.00 per share was Silver Lake Partners’ best offer for the Company.

At a special meeting of the board of directors held by telephone on January 26, 2005, representatives of Credit Suisse First Boston reported on the January 25 conversation with Silver Lake Partners. The board then discussed what it would require of Silver Lake Partners if the board decided to proceed with the transaction before allowing Silver Lake Partners to approach potential equity and debt financing sources. In that regard, the board decided to request that Silver Lake Partners provide its timetable for the proposed transaction so that the board could better understand the proposed timing of the transaction in advance of its meeting scheduled for February 1, 2005.

A special meeting of the board of directors was held on February 1, 2005, at Shearman & Sterling’s offices in New York. At the meeting, the board reviewed with its legal and financial advisors the discussions leading up to Silver Lake Partners’ January 25 proposal. Credit Suisse First Boston also made a preliminary presentation to the board with respect to Silver Lake’s proposal. Credit Suisse First Boston’s materials also included financial analysis based on a preliminary analysis of selected publicly traded companies, a preliminary analysis of selected merger and acquisition transactions and a preliminary analysis of the present value of SunGard’s projected free cash flows. This financial analysis was substantially similar to Credit Suisse First Boston’s presentation to the board on December 14, 2004, except that this presentation was updated to reflect revised projections of the Company, minor revisions to the lists of selected publicly traded companies and selected merger and acquisition transactions used in connection with the preliminary analysis of selected publicly traded companies and the preliminary analysis of selected merger and acquisition transactions, respectively, and market data, including the number of outstanding shares of the Company’s common stock on a fully-diluted basis, as of January 27, 2005. After the board discussed the proposal generally and as an alternative to the previously announced spin off of the Company’s availability services business, the board discussed how the proposed transaction might proceed, including reviewing with its advisors the timetable provided to the Company by Silver Lake Partners. The board of directors then authorized Credit Suisse First Boston and Shearman & Sterling to commence negotiations with Silver Lake Partners and its legal advisors, Ropes & Gray LLP (“Ropes & Gray”), regarding the key terms of the proposed transaction in order to ascertain whether Silver Lake Partners would agree to terms acceptable to the board. If Silver Lake Partners agreed to acceptable terms, the board agreed to authorize management to discuss with Silver Lake Partners the terms on which management might participate in the transaction. If management and Silver Lake Partners reached preliminary agreement, the board agreed to authorize Silver Lake Partners to discuss the proposed transaction with a limited number of potential private equity partners previously identified by Silver Lake Partners, in accordance with the terms of the confidentiality agreement entered into with Silver Lake Partners. After consulting with Shearman & Sterling, the board determined that Mr. Conde would be excluded from future communications to and from the board regarding the transaction because, as a member of management, he could become a participant in the proposed transaction. In addition, the board instructed management to continue to refrain from discussing with Silver Lake Partners the terms on which management might participate in the transaction until specifically authorized by the board.

Another special meeting of the board of directors (excluding Mr. Conde) was held by telephone on February 2, 2005. At the meeting, the board reviewed and discussed with its advisors the key transaction terms to be proposed to Silver Lake Partners and Ropes & Gray. These key terms covered the scope of the representations, warranties and covenants to be made by both parties in a definitive agreement, as well as the parties’ conditions to closing the transaction and provisions relating to the termination of such agreement. The board instructed its advisors that it would not approve a definitive agreement that was contingent upon Silver Lake Partners’ ability to obtain financing for the transaction; that the board must have the right to change its recommendation to the Company’s stockholders with respect to the transaction if required by its fiduciary duties to do so; that the board must be able to terminate the agreement if it received a superior proposal following execution of a definitive agreement; that the fee payable by the Company if it terminated the agreement must be reasonable; and that the investor group must be liable to the Company if Merger Co breached its obligations under the definitive agreement. The board also discussed the price to be paid by Silver Lake Partners and authorized Credit Suisse First Boston to propose, on behalf of the board, a purchase price of $36.00 per share.

At that meeting, the board also approved the retention by management of separate legal counsel to represent it in connection with the proposed transaction, should agreement on the key terms of the transaction be reached between the Company and Silver Lake Partners. In addition, several board members suggested that it might be beneficial to the transaction if Credit Suisse First Boston offered to provide debt financing to the investor group in connection with the transaction, given Credit Suisse First Boston’s familiarity with the Company and the board’s requirements for a transaction with the greatest amount of certainty of completion. However, no determination on this matter was made at that time.

On February 3, 2005, a Credit Suisse First Boston representative telephoned a representative of Silver Lake Partners to discuss further the proposed purchase price. On February 4, 2005, Silver Lake Partners agreed that it would be prepared to proceed on the basis of a proposed price of $36.00 per share. Silver Lake Partners also indicated that the $36.00 per share price was its final offer. Later that day, a special meeting of the board of directors (excluding Mr. Conde) was held by telephone. At the meeting, Credit Suisse First Boston reported that Silver Lake Partners was willing to proceed on the basis of an increased per share price of $36.00. The board reviewed the revised Silver Lake Partners proposal and the key transaction terms proposed to Silver Lake Partners and authorized the retention of the law firm of Morgan, Lewis & Bockius LLP (“Morgan Lewis”) to represent management in connection with the proposed transaction. The board agreed that the Company would reimburse management for, or pay, the fees and expenses of Morgan Lewis in connection with such representation.

At special meetings of the board (excluding Mr. Conde) held by telephone on February 6 and February 8, 2005, representatives of Credit Suisse First Boston and Shearman & Sterling updated the board on the status of discussions with Silver Lake Partners and Ropes & Gray on the key terms of the transaction, and discussed with the board unresolved key terms, including with respect to a closing condition (requested by Silver Lake Partners) that the investor group has received its financing for the transaction, as well as with respect to the termination fee payable by the investor group if Merger Co breached its obligations under the definitive agreement. After discussion, the board gave guidance to its advisors as to how to negotiate these unresolved key terms and instructed them to propose an alternative to a financing condition that would be tied to the absence of specified market and lender disruptions and to continue to negotiate with respect to the termination fee to be payable by the investor group. Between the February 8 meeting and the next day, a preliminary agreement was reached with Silver Lake Partners on the key terms. Another special meeting of the board (excluding Mr. Conde) was held by telephone on February 9, 2005. At that meeting the board authorized management and Morgan Lewis to discuss with Silver Lake Partners the terms on which management might participate with Silver Lake Partners and the other private equity firms in the transaction.

On February 18, 2005, management reached preliminary agreement with Silver Lake Partners on the principal terms of management’s participation in the transaction. These terms included 5-year employment agreements, a 15% incentive equity pool, and an investment commitment from Mr. Conde in the range of $10 million to $20 million, and from the next six senior executive officers in the range of $15 million to $20 million in the aggregate. In light of this, Mr. James Mann, Chairman of the board of directors of the Company, authorized the Company to enter into confidentiality agreements with four other private equity firms identified by Silver Lake Partners. These confidentiality agreements were substantially similar to the one entered into between the Company and Silver Lake Partners. The four firms and their advisors were subsequently permitted to commence due diligence investigations with respect to the Company on February 22, 2005.

On February 23, 2005, a special meeting of the board of directors (excluding Mr. Conde) was held by telephone. At that meeting, representatives of Credit Suisse First Boston updated the board as to the status of Silver Lake Partners’ discussions with management and with the other private equity firms and potential debt financing sources. Shearman & Sterling described to the board the principal terms of a draft merger agreement to be sent to Silver Lake Partners and Ropes & Gray.

On February 24, 2005, Shearman & Sterling delivered an initial draft of a merger agreement to Ropes & Gray.

On February 25, 2005, Silver Lake Partners confirmed to the Company’s advisors that it and the four other private equity firms engaged in due diligence were willing to proceed with the transaction on substantially the basis of the key terms preliminarily agreed to between Silver Lake Partners and the Company on February 9, subject to satisfactory completion of their due diligence.

On March 3, 2005, a regular meeting of the board of directors was held at the New York offices of Shearman & Sterling. At that meeting, the board received a report on the Company’s 2004 financial results and 2005 budget, as well as reports on the status of the proposed spin off of the Company’s availability services business and the status of the transaction with Silver Lake Partners. The board discussed, in the absence of Credit Suisse First Boston’s representatives, whether Credit Suisse First Boston should offer to provide debt financing to Silver Lake Partners and its partners in light of the board’s requirement for a transaction with the greatest amount of certainty of completion. In connection with that possibility, the board also discussed the desirability of obtaining an additional fairness opinion from another internationally recognized investment banking firm as to the fairness of the consideration payable in the transaction. Following discussions that took place during the period from March 3 through March 8, 2005, the board authorized Credit Suisse First Boston to offer to provide debt financing to the investor group for the proposed transaction, subject to certain procedural safeguards. However, based on the progress of Silver Lake Partners’ discussions with other debt financing sources, it was ultimately decided that there was no need for Credit Suisse First Boston to provide any debt commitment letters to the investor group.

Ropes & Gray delivered comments on the draft merger agreement to Shearman & Sterling on March 8, 2005. Also on March 8, a special meeting of the board of directors (excluding Mr. Conde) was held by telephone. At the meeting, Shearman & Sterling reviewed with the board Ropes & Gray’s comments on the draft merger agreement. The board discussed issues raised by these comments, including with respect to the length of the marketing period that Merger Co may use to complete its financing for the merger; the parameters for what would constitute a superior proposal (the receipt of which would allow the board to terminate the agreement) and the ability of the board to change its recommendation to the Company’s stockholders with respect to the transaction even if not a result of a superior proposal. The board also considered a request by Silver Lake Partners made earlier the same day that three additional private equity firms be allowed to join the potential group of investors. After discussing this request, the board decided to allow the additional firms to sign confidentiality agreements and commence their due diligence investigations.

On or about March 9, 2005, management advised Mr. Mann that there were severe resource constraints involved in continuing to work on completing the previously announced spin off of the Company’s availability services business by the end of April, while at the same time handling all of the due diligence and other demands of the transaction with Silver Lake Partners and operating the Company’s businesses. On or about March 13, 2005, after discussions among the directors, Mr. Mann informed management that, in light of the progress that had been made on the transaction with Silver Lake Partners and the strains imposed on management by continuing to work on the spin off, as well as operating the business of the Company, they should concentrate their efforts on the transaction rather than the spin off.

At a special meeting of the board held by telephone on March 16, 2005, the board identified possible candidates to provide the additional fairness opinion to the board with respect to the fairness of the consideration in connection with the proposed transaction, as discussed at the March 3 board meeting. The board authorized directors Michael Brooks and Bernard Goldstein to interview Lazard Frères & Co. LLC (“Lazard”) and, if necessary, another potential candidate. After Mr. Brooks interviewed Lazard on March 17, 2005, the board engaged Lazard to render an opinion, if and when requested by the board, as to the fairness of the consideration to be received in connection with the transaction.

During the period from March 17 through March 20, 2005, the parties continued to negotiate the terms of the draft merger agreement.

Early in the morning on March 21, 2005, The New York Post reported that the Company was in talks with a consortium of seven private equity investors regarding an acquisition of the Company. The Company issued a press release later the same morning before the opening of trading confirming that it was in merger discussions.

At an informal meeting of directors (excluding Mr. Conde) held by telephone on March 21, 2005, Lazard provided its preliminary views as to the Company’s value. Lazard had not been informed of the transaction terms, including the $36.00 per share price being proposed by Silver Lake Partners, before the March 21 discussion. Lazard’s materials included a financial analysis based on a preliminary analysis of selected publicly traded companies, a preliminary analysis of selected merger and acquisition transactions, a preliminary analysis of the present value of SunGard’s projected free cash flows and a preliminary analysis of premiums paid in merger and acquisition transactions.

On March 22, 2005, representatives from Silver Lake Partners and Kohlberg Kravis Roberts & Co., one of the other private equity investors conducting due diligence (“KKR”), informed representatives of Credit Suisse First Boston that Silver Lake Partners had not received sufficient commitments from other members of the investor group to finance an acquisition at a purchase price of $36.00 per share and that Silver Lake Partners and KKR would require more time in order to secure sufficient commitments. In particular, representatives of Credit Suisse First Boston were informed that most of the seven members of the investor group were not prepared to proceed on the basis of a purchase price of $36.00 per share, with those members being either prepared to proceed at a purchase price of $34.00 per share or undecided.

A special meeting of the board of directors (excluding Mr. Conde) was held at Shearman & Sterling’s offices in New York on March 22, 2005. At the meeting, Credit Suisse First Boston reviewed with the board of directors an illustrative timetable of events between the announcement and closing of any sale transaction. Credit Suisse First Boston’s materials also included financial analysis based on a preliminary analysis of selected publicly traded companies, a preliminary analysis of selected merger and acquisition transactions and a preliminary analysis of the present value of SunGard’s projected free cash flows. This financial analysis was substantially similar to Credit Suisse First Boston’s presentations to the board on December 14, 2004 and February 1, 2005, except that this presentation was updated to reflect revised projections of the Company, minor revisions to the lists of selected publicly traded companies and selected merger and acquisition transactions used in connection with the preliminary analysis of selected publicly traded companies and the preliminary analysis of selected merger and acquisition transactions, respectively, and market data, including the number of outstanding shares of the Company’s common stock on a fully-diluted basis, as of March 18, 2005. Credit Suisse First Boston also updated the board with respect to the lack of sufficient equity commitments to finance an acquisition at a purchase price of $36.00 per share and Silver Lake Partners’ request for more time in order to secure such commitments. Because of a concern about obtaining sufficient equity financing and to increase the possibility that a transaction acceptable to the board could be consummated, representatives of Credit Suisse First Boston also informed the board that, with the board’s consent, Credit Suisse First Boston could explore whether certain private equity funds managed by entities affiliated or associated with Credit Suisse First Boston would be willing to offer to provide equity financing for the transaction at the proposed $36.00 per share purchase price. After discussion, the board requested that Credit Suisse First Boston discuss such possibility with its affiliates. In their preliminary discussions about providing such equity financing, Credit Suisse First Boston and Silver Lake Partners agreed that it was desirable for Silver Lake Partners and KKR to obtain the required equity financing from other sources. Concurrently, with the permission of the board, Silver Lake Partners and KKR contacted several additional private equity groups to discuss potential interest in joining the private equity consortium engaged in discussions to acquire SunGard. Because Silver Lake Partners and KKR were able to obtain sufficient equity commitments from other private equity sources, the board and Credit Suisse First Boston did not need to further consider the possibility of affiliates of Credit Suisse First Boston providing any equity commitment.

The board also discussed with Shearman & Sterling certain issues raised in connection with the draft merger agreement during discussions with Ropes & Gray over the course of the prior week, including with respect to the length of the marketing period that Merger Co could use to complete the financing for the proposed transaction; whether the board could terminate the agreement if it received a better offer following stockholder approval of the transaction; the ability of the board to change its recommendation of the transaction for any reason (as opposed to just for a superior proposal); the ability of the board to continue planning for (but not implementing) the spin-off of the Company’s availability services business; the scope of the closing condition relating to the accuracy of representations and warranties; and whether the guarantees to be given by the funds affiliated with the members of the investor group should be joint and several. The board gave guidance to Shearman & Sterling as to how to respond to the issues raised by Ropes & Gray.

After further discussion, the Board directed Credit Suisse First Boston to contact Silver Lake Partners that day and inform it that, unless the investor group confirmed its willingness to pay $36.00 per share by the end of the day on Thursday, March 24, 2005, the Company would issue a press release announcing the termination of merger discussions. Credit Suisse First Boston contacted representatives of Silver Lake Partners and KKR and conveyed that message.

On March 24, 2005, representatives of Silver Lake Partners and KKR confirmed that the investor group consisting of private equity funds sponsored by Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts, Providence Equity Partners and Texas Pacific Group were prepared to proceed on the basis of the proposed $36.00 per share price. These representatives also confirmed that two of the previous members of the investor group decided not to participate at the $36.00 per share price.

During the period from March 24 through March 27, 2005, the parties and their respective advisors finalized the terms of the merger agreement. They also finalized the terms of separate agreements to be entered into by the funds sponsored by the members of the investor group under which such funds would guarantee certain payment obligations of Merger Co under the merger agreement subject to a cap. In addition, during this time period, management, members of the investor group, Morgan Lewis and Ropes & Gray continued to negotiate the terms on which management would participate in the transaction including employment terms, severance, investment commitment, incentive equity and representation on the board of directors of the surviving corporation or its holding company or holding companies. The negotiation of these terms did not at any time result in any changes to the transaction terms reflected in the merger agreement and the guarantees to be provided by the funds sponsored by the members of the investor group. Agreement between the investor group and the management participants was reached on March 27, 2005 as to the terms of their participation in the transaction, and each management participant entered into substantially identical management agreements with the investor group. The terms of the management agreements are described below under “Special Factors—Interests of the Company’s Directors and Officers in the Merger”.

During the period from mid-February to March 25, 2005, a number of parties unaffiliated with members of the investor group contacted individual members of the board and representatives of Credit Suisse First Boston expressing interest, on their own behalf or on behalf of their clients, in pursuing a transaction with the Company. All of these communications were reported to the board. Although each of these parties was advised to submit a proposal to the Company if the party was interested in pursuing a transaction with the Company, none of these parties proposed specific terms for a transaction, and none submitted proposals to the Company. In addition, a representative of an interested party contacted Credit Suisse First Boston during the week of March 21 (following the press stories regarding the existence of merger discussions) and indicated that its client would not be interested in pursuing a transaction with the Company at the price level that had been reported or in a competitive situation. The representative informed Credit Suisse First Boston, however, that its client might be interested in pursuing a transaction with the Company at a lower price than had been reported if discussions between the Company and the investor group were discontinued. No other party expressing interest in pursuing a transaction with the Company indicated that it would be competitive with the price level that had been reported in press stories regarding the existence of merger discussions.

The Company’s board (excluding Mr. Conde and Mr. Robert E. King, who was unable to attend the meeting in person or by telephone due to his travel schedule) held another special meeting on March 27, 2005, at the offices of the Company, in which representatives of Credit Suisse First Boston, Lazard, Shearman & Sterling and Morgan Lewis participated. Shearman & Sterling outlined for the board its fiduciary duties in connection with the proposed transaction. In addition, Shearman & Sterling described how the principal unresolved issues discussed at the March 22 board meeting had been resolved and reviewed with the board the other principal final terms of the merger agreement. Morgan Lewis summarized for the board the terms on which management would participate in the transaction. Also at this meeting, Credit Suisse First Boston reviewed with the board its financial analysis of the merger consideration. This financial analysis was substantially similar to Credit Suisse First Boston’s presentations to the board on December 14, 2004, February 1, 2005 and March 22, 2005, except that this presentation was updated to reflect market data as of March 24, 2005 for the selected publicly traded companies used in the analysis of selected publicly traded companies. Credit Suisse First Boston also rendered to the board an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock (other than certain employees of the Company who will invest in securities of the surviving corporation). Lazard then delivered its financial analyses in connection with the proposed transaction. These analyses were identical to the analyses provided by Lazard to the Company’s board on March 21, 2005, except they also included a summary of the key terms of the proposed merger, an analysis of break-up fees paid in comparable transactions and included additional information with respect to implied multiples for the Company based on the $36.00 offer price and for the price at which the Company’s common stock was trading following the issuance of the March 21, 2005 press release confirming the merger discussions. At the end of its presentation, Lazard delivered its written opinion as to the fairness as of the date thereof, from a financial point of view, of the consideration to be paid to the holders of the Company’s common stock (other than Merger Co, any stockholders of Merger Co, any of the Company’s directors or management and any stockholders of the Company who properly exercise dissenters’ rights) in the merger. Following discussions and questions by the board members to the Company’s financial and legal advisors, the Company’s board, by unanimous action of the directors present, approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s stockholders adopt the merger agreement.

After the March 27 meeting of the Company’s board, the Company and Merger Co executed the merger agreement and issued a press release announcing the merger.

Reasons for the Merger

After careful consideration, the Company’s board of directors (excluding Cristóbal Conde and Robert E. King, who was unable to attend the March 27 meeting in person or by telephone due to his travel schedule), by unanimous vote of those present at the meeting of the board of directors called for that purpose, approved and determined the merger agreement advisable and declared that the merger agreement and the merger, on the terms and conditions set forth in the merger agreement, are fair to and in the best interests of the Company and its unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation). The absence of Mr. Conde from the March 27 meeting for the reasons described under “Special Factors—Background of the Merger” on page 18 and the absence of Mr. King from the March 27 meeting due to his travel schedule did not, in either case, represent a disapproval of the merger agreement or a determination not to recommend that the Company’s stockholders vote for the adoption of the merger agreement. Each of Messrs. Conde and King, together with each of the other board members, recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement. In the course of reaching its decision to approve the merger agreement, the Company’s board of directors consulted with the Company’s financial and legal advisors and considered the following factors, each of which it believed supported its decision:

•	its belief that the merger was more favorable to unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation) than any other alternative reasonably available to the Company and its stockholders because of the uncertain returns to such stockholders in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, the nature of the financial services industry on which the Company’s business largely depends, and general industry, economic and market conditions, both on an historical and on a prospective basis;

•	its belief that the Company’s previously announced plan to spin off its availability services business into a separate publicly traded company would not provide greater value to stockholders within a timeframe comparable to that in which the merger would be completed, and the fact that the cash merger price of $36.00 per share represented a substantial premium to the trading price of the Company’s common stock during the period since the public announcement of the proposed spin off;

•	the potential value that might result from other alternatives available to the Company, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•	the current and historical market prices of the Company’s common stock, including the market price of the Company’s common stock relative to those of other industry participants and general market indices, the fact that the cash merger price of $36.00 per share represented premiums of approximately 44.3% to the closing price on March 18, 2005, the last trading day before the Company confirmed that it was in merger discussions, approximately 39.3% to the average closing price of the Company’s common stock for the 30 trading days prior to March 27, 2005 and approximately 25.7% to the highest closing price for the Company’s common stock during the 12-month period prior to March 27, 2005 and the fact that, during the period from March 17, 2000 to March 18, 2005, the Company’s common stock closed at or above $34.00 only eight times and never closed at or above $35.00;

•	the cash merger price of $36.00 per share represents a premium of approximately 29.6% over the highest purchase price that the Company paid in purchases of its common stock during the past two years, as described under “Transactions in Shares of Common Stock”;

•	the financial presentation of Credit Suisse First Boston, including its opinion as to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than certain employees of the Company who will invest in securities of the surviving corporation) of the merger consideration to be received by such holders in the merger (see “Special Factors—Opinion of Credit Suisse First Boston LLC”);

•	the financial presentation of Lazard, including its opinion as to the fairness as of the date thereof, from a financial point of view, of the consideration to be paid to the holders of the

Company’s common stock (other than Merger Co, any stockholders of Merger Co, any of the Company’s directors or management and any stockholders of the Company who properly exercise dissenters’ rights) in the merger (see “Special Factors—Opinion of Lazard Frères & Co. LLC”);

•	the efforts made by the Company and its advisors to negotiate and execute a merger agreement favorable to the Company;

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors (see “The Merger Agreement”) and the fact that they were the product of arm’s-length negotiations between the parties;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation) to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement, prior to the completion of the merger, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Merger Co of a $300 million termination fee (representing approximately 2.7% of the total equity value of the transaction) or, if the termination is in connection with the sale of the Company’s availability services business, a $200 million termination fee (representing approximately 1.8% of the total equity value of the transaction) (see “The Merger Agreement—Termination” and “The Merger Agreement—Fees and Expenses”);

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” and Annex D);

•	the commitment made by Merger Co to treat the Company’s employees in a fair and equitable manner, including to provide (until December 31, 2006) each employee of the Company with at least the same level of base salary that was provided to such employee immediately prior to the merger and to provide employee benefits and incentive compensation opportunities (other than equity-based compensation) to employees that are no less favorable in the aggregate than those provided to employees as a group immediately prior to the merger;

•	the fact that no alternative credible competitive proposal to acquire the Company had been made since October 4, 2004, the date the Company announced its plan to spin off its availability services business, or since March 21, 2005, the date on which the existence of merger discussions was confirmed by the Company;

•	the fact that, during the past two years, no other firm offer had been made for the merger or consolidation of the Company, the sale or transfer of all or a substantial portion of the assets of the Company or a purchase of the Company’s securities that would enable the holder to exercise control of the Company; and

•	the fact that the Company would not have to establish damages in the event of a breach by Merger Co of the merger agreement in light of the $300 million termination fee.

In addition, the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of SunGard’s unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation). These procedural safeguards include the following:

•	the fact that, other than the acceleration of restricted stock or options to acquire shares of SunGard common stock held by each director, and other than the equity investment and employment arrangements by Cristóbal Conde in and with the surviving corporation, the directors will not receive any consideration in connection with the merger that is different from that received by any other stockholder of SunGard (other than certain executive officers and other members of senior management who will invest in equity securities of the surviving corporation or its parent);

•	the fact that the board of directors negotiated the terms of the merger agreement, including the amount of the merger consideration, without the participation of Mr. Conde;

•	the fact that the board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Conde, and with knowledge of the interests of Mr. Conde and the other management participants in the merger;

•	the fact that the opinion of Credit Suisse First Boston addresses the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company’s common stock other than certain employees of the Company who will invest in securities of the surviving corporation, and the fact that the opinion of Lazard addresses the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company’s common stock other than any of the Company’s directors or management;

•	the fact that the board of directors did not permit the management participants to discuss the terms of their participation in the merger with Silver Lake Partners until the board of directors and Silver Lake Partners had reached a preliminary agreement on the key terms of the proposed merger;

•	the fact that the board of directors did not permit Silver Lake Partners to approach possible equity and debt financing sources or conduct thorough due diligence of the Company until the Company and Silver Lake Partners had reached a preliminary agreement on the key terms of the transaction, and management and Silver Lake Partners had agreed on the principal terms of management’s participation in the transaction;

•	the fact that the Company is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior transaction; and

•	the fact that under Delaware law, the stockholders of SunGard have the right to demand appraisal of their shares.

In light of the procedural safeguards discussed above, the board of directors did not consider it necessary to form a special committee of directors to consider the merger or to require adoption of the merger agreement by at least a majority of the Company’s unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation). In that regard, stockholders should note that as of June 17, 2005, the record date, executive officers and members of senior management held and are entitled to vote, in the aggregate, less than 1% of the Company’s outstanding common stock. Also in light of the procedural safeguards discussed above, the board of directors reached its determination to approve and recommend the merger agreement and the merger without retaining an unaffiliated representative to act solely on behalf of Company’s unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation).

The Company’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that an all cash transaction would be taxable to the Company’s stockholders for U.S. federal income tax purposes;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that the Company’s unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation) will not participate in any future earnings or growth of SunGard and will not benefit from any appreciation in value of SunGard;

•	the terms of management participation in the merger and the fact that the Company’s executive officers have interests in the transaction that are different from, or in addition to, those of SunGard’s other stockholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the Company is entering into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that its remedy in connection with a breach of the merger agreement by Merger Co, even a breach that is deliberate or willful, is limited to $300 million (the amount of the termination fee payable by Merger Co in such circumstances); and

•	the fact that the Company does not have the ability to seek specific performance by Merger Co or sue Merger Co for damages under the merger agreement.

In the course of reaching its decision to approve the merger agreement, the Company’s board of directors did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business and views the trading history of the Company’s common stock as an indication of its value as such. The board of directors believes that the liquidation value would be significantly lower than the Company’s value as a viable going concern and that, due to the fact that the Company is being sold as a going concern, the liquidation value of the Company is irrelevant to a determination as to whether the merger is fair to the Company and its unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation). Further, the board of directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of SunGard as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of December 31, 2004 was $11.28. This value is substantially below the $36.00 per share cash merger consideration.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s board of directors:

•	by unanimous vote of those present at the meeting of the board of directors called for that purpose (excluding Cristóbal Conde and Robert E. King, who was unable to attend the meeting in person or by telephone due to his travel schedule), has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation);

•	by unanimous vote of those present at the meeting of the board of directors called for that purpose (excluding Mr. Conde and Mr. King, who was unable to attend the meeting in person or by telephone due to his travel schedule), has approved the merger agreement; and

•	unanimously recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Credit Suisse First Boston LLC

Credit Suisse First Boston has acted as SunGard’s financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, SunGard requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of SunGard common stock (other than certain employees of SunGard who will invest in securities of the surviving corporation) of the merger consideration. On March 27, 2005, at a meeting of the SunGard board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the SunGard board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 27, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of SunGard common stock (other than certain employees of SunGard who will invest in securities of the surviving corporation).

The full text of Credit Suisse First Boston’s written opinion, dated March 27, 2005, to the SunGard board of directors, which sets forth the procedures followed, assumptions made,

matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this proxy statement by reference. Holders of SunGard common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston’s opinion was provided to the SunGard board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Copies of Credit Suisse First Boston’s written presentations to the board of directors of SunGard have been attached as exhibits to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger. The written presentations will be available for any interested SunGard stockholder (or any representative of the stockholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentations at the office of, or obtain them by mail from, the Securities and Exchange Commission.

In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and certain related documents as well as certain publicly available business and financial information relating to SunGard. Credit Suisse First Boston also reviewed certain other information relating to SunGard, including financial forecasts, provided to or discussed with Credit Suisse First Boston by SunGard, and met with the management of SunGard to discuss the business and prospects of SunGard. Credit Suisse First Boston also considered certain financial and stock market data of SunGard, and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to that of SunGard and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been recently effected or announced. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

SunGard did not give Credit Suisse First Boston any specific instructions, including what valuation methodologies to use, with respect to its opinion. In connection with its opinion, Credit Suisse First Boston utilized customary valuation methodologies based on its experience and judgment in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and similar transactions. In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for SunGard which Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised by the management of SunGard, and assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of SunGard’s management as to the future financial performance of SunGard. Credit Suisse First Boston also assumed, with SunGard’s consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on SunGard or the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of SunGard, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston’s opinion addresses only the fairness, from a financial point of view, to the holders of

SunGard common stock (other than certain employees of SunGard who will invest in securities of the surviving corporation) of the merger consideration and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse First Boston’s opinion was necessarily based upon information made available to it as of the date thereof and upon financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse First Boston was not requested to, and it did not, solicit third party indications of interest in acquiring SunGard. Credit Suisse First Boston’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to SunGard, nor does it address the underlying business decision of SunGard to proceed with the merger. Except as described above, SunGard imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to the SunGard board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SunGard. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to SunGard or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the SunGard board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the SunGard board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to the SunGard board of directors in connection with Credit Suisse First Boston’s opinion dated March 27, 2005. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Selected Companies Analysis

Using publicly available information, Credit Suisse First Boston reviewed the market values and trading multiples of the selected publicly held companies and selected indices described below for each of SunGard’s investment support/higher education/public sector systems and availability services businesses.

Investment Support/Higher Education/Public Sector Systems Business. In the case of SunGard’s investment support/higher education/public sector systems business, Credit Suisse First Boston reviewed the market values and trading multiples of the following five selected publicly traded financial services companies and three publicly traded securities trading companies, which operate in market sectors and/or have businesses and holdings similar to those of SunGard’s investment support/higher education/public sector systems business:

Financial Services Companies	Securities Trading Companies
• Automatic Data Processing, Inc. • Fiserv, Inc. • DST Systems, Inc. • SEI Investments Company • The BISYS Group, Inc.	• Chicago Mercantile Exchange Holdings Inc. • FactSet Research Systems Inc. • Archipelago Holdings, Inc.

Availability Services Business. In the case of SunGard’s availability services business, Credit Suisse First Boston reviewed the market values and trading multiples of the following six selected publicly traded business continuity services companies and two S&P 500 Industry Indices, which operate in market sectors and/or have businesses and holdings similar to those of SunGard’s availability services business:

Business Continuity Services Companies	S&P 500 Industry Indices
• International Business Machines Corporation	• Industrials
• Hewlett-Packard Company	• Utilities
• Accenture Ltd
• Electronic Data Systems Corporation
• Computer Sciences Corporation
• Affiliated Computer Services, Inc.

Multiples were based on closing stock prices as of March 24, 2005. Estimated data for the selected companies were based on publicly available research analysts’ estimates. Estimated data for SunGard’s investment support/higher education/public sector systems and availability services businesses were based on internal estimates of SunGard’s management. Credit Suisse First Boston compared enterprise values, calculated as equity value plus debt, minority interest, preferred stock, all out-of-the-money convertibles, less cash and cash equivalents, as multiples of calendar years 2005 and 2006 estimated revenue and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Credit Suisse First Boston also compared equity values per share as multiples of calendar years 2005 and 2006 estimated earnings per share, commonly referred to as P/E. In the case of SunGard’s investment support/higher education/public sector systems business, Credit Suisse First Boston then applied ranges of enterprise value multiples for the selected companies of 2.0x - 2.5x to calendar years 2005 to 2006 estimated revenue and 7.5x - 9.5x and 7.0x - 9.0x to calendar years 2005 and 2006 estimated EBITDA, respectively, and P/E multiples of 17.0x - 22.0x and 15.0x - 20.0x to calendar years 2005 and 2006 estimated unlevered net income, respectively, in order to derive an implied enterprise value reference range for SunGard’s investment support/higher education/public sector systems business. In the case of SunGard’s availability services business, Credit Suisse First Boston then applied ranges of enterprise value multiples for the selected companies of 2.0x - 3.0x to calendar years 2005 and 2006 estimated revenue and 6.5x - 8.5x and 6.0x - 8.0x to calendar years 2005 and 2006 estimated EBITDA, respectively, and P/E multiples of 14.0x - 18.0x and 13.0x - 17.0x to calendar years 2005 and 2006 estimated unlevered net income, respectively, in order to derive an implied enterprise value reference range for SunGard’s availability services business. Credit Suisse First Boston then calculated an implied enterprise value reference range for SunGard by adding these implied enterprise value reference ranges together. SunGard’s net debt as of December 31, 2004 was then deducted in order to derive an implied equity reference range for SunGard from which an implied per share equity reference range was derived. Credit Suisse First Boston then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for SunGard, as compared to the per share merger consideration of $36.00:

Implied Per Share Equity Reference Range For SunGard	Per Share Merger Consideration

$24.73 – $31.59	$36.00

Selected Acquisitions Analysis

Using publicly available information, Credit Suisse First Boston reviewed the transaction value multiples in the selected transactions described below for each of SunGard’s investment support/higher education/public sector systems and availability services businesses.

Investment Support/Higher Education/Public Sector Systems Business. In the case of SunGard’s investment support/higher education/public sector systems business, Credit Suisse First Boston reviewed the transaction value multiples of the following 21 selected transactions, which transactions involved companies with businesses and holdings similar to those of SunGard’s investment support/higher education/public sector systems business:

Acquiror	Target
• Fidelity Investments	• BHC Investments Inc.
• Computershare Limited	• EquiServe Inc.
• Fidelity National Financial, Inc.	• InterCept, Inc.
• Bank of America Corporation	• National Processing, Inc.
• Thomas H. Lee Partners LP	• Refco Group Ltd LLC

Acquiror	Target
• The Nasdaq Stock Market, Inc.	• Brut, LLC
• Metavante Corporation	• NYCE Corporation
• Morgan Stanley	• Barra, Inc.
• The Thomson Corporation	• TradeWeb Group LLC
• Fidelity National Financial, Inc.	• Aurum Technology, Inc.
• SunGard Data Systems Inc.	• Sytems & Computer Technology Corporation
• First Data Corporation	• Concord EFS, Inc.
• Paychex, Inc.	• InterPay, Inc.
• Fidelity National Financial, Inc.	• ALLTEL Information Services, Inc.
• The Bank of New York Company, Inc.	• Pershing LLC
• Fiserv, Inc.	• Electronic Data Systems Corporation’s Consumer Network Services Business
• ICAP plc	• BrokerTec Global, L.L.C.’s trading operations
• Instinet Group Incorporated	• Island Holding Company, Inc.
• Fair Isaac Corporation	• HNC Software Inc.
• First Data Corporation	• NYSE Corporation
• U.S. Bancorp	• NOVA Corp.

Availability Services Business. In the case of SunGard’s availability services business, Credit Suisse First Boston reviewed the transaction value multiples of the following ten selected transactions, which transactions involved companies with businesses and holdings similar to those of SunGard’s availability services business:

Acquiror	Target
• Hewlett-Packard Company	• Synstar plc
• Bank of America Corporation	• National Processing, Inc.
• Bain Capital, Silver Lake Partners and Warburg Pincus	• Electronic Data Systems Corporation’s UGS PLM Solutions business
• CGI Group Inc.	• American Management Systems, Incorporated
• Hewlett-Packard Company	• Triaton GmbH
• First Data Corporation	• Concord EFS, Inc.
• Fiserv, Inc.	• Electronic Data Systems Corporation’s Consumer Network Services Business
• SunGard Data Systems Inc.	• Guardian iT
• SunGard Data Systems Inc.	• Comdisco, Inc.’s Availability Solutions business
• Affiliated Computer Services, Inc.	• Lockheed Martin IMS Corporation

Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated data for SunGard’s investment support/higher education/public sector systems and availability services businesses were based on internal estimates of SunGard’s management, adjusted by SunGard’s management to give pro forma effect to the disposition of Brut LLC and the acquisitions of Open Software Solutions, Inc., Inflow, Inc., Vivista Holdings Ltd, Integrity Treasury Solutions and Recognition Research, Inc. in order to account for the financial impact of these transactions that were not otherwise included in SunGard’s fiscal year 2004 financial results. Credit Suisse First Boston compared enterprise values in the selected transactions as multiples of latest 12 months revenue and EBITDA. Credit Suisse First Boston also compared equity values per share as multiples of latest 12 months earnings per share. In the case of SunGard’s investment support/higher education/public sector systems business, Credit Suisse First Boston then applied ranges of enterprise value multiples for the selected transactions of 2.0x - 2.5x to calendar year 2004 pro forma revenue and 9.0x - 12.0x to calendar year 2004 pro forma EBITDA, and P/E multiples of 22.0x - 26.0x to calendar year 2004 pro forma unlevered net income in order to derive an implied enterprise value reference range for SunGard’s investment support/higher education/public sector systems business. In the case of SunGard’s availability services business, Credit Suisse First Boston then applied ranges of enterprise value multiples for the selected transactions of 3.0x - 3.5x to calendar year 2004 pro forma revenue and 8.0x - 11.0x to calendar year 2004 pro forma EBITDA, and P/E multiples of 22.0x - 26.0x to calendar year 2004 pro forma unlevered net income in order to derive an implied enterprise reference range for SunGard’s availability services business. Credit Suisse First Boston then calculated an implied enterprise value reference range for SunGard by adding these implied enterprise value reference ranges together. SunGard’s net debt as of December 31, 2004 was then deducted in order to derive an implied equity reference range for SunGard from which an implied per share equity reference range was derived. Credit Suisse First Boston then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for SunGard, as compared to the per share merger consideration of $36.00:

Implied Per Share Equity Reference Range For SunGard	Per Share Merger Consideration

$30.07 – $37.62	$36.00

Discounted Cash Flow

Credit Suisse First Boston calculated the estimated present value of the standalone unlevered, after-tax free cash flows that SunGard’s investment support/higher education/public sector systems and availability services businesses could each generate from calendar year 2005 through calendar year 2009. Financial forecasts for each of those businesses were based on internal estimates of SunGard’s management, adjusted by SunGard’s management to give pro forma effect to the disposition of Brut LLC and the acquisitions of Open Software Solutions, Inc., Inflow, Inc., Vivista Holdings Ltd, Integrity Treasury Solutions and Recognition Research, Inc. in order to account for the financial impact of these transactions that were not otherwise included in SunGard’s 2004 financial results. Credit Suisse First Boston calculated ranges of estimated terminal values for SunGard’s investment support/higher education/public sector systems and availability services businesses by multiplying calendar year 2009 estimated EBITDA of such businesses by selected multiples ranging from 8.0x to 10.0x and 7.0x to 9.0x, respectively, based on the selected companies listed above under the captions “Selected Companies Analysis—Investment Support/Higher Education/Public Sector Systems Business” and “Selected Companies Analysis—Availability Services Business,” respectively. The estimated after-tax free cash flows and terminal values were then discounted to present value using discount rates of 11.0% to 13.0% in the case of SunGard’s investment support/higher education/public sector systems business and 10.5% to 12.5% in the case of SunGard’s availability services business, based on Credit

Suisse First Boston’s review of the weighted average cost of capital of the selected companies listed above under the captions “Selected Companies Analysis—Investment Support/Higher Education/Public Sector Systems Business” and “Selected Companies Analysis—Availability Services Business,” respectively. Credit Suisse First Boston then calculated an implied enterprise value reference range for SunGard by adding these implied enterprise value reference ranges together. SunGard’s net debt as of December 31, 2004 was then deducted in order to derive an implied equity reference range for SunGard from which an implied per share equity reference range was derived. Credit Suisse First Boston then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for SunGard, as compared to the per share merger consideration of $36.00:

Implied Per Share Equity Reference Range For SunGard	Per Share Merger Consideration

$28.84 – $36.12	$36.00

Other Factors

In rendering its opinion, Credit Suisse First Boston also reviewed and considered other factors, including:

•	the median premiums paid in all-cash merger and acquisition transactions, as well as all-cash merger and acquisition transactions in the technology sector, announced over a ten-year period preceding announcement of the merger with transaction values greater than $1 billion;

•	the low and high trading prices of SunGard common stock during the 52-week period ended March 18, 2005; and

•	publicly available research analysts’ reports for SunGard.

Miscellaneous

SunGard selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience and reputation, and its familiarity with SunGard and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

From time to time, Credit Suisse First Boston and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking and other financial services to SunGard, as well as the private investment firms whose affiliates are stockholders of Merger Co, and their respective affiliates, for which Credit Suisse First Boston has received, and would expect to receive, compensation. Credit Suisse First Boston previously has acted as financial advisor to SunGard in connection with SunGard’s divestiture of Brut LLC to the Nasdaq Stock Market Inc. in September 2004, for which Credit Suisse First Boston received fees of approximately $3.5 million. Credit Suisse First Boston also has acted as financial advisor to SunGard in connection with SunGard’s proposed spin-off transaction, for which SunGard has agreed to pay Credit Suisse First Boston $1 million. Credit Suisse First Boston and certain of its affiliates and employees and certain private investment funds affiliated or associated with Credit Suisse First Boston have invested in private equity funds managed or advised by the private investment firms whose affiliates are stockholders of Merger Co. In addition, at SunGard’s request, Credit Suisse First Boston or one or more of its affiliates may offer to provide, or otherwise assist Merger Co in obtaining, all or a portion of the financing in connection with the merger, for which Credit Suisse First Boston would receive additional compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of SunGard, Merger Co, affiliates of the stockholders of Merger Co and any other company that may be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

SunGard has agreed to pay Credit Suisse First Boston for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $35 million, $5 million of which became payable upon Credit Suisse First Boston’s delivery of its opinion. SunGard has also agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston with the consent of the Company, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. In addition, Credit Suisse First Boston will be entitled to a small discount, which will be no greater than 20 basis points, and a flat administrative fee, which will be no greater than $150,000 in the aggregate, with respect to any shares of SunGard common stock purchased in connection with its facilitation of the exercise of options by SunGard’s management participants, as described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

Opinion of Lazard Frères & Co. LLC

Under an engagement letter, dated March 17, 2005, SunGard retained Lazard to perform a financial analysis of SunGard and to render an opinion to the board of directors of SunGard as to the fairness, from a financial point of view, to holders of SunGard’s common stock (other than Merger Co, any stockholders of Merger Co, any of SunGard’s directors or management and any stockholders of SunGard who properly exercise dissenters’ rights) of the consideration to be paid to such holders in the merger. Lazard has delivered to SunGard’s board of directors a written opinion, dated March 27, 2005, that, as of that date, the consideration to be paid to the holders of SunGard common stock (other than Merger Co, any stockholders of Merger Co, any of SunGard’s directors or management and any stockholders of SunGard who properly exercise dissenters’ rights) in the merger is fair to such holders, from a financial point of view. SunGard did not give Lazard any specific instructions, including what valuation methodologies to use, with respect to making its fairness opinion. In connection with Lazard’s fairness opinion, Lazard used customary valuation methodologies based on Lazard’s experience and judgment in the valuation of businesses and their securities in connection with mergers and acquisitions, recapitalizations and similar transactions.

The full text of the Lazard opinion is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to SunGard’s board of directors and only addresses the fairness to the holders of SunGard common stock (other than Merger Co, any stockholders of Merger Co, any of SunGard’s directors or management and any stockholders of SunGard who properly exercise dissenters’ rights) of the consideration to be paid to such holders in the merger from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address the merits of the underlying decision by SunGard to engage in the merger and is not intended to and does not constitute a recommendation to any stockholder of SunGard as to how such holder should vote with respect to the merger or any matter relating thereto. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

In the course of performing its review and analyses in rendering its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated March 27, 2005, of the merger agreement;

•	analyzed certain historical publicly available business and financial information relating to SunGard;

•	reviewed various financial forecasts and other data provided to Lazard by SunGard relating to its businesses;

•	held discussions with members of the senior management of SunGard with respect to the businesses and prospects of SunGard;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of SunGard;

•	reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to that of SunGard and in other industries generally;

•	reviewed the historical stock prices and trading volumes of SunGard common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of SunGard, or concerning the solvency or fair value of SunGard. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of SunGard as to the future financial performance of SunGard. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard was not authorized to solicit, and did not solicit, third parties regarding alternatives to the merger, nor was Lazard involved in the negotiation of, or any other aspect of, the merger.

In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by SunGard and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on SunGard or the merger. Lazard also assumed that the executed merger agreement would conform in all material respects to the draft agreement reviewed by Lazard. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that SunGard obtained such advice as it deemed necessary from qualified professionals. In addition, Lazard did not express any opinion as to any agreement or other arrangement entered into by any employee or director of SunGard in connection with the merger.

The following is a summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. For purposes of Lazard’s review, Lazard utilized, among other things, projections of the future financial performance of SunGard, as prepared by the management of SunGard.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SunGard. No company, transaction or business used in Lazard’s analyses as a comparison is identical to SunGard or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Market Review

Lazard reviewed share price data for SunGard for the 52-week period ended March 18, 2005 and observed that during this period, SunGard’s closing share price ranged from $22.54 per share to $28.64 per share. In addition, Lazard reviewed 16 public analyst reports of SunGard published from February 15, 2005 to March 18, 2005 and observed that such analysts’ price targets for SunGard ranged from $25.00 per share to $37.00 per share, with a mean of $31.58 per share and a median of $32.50 per share.

Comparable Public Companies Analysis

Lazard reviewed and analyzed selected public companies that it viewed as reasonably comparable to each of SunGard’s businesses, Investment Support Services and Higher Education/Public Sector Systems (“ISS/HE/PS”) and Availability Services (“AS”). In performing these analyses, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for SunGard’s ISS/HE/PS business and AS business.

ISS/HE/PS business

Lazard compared SunGard’s ISS/HE/PS business to five publicly traded financial outsourcing companies. Using publicly available Wall Street research estimates and public information, Lazard reviewed the enterprise value as of March 18, 2005 as a multiple of 2005 estimated earnings before interest, income taxes, depreciation and amortization, also referred to as “EBITDA”, as well as price per share as a multiple of earnings per share, also referred to as “P/E”, of each of these comparable companies.

The financial outsourcing companies were:

•	The Bisys Group, Inc.;

•	DST Systems, Inc.;

•	Fiserv, Inc.;

•	Jack Henry & Associates, Inc.; and

•	SEI Investments Company.

Lazard calculated the following trading multiples for the above comparable companies:

	Enterprise Value as a multiple of EBITDA	P/E
	2005E	2005E
High	13.8x	21.5x
Mean	9.7x	18.8x
Median	9.0x	18.1x
Low	7.3x	16.9x

Based on the foregoing, Lazard determined an enterprise value to estimated 2005 EBITDA multiple reference range for SunGard’s ISS/HE/PS business of 7.5x to 9.5x and applied such range to the estimated 2005 EBITDA for SunGard’s ISS/HE/PS business. Lazard also determined a 2005 estimated P/E reference range for SunGard’s ISS/HE/PS business of 17.0x to 19.0x and applied such range to the 2005 estimated earnings per share for SunGard’s ISS/HE/PS business. Using these ranges, Lazard calculated an enterprise value range for SunGard’s ISS/HE/PS business of approximately $4.3 billion to $5.2 billion.

AS business

Lazard compared SunGard’s AS business to seven publicly traded information technology outsourcing companies. Using publicly available Wall Street research estimates and public information, Lazard reviewed the enterprise value as of March 18, 2005 as a multiple of 2005 estimated EBITDA, as well as the 2005 estimated P/E multiples of each of these comparable companies.

The information technology outsourcing companies were:

•	Accenture Ltd;

•	Affiliated Computer Services, Inc.;

•	Computer Sciences Corporation;

•	Electronic Data Systems Corporation;

•	Perot Systems Corporation;

•	IBM; and

•	Hewlett-Packard Company.

Lazard calculated the following trading multiples for the above comparable companies:

	Enterprise Value as a multiple of EBITDA	P/E
	2005E	2005E
High	9.0x	38.1x
Mean	6.7x	18.2x
Median	6.5x	15.3x
Low	3.8x	12.6x

Based on the foregoing, Lazard determined an enterprise value to estimated 2005 EBITDA multiple reference range for SunGard’s AS business of 5.5x to 7.0x and applied such range to the estimated 2005 EBITDA for SunGard’s AS business. Lazard also determined a 2005 estimated P/E reference range for SunGard’s AS business of 14.0x to 16.0x and applied such range to the 2005 estimated earnings per share for SunGard’s AS business. Using these ranges, Lazard calculated an enterprise value range for SunGard’s AS business of approximately $3.1 billion to $3.7 billion.

Lazard then aggregated the enterprise value ranges for SunGard’s ISS/HE/PS business and AS business to calculate a consolidated enterprise value range for SunGard of approximately $7.4 billion to $8.9 billion. Using this consolidated enterprise value range, and assuming net debt of $273 million, Lazard calculated an implied price per share range for SunGard common stock of $24.20 to $29.00, as compared to the merger consideration of $36.00 per share of SunGard common stock.

Discounted Cash Flow Analysis

Using projections for 2005 to 2009 provided by the management of SunGard, Lazard performed an analysis of the present value, as of March 31, 2005, of the free cash flows that SunGard could generate from 2005 and beyond. For this analysis, Lazard analyzed separately the cash flows for SunGard’s ISS/HE/PS business and AS business.

For SunGard’s ISS/HE/PS business, in calculating the terminal value Lazard assumed perpetual growth rates of 3.5% to 4.5% for the projected free cash flows of such business for periods subsequent to

2009. Assumed perpetual growth rates were based on a review of the growth rates for such business contained in the 2005 to 2009 forecast provided by the management of SunGard and Lazard’s assessment of the annualized growth prospects of such business for all periods subsequent to 2009, on average. The projected cash flows were then discounted to present value using discount rates ranging from 10.0% to 12.0%. Based on the foregoing, Lazard calculated an implied enterprise value range for SunGard’s ISS/HE/PS business of approximately $5.6 billion to $7.4 billion.

For SunGard’s AS business, in calculating the terminal value Lazard assumed perpetual growth rates of 2.0% to 3.0% for the projected free cash flows of such business for periods subsequent to 2009. Assumed perpetual growth rates were based on a review of the growth rates for such business contained in the 2005 to 2009 forecast provided by the management of SunGard and Lazard’s assessment of the annualized growth prospects of such business for all periods subsequent to 2009, on average. The projected cash flows were then discounted to present value using discount rates ranging from 10.0% to 12.0%. Based on the foregoing, Lazard calculated an implied enterprise value range for SunGard’s AS business of approximately $2.6 billion to $3.3 billion.

Lazard then aggregated the enterprise value ranges for SunGard’s ISS/HE/PS business and AS business to calculate a consolidated enterprise value range for SunGard of approximately $8.5 billion to $10.1 billion. Using this consolidated enterprise value range, and assuming net debt of $273 million, Lazard calculated an implied price per share range for SunGard common stock of $26.70 to $34.60, as compared to the merger consideration of $36.00 per share of SunGard common stock.

Precedent Transactions Analysis

Lazard reviewed and analyzed selected recent precedent merger and acquisition transactions involving transaction processing companies and information technology outsourcing companies. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for SunGard’s ISS/HE/PS business and AS business.

ISS/HE/PS business

Lazard reviewed five merger and acquisition transactions since February 2003 with a value greater than approximately $100 million for companies in the transaction processing business. To the extent publicly available, Lazard reviewed the transaction enterprise values implied by the precedent transactions as a multiple of EBITDA for the last twelve months, or LTM, prior to the public announcement of the relevant precedent transaction.

The precedent transactions were (listed by acquiror followed by the acquired company and the date these transactions were publicly announced):

•	Bank of America Corporation / National Processing, Inc.—July 13, 2004;

•	The Thomson Corporation / TradeWeb Group LLC—April 8, 2004;

•	SunGard Data Systems Inc. / Systems & Computer Technology Corporation—December 9, 2003;

•	First Data Corporation / Concord EFS, Inc.—April 2, 2003; and

•	SunGard Data Systems Inc. / HTE Inc.—February 5, 2003.

Lazard calculated the following multiples for the selected transactions used in its analysis:

Enterprise Value as a multiple of LTM EBITDA
High	11.6x
Mean	9.8x
Median	9.9x
Low	6.8x

Based on the foregoing, Lazard determined an EBITDA multiple reference range of 9.0x to 11.0x and applied such range to the LTM EBITDA for SunGard’s ISS/HE/PS business to calculate an implied enterprise value range for such business of approximately $5.0 billion to $6.1 billion.

AS business

Lazard reviewed five merger and acquisition transactions since October 2001 for companies in the information technology outsourcing business. To the extent publicly available, Lazard reviewed the transaction enterprise values implied by the precedent transactions as a multiple of LTM EBITDA.

The precedent transactions were (listed by acquiror followed by the acquired company and the date these transactions were publicly announced):

•	Serco Group plc / ITNET plc—December 16, 2004;

•	Getronics NV / PinkRoccade NV—November 1, 2004;

•	Hewlett-Packard Company / Synstar plc—August 9, 2004;

•	SunGard Data Systems Inc. / Guardian iT plc—April 26, 2002; and

•	SunGard Data Systems Inc. / Comdisco Inc. (disaster recovery unit)—October 12, 2001.

Lazard calculated the following multiples for the selected transactions used in its analysis:

Enterprise Value as a multiple of LTM EBITDA
High	10.8x
Mean	7.3x
Median	6.4x
Low	5.4x

Based on the foregoing, Lazard determined an EBITDA multiple reference range of 6.5x to 7.5x and applied such range to the LTM EBITDA for SunGard’s AS business to calculate an implied enterprise value range for such business of approximately $3.4 billion to $4.0 billion.

Lazard then aggregated the enterprise value ranges for SunGard’s ISS/HE/PS business and AS business to calculate a consolidated enterprise value range for SunGard of approximately $8.5 billion to $10.1 billion. Using this consolidated enterprise value range, and assuming net debt of $273 million, Lazard calculated an implied price per share range for SunGard common stock of $27.60 to $32.70, as compared to the merger consideration of $36.00 per share of SunGard common stock.

Premiums Paid Analysis

Lazard performed a premiums paid analysis based upon the premiums paid in the 73 precedent transactions (not involving “mergers of equals” transactions) identified that were announced from January 2004 through March 2005 and involved transaction values in excess of $1 billion. In conducting its analysis, Lazard analyzed the premiums paid in the following subsets of precedent transactions:

•	transactions over $1 billion; and

•	transactions over $5 billion.

The analysis was based on the one day, one week and four week implied premiums for the transactions indicated. The implied premiums in this analysis were calculated comparing the per share transaction price prior to the announcement of the transaction to the target company’s stock price one day, one week and four weeks prior to the announcement of the transaction. The results of these calculations are as follows:

	Greater Than $1 Billion			Greater Than $5 Billion
	1 Day	1 Week	4 Week	1 Day	1 Week	4 Week
High	69.8%	67.8%	80.2%	33.4%	38.3%	44.0%
Mean	23.8%	26.6%	27.0%	15.3%	23.1%	26.2%
Median	21.3%	24.0%	25.7%	13.0%	25.4%	23.7%
Low	(9.5)%	(8.0)%	(19.6)%	0.0%	(1.2)%	5.4%

Based on the foregoing, Lazard determined an applicable premium range of 20% to 30% for SunGard and applied such range to SunGard’s share price of $24.95 on March 18, 2005. Using this information, Lazard calculated an implied price per share range for SunGard common stock of $29.90 to $32.40, as compared to the merger consideration of $36.00 per share of SunGard common stock.

Miscellaneous

Lazard’s opinion and financial analyses were not the only factors considered by SunGard’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of SunGard’s board of directors or SunGard’s management. Lazard has consented to the inclusion of and references to its opinion in this proxy statement.

SunGard has agreed to pay Lazard for its investment banking services in connection with the merger: (i) a retainer fee of $500,000 payable upon execution of the engagement letter, and (ii) a fee of $2.75 million due upon rendering the fairness opinion and payable upon the earlier of the consummation of the merger and the termination of the merger agreement. SunGard has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including the reasonable expenses of legal counsel and of any other professional advisors retained by Lazard with the consent of SunGard, and to indemnify Lazard and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Lazard has provided and may provide investment banking services to one or more of the stockholders of Merger Co, or to one or more of their respective portfolio companies or other affiliates, for which Lazard has received and may receive customary fees. In addition, in the ordinary course of Lazard’s business, Lazard may actively trade shares of SunGard’s common stock and other securities of SunGard for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to SunGard because of its expertise and its reputation in investment banking and mergers and acquisitions and its independence with respect to the merger and the transactions contemplated by the merger agreement. Lazard has not been engaged by, nor received compensation from, SunGard in the preceding two years.

Position of Cristóbal Conde as to Fairness

Mr. Conde has interests in the merger different from, and in addition to, the other stockholders of SunGard. These interests are described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

Mr. Conde did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. However, Mr. Conde believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders of SunGard (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation) and has adopted the analyses and conclusions of the Company’s board of directors based upon the reasonableness of those analyses and conclusions and his knowledge of SunGard, as well as the factors considered by, and the findings of, the Company’s board of directors with respect to the fairness of the merger to such stockholders (see “Special Factors—Reasons for the Merger” and “Special Factors—Recommendation of the Company’s Board of Directors”). While Mr. Conde is a director of SunGard, because of his differing interests in the merger he did not participate in the negotiation of the merger agreement or the evaluation or approval of the merger agreement and the merger. For these reasons and because the principal terms of the merger were preliminarily agreed before he and the other management participants engaged in any discussions with Silver Lake Partners regarding their participation in the merger, Mr. Conde does not believe that his interests in the merger influenced the decision of the board of directors with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by Mr. Conde in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Conde. Mr. Conde did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and the merger. Mr. Conde believes that these factors provide a reasonable basis for his belief that the merger is fair to the unaffiliated stockholders of SunGard (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation).

Purposes, Reasons and Plans for SunGard after the Merger

The purpose of the merger for SunGard is to enable its stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation) to immediately realize the value of their investment in SunGard through their receipt of the per share merger price of $36.00 in cash, representing a premium of approximately 44.3% to the closing market price of SunGard common stock on March 18, 2005, the last trading day before the Company confirmed that it was in merger discussions. In this respect, the board of directors believed that the merger was more favorable to such stockholders than any other alternative reasonably available to the Company and its stockholders because of the uncertain returns to such stockholders in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, the nature of the financial services industry on which the Company’s business largely depends, and general industry, economic and market conditions, both on a historical and on a prospective basis. In particular, the board of directors believed that the Company’s previously announced plan to spin off its availability services business into a separate publicly traded company would not provide greater value to stockholders within a timeframe comparable to that in which the merger would be completed and considered the fact that the cash merger price of $36.00 per share represented a substantial premium to the trading price of the Company’s common stock during the period since the public announcement of the proposed spin off. For these reasons, and the reasons discussed under “Special Factors—Reasons for the Merger,” the board of directors of SunGard has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders (other than certain executive officers and other employees who will invest in equity securities of the holding company or holding companies of the surviving corporation).

For Merger Co, the purpose of the merger is to allow its stockholders to own SunGard and to bear the rewards and risks of such ownership after SunGard’s common stock ceases to be publicly traded. The transaction has been structured as a cash merger in order to provide the stockholders of SunGard (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation) with cash for all of their shares and to provide a prompt and orderly transfer of ownership of SunGard in a single step, without the necessity of financing separate purchases of the Company’s common stock in a tender offer or implementing a second-step merger to acquire any shares of Company common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

It is expected that, upon consummation of the merger, the operations of SunGard will be conducted substantially as they currently are being conducted except that SunGard will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. The investor group has advised SunGard that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving SunGard’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets, although the investor group does expect to complete an internal restructuring of SunGard and its subsidiaries in which SunGard will retain the same ultimate ownership of the operating subsidiaries. We expect, however, that following the merger, SunGard’s management and the investor group will continuously evaluate and review SunGard’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of SunGard. The investor group expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders, certain other conditions to the closing of the merger are either satisfied or waived and the “marketing period” that Merger Co may use to complete the financing for the merger has expired, Merger Co will be merged with and into SunGard, with SunGard being the surviving corporation. Following the merger, the entire equity in SunGard will ultimately be owned by the members of the investor group, any additional investors that the members of the investor group permit to invest in Merger Co, the management participants and additional executive officers and members of senior management of SunGard who may also invest in the holding company or holding companies of the surviving corporation (any such additional persons being, the “future management participants”). If the merger is completed, SunGard’s unaffiliated stockholders (other than the management participants and the future management participants) will have no interest in SunGard’s net book value or net earnings. The table below sets forth the direct and indirect interests in SunGard’s net book value and net earnings of each of the management participants prior to and immediately after the merger based upon the net book value and net earnings of SunGard as of December 31, 2004. Following the merger, the entire interest in SunGard’s net book value and net earnings that is not ultimately held by the management participants through one or more holding companies will be held through such holding company or holding companies by the members of the investor group and any additional investors that the members of the investor group permit to invest in such holding company or holding companies.

	Ownership Prior to the Merger(1)				Ownership After the Merger (2)
	Net Book Value		Earnings		Net Book Value		Earnings

Name	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%

James E. Ashton III	3,909	0.075%	341	0.075%	6,103	0.117%	533	0.117%

Donald W. Birdwell	5,542	0.107%	484	0.107%	6,671	0.128%	583	0.128%

Robert F. Clarke	3,894	0.075%	340	0.075%	7,097	0.137%	620	0.137%

Cristóbal Conde	50,623	0.975%	4,421	0.975%	31,225	0.601%	2,727	0.601%

T. Ray Davis	5,333	0.103%	466	0.103%	6,245	0.120%	545	0.120%

Harold C. Finders	1,249	0.024%	109	0.024%	2,555	0.049%	223	0.049%

Till M. Guldimann	18,504	0.356%	1,616	0.356%	35,483	0.683%	3,099	0.683%

Ronald M. Lang	4,155	0.080%	363	0.080%	5,677	0.109%	496	0.109%

John E. McArdle, Jr.	3,887	0.075%	339	0.075%	3,406	0.066%	297	0.066%

Michael K. Muratore	15,231	0.293%	1,330	0.293%	9,509	0.183%	830	0.183%

Brian Robins	3,600	0.069%	314	0.069%	3,832	0.074%	335	0.074%

Michael J. Ruane	9,668	0.186%	844	0.186%	9,651	0.186%	843	0.186%

James C. Simmons	8,550	0.165%	747	0.165%	8,232	0.158%	719	0.158%

Richard C. Tarbox	7,491	0.144%	654	0.144%	8,232	0.158%	719	0.158%

Theodore J. Gaasche	7,555	0.145%	660	0.145%	8,232	0.158%	719	0.158%

Donald M. O’Brien	1,841	0.035%	161	0.035%	1,987	0.038%	174	0.038%

Keith Tilley	788	0.015%	69	0.015%	1,703	0.033%	149	0.033%

(1)	Based upon such management participant’s beneficial ownership as of June 1, 2005
(2)	Based upon the agreed upon equity investment of each of the management participants

When the merger is completed, each share of SunGard common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company, owned by Merger Co or any direct or indirect wholly owned subsidiary of Merger Co or the Company or held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $36.00 in cash. The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to acquire SunGard common stock will become fully vested and immediately exercisable unless otherwise agreed between the holder of any such options and Merger Co. All such options (other than certain options held by certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation) not exercised prior to the merger will be converted into a right to receive, upon the exercise of the option and payment of the applicable exercise price, an amount of cash equal to $36.00 multiplied by each share of stock subject to the option. Any option not so exercised will, immediately following such conversion, be cancelled in exchange for an amount in cash (without interest), equal to the product of (1) the total number of shares of SunGard common stock subject to the option multiplied by (2) the excess of $36.00 over the exercise price per share of SunGard common stock under such option, less any applicable withholding taxes.

In connection with the merger, the management participants will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of SunGard stockholders generally. These incremental benefits include the right and obligation to make an agreed upon minimum equity investment in SunGard by exchanging a portion of their SunGard shares and options for equity interests in, and options to acquire equity interests in, the surviving corporation, as well as the option to make additional equity investments (up to an amount and at a time to be determined) on the same terms and conditions as the agreed upon equity investments. These equity interests will be illiquid and subject to a stockholders’ agreement restricting the ability of the management participants to sell such equity. Additional incremental benefits include continuing as executive officers of the surviving corporation and executing employment and related agreements with the surviving corporation. Furthermore, it is contemplated that Cristóbal Conde will continue as chief executive officer and as a director of the surviving corporation.

At the effective time of the merger, current SunGard stockholders, other than the management participants and the future management participants, will cease to have ownership interests in SunGard or rights as SunGard stockholders. Therefore, such current stockholders of SunGard (other than the management participants and the future management participants) will not participate in any future earnings or growth of SunGard and will not benefit from any appreciation in value of SunGard.

SunGard’s common stock is currently registered under the Exchange Act and is quoted on the New York Stock Exchange under the symbol “SDS.” As a result of the merger, SunGard will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the New York Stock Exchange, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to SunGard. After the effective time of the merger, SunGard will also no longer be required to file periodic reports with the SEC on account of its common stock.

At the effective time of the merger, the directors of Merger Co together with Cristóbal Conde will become the directors of the surviving corporation and the officers of the surviving corporation will be the current officers of SunGard, although James L. Mann will no longer serve as chairman of the board of directors, and certain executive officers and members of senior management will not become management participants. The certificate of incorporation of SunGard will be amended to be the same as the certificate of incorporation of Merger Co as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “SunGard Data Systems Inc.” The bylaws of Merger Co in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

A benefit of the merger to the management participants and the future management participants is that our future earnings and growth will be for their benefit and not for the benefit of our current stockholders. These equity interests will be illiquid and subject to a stockholders’ agreement restricting the ability of the management participants and future management participants to sell such equity. The detriments to the management participants and the future management participants are the lack of liquidity for SunGard’s capital stock following the merger, the risk that SunGard will decrease in value following the merger, the incurrence by it of significant additional debt as described below under “Special Factors—Financing” and the payment by it of approximately $400.7 million in estimated fees and expenses related to the merger and financing transactions. See “Special Factors -Merger Financing” and “Special Factors -Fees and Expenses of the Merger.”

The benefit of the merger to our stockholders (other than the management participants and the future management participants) is the right to receive $36.00 in cash per share for their shares of SunGard common stock. The detriments are that our stockholders, other than the management participants and the future management participants, will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences.”

Effects on the Company if the Merger is Not Completed

In the event that the merger agreement is not adopted by SunGard’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, SunGard will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that SunGard stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the financial services industry on which the Company’s business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your SunGard shares. From time to time, SunGard’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of SunGard, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. In particular, if the merger is not consummated, SunGard’s board of directors will consider whether to proceed with the Company’s previously announced plan to spin off its availability services business into a separate publicly traded company. If the merger agreement is not adopted by SunGard’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to SunGard will be offered, that the Company’s previously announced plan to spin off its availability services business will be implemented, or that the business, prospects or results of operations of SunGard will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $300 million at the direction of Merger Co, unless such termination is in connection with the receipt by the Company of an acquisition proposal contemplating only the sale of the Company’s availability services business, in which case the termination fee payable is $200 million.

Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $11.4 billion, consisting of (i) approximately $11 billion to pay SunGard’s stockholders and option holders the amounts due to them under the merger agreement, assuming that no SunGard stockholder validly exercises and perfects its appraisal rights and (ii) approximately $400.7 million to pay related fees and expenses in connection with the merger, the financing arrangements and the transactions described in this paragraph.

The above expenditure for payment of the merger consideration estimated by SunGard and the investor group will be reduced by the amount of shares or stock options held by managers that will be converted into stock or stock options of the holding company or holding companies of the surviving corporation.

The following arrangements are intended to provide the necessary financing for the merger.

Equity Financing

Pursuant to an equity commitment letter with each member of the investor group, the proceeds of which would constitute the equity portion of the merger financing, such members have severally agreed to contribute an aggregate of up to $3.5 billion in cash to Merger Co. This amount may be reduced and replaced by equity contributions made by other investors who participate as equity investors in the transaction with the investor group in Merger Co. The commitment of each member of the investor group pursuant to the equity commitment letters are as follows:

Equity Investor	Commitment
Silver Lake Partners II, L.P.	$540,000,000
Bain Capital Fund VIII, L.P.	$540,000,000
Blackstone Capital Partners IV L.P.	$270,000,000
Blackstone Communications Partners I L.P.	$270,000,000
GS Capital Partners 2000, L.P.	$250,000,000
GS Capital Partners V, L.P.	$250,000,000
KKR Millennium Fund, L.P.	$540,000,000
Providence Equity Partners V LP	$300,000,000
TPG Partners IV, L.P.	$540,000,000
Total	$3,500,000,000

The commitment of each member of the investor group is subject to the consummation of the merger. Each member’s equity commitment will terminate upon the earliest of:

•	termination of the merger agreement;

•	if Merger Co breaches any representation, warranty, covenant or agreement under the merger agreement and members of the investor group whose aggregate dollar commitments as set forth above constitute a majority of the aggregate dollar commitments made by the entire investment group as set forth above agree to terminate the commitments; and

•	SunGard or any of its affiliates asserts in any litigation or other proceeding any claim under any limited guarantee of any member of the investor group issued in connection with the equity commitments.

Debt Financing

Merger Co has received a debt commitment letter, dated as of March 27, 2005, from JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”), Citicorp North America, Inc. (“CNAI”), Citigroup Global Markets Inc. (“CGMI”), Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), Goldman Sachs Credit Partners L.P. (“GSCP”) and Morgan Stanley Senior Funding, Inc. (“MSSF”; collectively, the “Debt Financing Sources”) to provide the following, subject to the conditions set forth therein:

•	to Merger Co or SunGard and one or more of its subsidiaries, up to $5 billion of senior secured credit facilities for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of SunGard and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

•	to Merger Co or SunGard, up to $3 billion of senior subordinated loans under a bridge facility, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of SunGard and its subsidiaries and paying fees and expenses incurred in connection with the merger;

•	to a wholly-owned, bankruptcy-remote, special purpose subsidiary of the surviving corporation, one or more trade receivables commercial paper co-purchase conduit facilities with an aggregate availability not to exceed $500 million (provided that to the extent the amount available under this receivables facility at the closing of the merger is less than $500 million, the Debt Financing Sources have agreed that the aggregate amount of the term facilities under the senior secured credit agreement will be increased by the amount of such shortfall); and

•	to a direct, holding company parent (“Holdings”) of the surviving corporation, up to $500 million of pay-in-kind senior loans under a bridge facility for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of SunGard and its subsidiaries and paying fees and expenses incurred in connection with the merger.

The debt commitments expire on October 10, 2005. The documentation governing the senior secured facilities, the bridge facilities and the receivables facility has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities, the bridge facilities and the receivables facility are subject, among other things, to satisfaction of conditions corresponding to the “company material adverse effect” and “market MAC” conditions in the merger agreement, consummation of the merger in accordance with applicable law and the merger agreement (and no provision thereof being waived or modified in a manner material and adverse to the lenders without the consent of the Debt Financing

Sources), payment of required fees and expenses and the negotiation, execution and delivery of definitive documentation.

Senior Secured Credit Facilities

General.    The borrowers under the senior secured credit facilities will be Merger Co or SunGard, initially, and the surviving corporation, upon consummation of the merger, and one or more of its subsidiaries. The senior secured credit facilities will be comprised of a $1 billion revolving credit facility (decreased to $750 million if the Holdings bridge or Holdings notes described below are funded at closing of the merger) with a term of six years and a $4 billion term loan facility (increased to the extent availability under the receivables facility described below is less than $500 million at the closing of the merger) with a term of seven years and six months. The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans and will be available in dollars, sterling and euros. No alternative financing arrangements or alternative financing plans have been made in the event that the senior secured credit facilities are not available as anticipated.

JPMorgan and CGMI have been appointed as co-lead arrangers for the senior secured credit facilities and each of JPMorgan, CGMI and DBSI have been appointed joint bookrunners for the senior secured credit facilities. JPMCB will be the sole administrative agent and each of DBSI and CGMI will be co-syndication agents for the senior secured credit facilities. In addition, additional agents or co-agents for the senior secured credit facilities may be appointed prior to completion of the merger.

Interest Rate and Fees.    Loans under the senior secured facilities is expected to bear interest, at the borrowers option, at (1) a rate equal to LIBOR (London interbank offer rate) plus an applicable margin expected to be 2.50% initially or (2) a rate equal to the higher of (a) the prime rate of JPMorgan Chase Bank, N.A. and (b) the federal funds effective rate plus 0.50%, plus an applicable margin expected to be 1.50% initially. After the surviving corporation’s delivery of financial statements for the first full fiscal quarter ending after the effective date of the merger, the applicable margins will be subject to decrease pursuant to a leverage-based pricing grid.

In addition, the surviving corporation will pay customary commitment fees (subject to decreases based on leverage) and letter of credit fees under the senior secured credit facilities. Upon the initial funding of the senior secured credit facilities, Merger Co has also agreed to pay an underwriting fee to the Debt Financing Sources.

Prepayments and Amortization.    The borrowers will be permitted to make voluntary prepayments at any time, without premium or penalty, and required to make mandatory prepayments of term loans with (1) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (2) issuances of debt (other than permitted debt) and (3) a percentage of the surviving corporation’s excess cash flow (to be defined). The term loans are expected to be repaid in equal quarterly installments on the last day of each March, June, September and December, commencing with the first such date to occur after the closing of the senior credit facilities, in an aggregate annual amount equal to 1% of the original principal amount thereof, with the balance payable on the final maturity date of the term loans.

Guarantors.    All obligations under the senior secured credit facilities will be guaranteed by Holdings and each of the existing and future direct and indirect, wholly-owned domestic subsidiaries of the surviving corporation and the obligations of any U.K. subsidiary borrower under the revolving credit facility will also be guaranteed by each wholly-owned U.K. subsidiary of the surviving corporation, in each case other than certain immaterial subsidiaries and only to the extent permitted by applicable law. If the guarantee is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of the guarantee will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date.

Security.    The obligations of the borrowers and the guarantors under the senior secured credit facilities will be secured, subject to permitted liens (including any pari passu liens required by the terms of the existing Senior Notes) and other agreed upon exceptions, by all the capital stock of the surviving corporation and its subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries) and substantially all present and future assets of Holdings, the surviving corporation and each other domestic guarantor. In addition, obligations of U.K subsidiary borrowers under the revolving credit facility will be secured, subject to permitted liens and other agreed upon exceptions, by all the capital stock of each wholly-owned U.K. subsidiary of the surviving corporation and substantially all present and future assets of the U.K. borrowers and guarantors to the extent it would not result in adverse tax consequences to the surviving corporation. If the security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of the security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date.

Other Terms.    The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, capital expenditures, liens and dividends and other distributions and a minimum interest coverage ratio and a maximum total leverage ratio. The senior secured facilities will also include customary events of defaults, including a change of control to be defined.

High–Yield Debt Financing

Either Merger Co or SunGard is expected to issue $3 billion aggregate principal amount of senior unsecured and/or senior subordinated notes and Holdings may, at its option, issue senior unsecured discount notes yielding up to $500 million. The notes will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements. Either SunGard or Merger Co, and a parent entity of Merger Co, if applicable, are expected to offer the notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

Bridge Facilities

If the offering of notes by the surviving corporation is not completed on or prior to the closing of the merger, the Debt Financing Sources have committed to provide up to $3 billion in loans under a senior subordinated bridge facility to Merger Co or SunGard. After consummation of the merger, the surviving corporation will be the borrower under the senior subordinated bridge facility. If Holdings chooses and the offering of notes by Holdings is not completed on or prior to the closing of the merger, the Debt Financing Sources have committed to provide up to $500 million pay-in-kind loans under a senior bridge facility to Holdings.

If the bridge loans are not paid in full on or before the first anniversary of the merger, the holders of the outstanding bridge loans may choose to exchange such loans for exchange notes that the surviving corporation or Holdings, as applicable, would be required to register for public sale under a registration statement in compliance with applicable securities laws. The maturity of any bridge loans that are not exchanged for exchange notes will be automatically extended to the tenth anniversary of the closing of the merger and any exchange notes will mature nine years after the date of exchange.

DBSI and CGMI have been appointed as joint lead arrangers for the bridge facilities and each of DBSI, CGMI, JPMorgan, GSCP and MSSF have been appointed joint bookrunners for the bridge facilities. In addition, DBCI will act as the sole administrative agent for the bridge facilities. In addition, additional agents or co-agents for the bridge facilities may be appointed prior to completion of the merger.

Receivables Facility

General.    Under the receivables facility, the surviving corporation will set up a wholly-owned, bankruptcy-remote, special purpose subsidiary that will purchase trade receivables generated by certain domestic subsidiaries of the surviving corporation (“sellers”) utilizing funding provided through the sale of undivided interests in such receivables on an uncommitted basis to commercial paper conduits sponsored by JPMorgan Chase Bank, N.A., Citibank North America, Inc. and Deutsche Bank AG New York Branch that is backed up by purchase commitments from the conduit sponsors. The receivables facility is expected to provide for funding of up to $500 million at the closing of the merger based on availability of eligible receivables and other customary factors. If availability under the receivables facility is less than $500 million at the closing of the merger, the amount of the term loan funded under the senior secured credit facility is expected to be increased in an amount equal to such deficiency.

Maturity.    The obligation of the conduit sponsors to purchase receivables under the receivables facility will expire on the sixth anniversary of the closing of the merger.

Interest and Fees.    The commercial paper conduits will provide funding at their quoted costs of funds for issuing commercial paper on a matched or pool-funded basis. When not funded by the commercial paper conduits (but directly through conduit sponsors), the receivables facility will provide funding at the then-current spread under the senior secured revolving credit facility plus a rate equal to either (1) LIBOR or (2) the higher of (a) the prime rate of JPMorgan Chase Bank, N.A. and (b) the federal funds effective rate plus 0.50%.

The receivables facility fees are expected to include a usage fee equal to 1.75% per annum of the amount funded and a commitment fee of 0.50% on the unused portion of the commitments. The usage fee will be subject adjustment based upon the surviving corporation’s leverage ratio. Merger Co has also agreed that an underwriting fee will be paid to the relevant Debt Financing Sources based on the aggregate amount of the receivables facility available at the closing of the merger.

Recourse.    The purchasers under the receivables facility will have recourse for credit losses on the purchased receivables under the receivables facility only to the receivables and related assets held by the receivables subsidiary. Recourse to the sellers will be limited to breaches of representations, warranties and covenants customary for limited recourse facilities of this type. The receivables facility lenders will have a security interest in the receivables and related proceeds. The sellers will continue to service the receivables. The surviving corporation will guaranty the servicing and certain other performance obligations of the sellers under the receivables facility.

Existing Senior Notes

In January 2004, SunGard issued $250 million aggregate principal amount of 3.750% senior notes due 2009 and $250 million aggregate principal amount of 4.875% senior notes due 2014 under a single indenture. The entire principal amount of the existing senior notes will remain outstanding after completion of the merger and will be equally and ratably secured by the collateral securing obligations under the new senior secured credit facilities described above under “Special Factors—Debt Financing Senior Secured Credit Facilities” to the extent required pursuant to the terms of the indenture governing the existing senior notes.

Guarantee; Remedies

In connection with the merger agreement, the members of the investor group have agreed to guarantee the due and punctual observance, performance and discharge of certain of the payment obligations of Merger Co under the merger agreement, up to a maximum amount equal to their respective pro rata share of $300 million. Each guarantee will remain in full force and effect until the effective time of the merger or, if the merger agreement is terminated, until the second anniversary of the date of such guarantee.

We cannot seek specific performance to require Merger Co to complete the merger, and our exclusive remedy for the failure of Merger Co to complete the merger is a termination fee of $300 million payable to us in the circumstances described under “The Merger Agreement—Fees and Expenses.” The merger agreement also provides that in no event can we seek to recover in excess of $300 million for a breach of the merger agreement by Merger Co.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, SunGard’s stockholders should be aware that some of SunGard’s executive officers and one member of its board of directors have interests in the transaction that are different from, and/or in addition to, the interests of SunGard stockholders generally. Although the restricted stock or unvested stock options held by each director will vest as a result of the merger, the members of the board of directors (excluding Mr. Conde) are independent of and have no economic interest or expectancy of an economic interest in Merger Co or its affiliates, and will not retain an economic interest in the surviving corporation or its holding company or holding companies following the merger. These members of the board of directors (which excludes Mr. Conde) evaluated and negotiated the merger agreement and evaluated whether the merger is in the best interests of SunGard’s unaffiliated stockholders (other than certain executive officers and other members of senior management who will invest in equity securities of the holding company or holding companies of the surviving corporation). The board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted.

Silver Lake Partners and the other members of the investor group indicated in their discussions regarding the transaction that they would not proceed with the transaction unless Mr. Conde and a sufficient number of SunGard’s other executive officers and members of senior management made significant investments in the surviving corporation or its holding company or holding companies. Accordingly, Mr. Conde and certain of SunGard’s other executive officers and members of senior management (the “management participants”) have entered into management agreements with the investor group that are described below. Pursuant to the management agreements, the management participants have agreed among other things, to invest an aggregate of approximately $109.8 million to purchase equity interests in the surviving corporation or its holding company or holding companies. Additional executive officers and members of senior management of SunGard may also invest in the surviving corporation or its parent (any such additional executive officers and members of senior management being the “future management participants”). Additionally, it is contemplated that Mr. Conde will serve as a director of the surviving corporation and the holding company or holding companies of the surviving corporation.

Management Agreements

In connection with entering into the merger agreement and in contemplation of the merger, as of March 28, 2005, the management participants entered into substantially identical agreements (referred to as the “management agreements”) with the investor group. The management agreements would terminate upon the termination of the merger agreement. The material terms of the management agreements are as follows:

•	Upon the closing of the merger, the management participant has agreed to make a minimum equity investment in the surviving corporation or its holding company or holding companies in the amount specified in the management agreement. That equity investment includes the intrinsic value of the performance-based stock options granted to the management participant in 2005. The agreed upon equity investment may be made by paying cash, by contributing SunGard shares to Merger Co, or by not exercising existing options for SunGard shares, which will be converted into options for shares in the surviving corporation or its holding company or holding companies.

•	Upon the closing of the merger, the surviving corporation or its holding company or holding companies will grant new awards of equity under the equity plan of the surviving corporation or its holding company or holding companies to the management participant in a percentage interest specified in the management agreement.

•	The surviving corporation and the management participant have agreed to enter into a definitive employment agreement and related agreements to be effective as of the closing of the merger, which will contain the terms and conditions of the management participant’s employment after the closing of the merger, and the terms and conditions relating to the management participant’s equity investment and new equity award. Certain of these terms and conditions are more fully described below under “Special Factors—Employment Agreements with the Surviving Corporation.”

•	Effective as of the closing of the merger, and conditioned upon the closing of the merger and entering into a definitive employment agreement and related agreements, the Change in Control Agreement previously entered into as of December 15, 2004 or January 13, 2005, as the case may be, between the management participant and SunGard will terminate, except with respect to the management participant’s right to receive certain gross-up payments for excise taxes imposed on the management participant by reason of the merger.

It is anticipated that any future management participants will enter into similar management agreements.

SunGard Stock Options and Restricted Stock

The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options for SunGard common stock (including those held by our executive officers) will become fully vested and immediately exercisable. Directors of SunGard who are not employees of SunGard do not hold any options for SunGard common stock.

The table below sets forth, as of April 1, 2005, for each of SunGard’s executive officers, (a) the number of shares subject to vested options for SunGard common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $36.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that will vest upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $36.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $36.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding. With certain limited exceptions, performance-based SunGard stock options granted in 2005 will not become exercisable by reason of the merger and will convert into options for stock of the holding company or companies of SunGard.

Executive Officers	Vested Options		Options that will vest as a result of the merger		Totals

Name	Shares	Value	Shares	Value	Total Shares	Total Value
James E. Ashton III	180,350	$2,369,550	359,250	$4,449,133	539,600	$6,818,683
Donald W. Birdwell	145,260	$1,955,940	404,750	$4,244,281	550,010	$6,200,221
Andrew P. Bronstein	296,388	$5,518,019	217,712	$2,762,827	514,100	$8,280,846
Robert F. Clarke	217,933	$3,488,823	258,267	$2,966,372	476,200	$6,455,195
Cristóbal Conde	2,318,622	$42,638,455	1,363,737	$15,707,075	3,682,359	$58,345,530
T. Ray Davis	296,362	$4,992,666	289,438	$2,985,187	585,800	$7,977,853
Harold C. Finders	69,894	$838,091	234,306	$2,570,241	304,200	$3,408,332
Lawrence A. Gross	341,185	$5,286,234	382,690	$4,814,602	723,875	$10,100,836
Till M. Guldimann	441,745	$9,851,276	326,062	$4,146,667	767,807	$13,997,943
Paul C. Jeffers	110,082	$878,194	168,168	$1,859,763	278,250	$2,737,957
Ronald M. Lang	206,017	$3,172,457	419,951	$4,540,422	625,968	$7,712,879
James L. Mann	1,357,500	$27,701,609	349,500	$3,512,561	1,707,000	$31,214,170
John E. McArdle, Jr.	214,518	$2,774,544	211,920	$2,372,873	426,438	$5,147,417
Michael K. Muratore	579,125	$5,919,917	520,625	$5,708,985	1,009,750	$11,628,902
Brian Robins	189,444	$2,732,146	186,486	$2,191,086	375,930	$4,923,232
Michael J. Ruane	391,985	$6,643,765	382,690	$4,814,602	774,675	$11,458,367
Victoria E. Silbey	56,675	$735,181	126,075	$1,215,684	182,750	$1,950,865
James C. Simmons	456,638	$6,222,249	411,500	$4,722,495	868,138	$10,944,744
Bettina A. Slusar	145,684	$1,767,630	221,816	$2,532,540	367,500	$4,300,170
Richard C. Tarbox	419,185	$7,497,153	382,690	$4,814,602	801,875	$12,311,755
All executive officers as a group (20 persons)	8,434,592	$142,983,899	7,217,633	$82,931,998	15,652,225	$225,915,897

All executive officers who are not management participants or future management participants will receive cash in respect of their options in the amounts set forth above, less applicable withholding taxes. Executive officers who are management participants or future management participants will also be able to receive cash in respect of their options in the amounts set forth above (less applicable withholding taxes) by exercising their options immediately prior to the completion of the merger, and receiving in the merger the $36.00 per share merger consideration for the shares received upon such exercise. To the extent that a management participant wishes to exercise existing stock options, Credit Suisse First Boston has agreed to facilitate that exercise by being available, immediately prior to closing, to purchase the shares of SunGard common stock issuable upon exercise of such option from the management participant. This purchase will provide the management participant with immediately available funds to satisfy the exercise price owed to the Company as well as withholding taxes. Credit Suisse First Boston will purchase the option shares for the $36.00 per share merger price less a small discount, which will be no greater than 20 basis points, as well as a flat administrative fee, which will be no greater than $150,000 in the aggregate. Options held by management participants or future management participants that are not exercised prior to the completion of the merger will be counted toward such management participants’ agreed upon or permitted equity investment in the holding company or holding companies of the surviving corporation.

Directors of SunGard who are not employees of SunGard participate in the SunGard Data Systems Inc. Restricted Stock Award Plan for Outside Directors. Pursuant to the terms of that plan, all restrictions on shares held by participants lapse upon the occurrence of a “change in control” as defined in the plan, including the merger. Accordingly, any restricted shares held by the directors under the plan will fully vest and become unrestricted as a result of the merger. These shares, once fully vested and unrestricted, will be treated the same as all other outstanding shares of SunGard’s common stock under the merger agreement. The table below sets forth for each non-employee director of SunGard (a) the number of shares that will fully vest and become unrestricted as a result of the merger (excluding any currently restricted shares that are scheduled to vest and become unrestricted at the annual meeting other than as a result of the merger), and (b) the total payment to the directors with respect to those shares, calculated by multiplying (i) the $36.00 per share merger consideration by (ii) the number of shares described in clause (a).

	Shares that will vest and become unrestricted as a result of the merger	Payment
Gregory S. Bentley	13,146	$473,256
Michael C. Brooks	3,540	$127,440
Ramon de Oliveira	4,346	$156,456
Henry C. Duques	3,532	$127,152
Albert A. Eisenstat	3,540	$127,440
Bernard Goldstein	15,180	$546,480
Janet Brutschea Haugen	7,898	$284,328
Robert E. King	17,746	$638,856
Malcolm I. Ruddock	3,540	$127,440
All non-employee directors as a group (9 persons)	72,468	$2,608,848

Equity Investment in the Holding Company or Holding Companies of the Surviving Corporation by Executive Officers

Pursuant to the management agreements described above, the management participants have agreed to participate in the merger by making an equity investment in the surviving corporation or its holding company or holding companies and acquiring shares of stock or options to acquire such shares in the surviving corporation or its holding company or holding companies on the same basis as that of the other non-employee equity investors in the surviving corporation or its holding company or holding companies. Such equity investment includes the intrinsic value (the number of option shares multiplied by the difference between $36.00 and the option exercise price) of the performance-based SunGard stock options granted to the management participant in 2005. The agreed upon equity investment may be made by paying cash for stock of the surviving holding company or holding companies of the corporation, by contributing SunGard shares in exchange for stock of the holding company or holding companies of the surviving corporation, or by not exercising existing options for SunGard shares and having them converted into options for stock of the holding company or holding companies of the surviving corporation. Any option so converted will have the same intrinsic value as it had prior to conversion, and the other terms of such option will remain substantially the same. In addition, the management participants will be permitted to make additional equity investments (up to an amount and at a time to be determined) on the same terms and conditions as those of the agreed upon equity investments described above. The total aggregate equity investment agreed to be made by all of the management participants is approximately $109.8 million, or approximately 3% of the total equity of the holding company or holding companies of the surviving corporation.

The table below sets forth the approximate amount of the agreed upon equity investment for each of the management participants. These amounts assume that all of the agreed upon investment will be made on a tax deferred basis (for example, by rolling over stock options), and may be reduced if a cash investment must be made because a tax deferred investment is not feasible or practical. Such investment may also be reduced if the aggregate equity investment in the surviving corporation or its holding company or holding companies (including the investment of the management participants and the investment by the investor group) falls below 24% of the total capitalization of the surviving corporation or its holding company or holding companies or if the final purchase price is less than $36.00 per share.

Agreed Upon Equity Investment (in millions):
James E. Ashton III	$4.3
Donald W. Birdwell	$4.7
Robert F. Clarke	$5.0
Cristóbal Conde	$22.0
T. Ray Davis	$4.4
Harold C. Finders	$1.8
Till M. Guldimann	$25.0
Ronald M. Lang	$4.0
John E. McArdle, Jr.	$2.4
Michael K. Muratore	$6.7
Brian Robins	$2.7
Michael J. Ruane	$6.8
James C. Simmons	$5.8
Richard C. Tarbox	$5.8
Executive officers as a group (14 persons)	$101.4
All management participants as a group (17 persons)[1]	$109.8

1	The three individuals for whom disclosure is not provided are not executive officers of the Company.

Option Awards in the Holding Company or Holding Companies of the Surviving Corporation

In connection with the merger, the holding company or holding companies of the surviving corporation will adopt an option plan under which employees (including the executive officers) will be eligible to receive awards of stock options for stock of the holding company or holding companies of the surviving corporation. The aggregate shares issuable pursuant to grants under that plan are expected to be approximately 15% of the fully diluted equity of the holding company or holding companies of the surviving corporation immediately after consummation of the merger. Of the contemplated 15% of such stock, 6% of the fully diluted stock will be subject to awards of options that will vest solely upon the continued performance of services by the option holder over time, and 9% of the fully diluted stock will be subject to awards of options that will vest upon the achievement of predetermined performance targets over time, subject to the option holder’s continued performance of services. Options granted at the time of the merger will have a per share exercise price based on the equity value of the holding company or holding companies of the surviving corporation at the time of closing. Options granted after the completion of the merger will have a per share exercise price based on fair market value of the underlying shares of the holding company or holding companies of the surviving corporation at the time of the grant.

Time-based options vest solely on the basis of a person’s continued employment, with 25% of the award vesting one year after closing, and 1/48 of the remaining balance vesting each month thereafter for 48 months. Of the 6% time-based options to be granted, 4.643% will be granted to executive officers and senior management of SunGard (collectively, “senior management”) at the time of the merger, 1% will be granted to other key employees, and 0.357% are reserved for future hires, promotions and rebalancing. To the extent that the 0.357% reserve is not used for future hires, promotions, or rebalancing, an additional 0.0714% will be awarded to senior management (other than the chief executive officer, or “CEO”) at the end of each of 2006 and 2007. Thereafter, if unused in each such year, the remaining 0.2142% will be awarded by the CEO in consultation with the compensation committee of the board of directors of the holding company or holding companies of the surviving corporation (the “compensation committee”).

Performance-based options vest on the basis of a person’s continued employment and the attainment of certain pre-determined earnings goals for the surviving corporation during the six-year period beginning January 1, 2005. Of the 9% performance-based options to be granted, 8.357% will be granted to senior management (other than the CEO) at the time of the merger, and 0.643% are reserved for future hires, promotions and rebalancing. From the 0.643% reserve, if not used for promotions, new hires, or rebalancing an additional 0.1286% will be awarded to senior management (other than the CEO) at the end of each of 2006, 2007 and 2008. Thereafter, if unused in each such year, the remaining 0.2572% will be awarded by the CEO in consultation with the compensation committee.

As explained above, 5% of the 6% time-based option pool and all of the 9% performance-based option pool will be allocated to senior management, providing a total pool of 14% for senior management. The table below sets forth the anticipated percentage of this 14% option pool to be granted to the executive officers of SunGard.

Percentage of 14% Option Pool:
James E. Ashton III	2.4%
Donald W. Birdwell	2.4%
Robert F. Clarke	2.4%
Cristóbal Conde	15.0%
T. Ray Davis	1.5%
Harold C. Finders	1.5%
Till M. Guldimann	2.4%
Ronald M. Lang	2.4%
John E. McArdle, Jr.	1.5%
Michael K. Muratore	6.0%
Brian Robins	1.0%
Michael J. Ruane	3.5%
James C. Simmons	3.5%
Richard C. Tarbox	2.4%
Executive officers as a group (14 persons)	47.9%
All management participants as a group (17 Persons)[1]	53.9%

1	The three individuals for whom disclosure is not provided are not executive officers of the Company.

Employment Agreements with the Holding Company of the Surviving Corporation

Pursuant to the management agreements, each management participant has agreed to enter into a definitive employment agreement (in accordance with the terms and conditions of such management participant’s respective management agreement) with the surviving corporation (or its parent) that will govern the terms of each management participant’s employment after the closing of the merger, to be effective upon closing of the merger. The terms include the following:

•	the management participant will retain the same position as that held with SunGard prior to the merger, unless otherwise mutually agreed with the surviving corporation;

•	the term of the new employment agreement with the surviving corporation will be through December 31, 2010, with one-year renewals automatically effective one year before expiration, unless terminated on one year’s advance notice by either party;

•	the management participant will retain the same base salary as that payable by SunGard prior to the merger, subject to annual adjustments, if any, made by the board of directors of the surviving corporation or its holding company or holding companies, in consultation with the CEO;

•	the management participant will be provided the opportunity to earn an annual cash bonus provided that the aggregate bonus opportunity for the management participants as a group will be consistent with that provided by SunGard to executives as a group prior to the merger, although the board of directors of the surviving corporation or its holding company or holding companies may re-align the performance metrics and other terms in consultation with the CEO;

•	the management participant will be provided employee benefits consistent with those provided by SunGard to executives prior to the merger;

•	the management participant will participate in the option plan of the surviving corporation or its holding company or holding companies as described above;

•	the management participant will have the right to receive certain severance payments and benefits from the surviving corporation or its holding company or holding companies, including upon a termination without “cause,” a resignation for “good reason” or a change in control, consistent with the severance payments and benefits provided for under the management participant’s existing change in control agreement; and

•	the management participant will be subject to certain restrictive covenants (noncompetition, confidentiality and nonsolicitation) with the surviving corporation or its holding company or holding companies that are consistent with those to which the management participant is subject under his or her existing change in control agreement.

Change in Control and Tax Gross-up Payments

The management participants and future management participants of SunGard will not be entitled to any change in control severance payments or benefits under the terms of their existing change in control agreements as a result of the merger. Pursuant to the terms of the management agreements, effective as of the closing of the merger, and conditioned upon the closing of the merger and entering into a definitive employment agreement and related agreements with the surviving corporation or its holding company or holding companies, the change in control agreement previously entered into by each management participant and future management participant as of December 15, 2004 or January 13, 2005, as the case may be, with SunGard will terminate, and the management participants and future management participants will have no further rights or entitlements under such agreements, except with respect to the right to receive certain gross-up payments for excise taxes, if any, imposed under Section 4999 of the Internal Revenue Code on the management participant or future management participant by reason of accelerated vesting of stock options held by the management participants. The change in control agreements of those executive officers and members of senior management of SunGard who do not enter into management agreements will continue in full force and effect following the merger.

We currently expect that seven executive officers of SunGard, three of whom are management participants, one of whom is expected to become a management participant, and three of whom are not management participants, will receive certain tax gross-up payments relating to excise taxes imposed under Section 4999 of the Internal Revenue Code. The table below sets forth estimated tax gross-up payments for the seven individuals based upon the assumptions described below. These assumptions have been made only for the purpose of calculating the estimated tax gross-up payments and do not necessarily reflect our expectation of what will in fact occur. For purposes of calculating all of the estimated tax gross-up payments, we have assumed that the merger will close on July 31, 2005 at a price of $36 per share. For the four executive officers who are or are expected to become management participants, the estimated tax gross-up payments relate to excise taxes due by reason of accelerated vesting of stock options. We have assumed that each such person’s employment will not terminate within a year after the closing of the merger, and that each such person’s agreed equity investment in the holding company or holding companies of the surviving corporation will first be satisfied through a tax-deferred conversion of existing stock options into options in the holding company or holding companies of the surviving corporation, on a last granted, first converted basis, before any part of such commitment is satisfied through contributions of SunGard shares or cash. For the three executive officers who are not management participants, the estimated tax gross-up payments relate to excise taxes due by reason of accelerated vesting of stock options and payment of severance compensation. We have assumed that: (i) each such person’s employment will terminate as of July 31, 2005 and as a result such person will be entitled to severance compensation under such person’s change in control agreement; (ii) each such person will elect to receive cash in lieu of certain benefits available under such person’s change in control agreement; and (iii) no value will be attributed to the noncompete provisions of each such person’s change in control agreement. The following table sets forth estimated tax gross-up payments that would be paid to each of the seven individuals based on these assumptions. The actual amount of any tax gross-up payment will depend on the specific facts in each individual’s case.

Executive Officer	Estimated Tax Gross-up Payment

James E. Ashton (1)	$1,254,289

Andrew P. Bronstein (2)	$2,014,034

Cristóbal Conde (1)	$3,071,467

Lawrence A. Gross (2)	$2,254,054

Till M. Guldimann (1)	$914,139

Victoria E. Silbey (3)	$336,381

Bettina A. Slusar (2)	$1,654,501

Total:	$11,498,865

(1) Management participant.

(2) Non-management participant.

(3) Expected to become a management participant.

Indemnification and Insurance

The merger agreement provides that the certificate of incorporation of the surviving corporation will contain provisions no less favorable with respect to exculpation and indemnification of our directors, officers, employees, fiduciaries or agents than those set forth in the Company’s bylaws. The indemnification provisions in the surviving corporation’s certificate of incorporation will not be amended or repealed in any manner adverse to persons entitled to rights under those provisions on or prior to the effective time for a period of six years following the effective time of the merger.

The surviving corporation has agreed to indemnify, to the same extent as provided in our bylaws or any other applicable contract in effect on March 27, 2005 each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

The merger agreement requires that the surviving corporation either:

•	obtain “tail” directors’ and officers’ insurance policies in an amount and scope at least as favorable as the Company’s existing policies and with a claims period of at least six years from the effective time of the merger for claims arising from facts or events that occurred on or prior to the effective time; or

•	maintain in effect, for a period of six years after the effective time of the merger, our current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 250% of our current premium. If the annual premiums of insurance coverage exceed 250% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 250% of the current annual premium paid by us.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to Merger Co or the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

Amendment to the Company’s Rights Agreement

On January 18, 2000, SunGard entered into a rights agreement with Wells Fargo Bank, N.A., as rights agent, in order to ensure that any strategic transaction undertaken by SunGard would be one in which all stockholders can receive fair and equal treatment and to guard against coercive or other abusive takeover tactics that might result in unequal treatment of SunGard’s stockholders. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of SunGard’s outstanding common stock without the approval of our board of directors.

On March 27, 2005, immediately prior to the execution of the merger agreement, the Company and the rights agent entered into an amendment to the rights agreement which provides that neither the execution of the merger agreement nor the consummation of the merger will trigger the provisions of the rights agreement.

In particular, the amendment to the rights agreement provides that neither Merger Co nor any of its affiliates (the “exempted persons”) shall be deemed to be an “Acquiring Person”, and neither a “Distribution Date” nor a “Shares Acquisition Date” shall be deemed to have occurred, in each case solely by virtue of or as a result of:

•	any agreements, arrangements or understandings among the exempted persons in connection with the merger agreement or the merger;

•	the execution and delivery of the merger agreement; or

•	the acquisition of any shares of SunGard common stock pursuant to the merger agreement or the consummation of the merger.

The amendment to the rights agreement also redefines “Expiration Date” to include a potential earlier date and time immediately before the merger becomes effective.

Material U.S. Federal Income Tax Consequences

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights), as well as the material U.S. federal income tax consequences in the merger to SunGard and the management participants who hold (actually or constructively) an equity interest in the surviving corporation following the merger. Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

U.S. Holders

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of SunGard common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or stockholders (other than the management participants, to the extent described below) who hold (actually or constructively) an equity interest in the surviving corporation after the merger). In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non-

U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger (whether as merger consideration or pursuant to the proper exercise of appraisal rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

SunGard and Management Participants

Under general U.S. federal income tax principles, the merger should not be a taxable event in which gain is recognized to SunGard for U.S. federal income tax purposes.

As described above in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”, the management participants will acquire equity interests in the holding company or holding companies of the surviving corporation by paying cash (possibly acquired through settling their respective SunGard stock options), contributing shares of SunGard common stock or by not exercising existing SunGard stock options, which will be converted into options for stock in the holding company or holding companies of the surviving corporation. These various transactions may be taxable to management participants, either as ordinary income or capital gain if, for example, they receive and retain cash in the merger, or tax-free to them if, for example, they transfer or are treated as transferring in a nonrecognition transaction SunGard common stock for stock of the surviving corporation or its holding company or holding companies, in each case depending upon the consideration used by the participant and type of transaction in which new equity investment is acquired. Since the U.S. federal tax treatment will be particular to each management participant, they are urged to discuss their treatment with their own tax advisors.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On April 15, 2005, the Company and Merger Co made the required filings with the Antitrust Division and the Federal Trade Commission, and the applicable waiting period expired on May 16, 2005. In addition, Merger Co made the required antitrust filing under Brazilian law on April 15, 2005.

At any time before or after consummation of the merger, the Antitrust Division or the Department of Justice or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, the Company and Merger Co will prevail.

On May 9, 2005, the Company made the filings required under the rules of the National Association of Securities Dealers, or NASD, and the New York Stock Exchange, or NYSE, in respect of the change in control of three of the Company’s subsidiaries that are U.S.-registered broker-dealers and members of one or more of such regulatory organizations. The completion of requirements with respect to applicable NASD and NYSE rules is not expected to delay the closing.

Under the merger agreement, the Company and Merger Co have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, Merger Co has agreed to take whatever action as may be necessary to resolve any objections asserted on antitrust grounds with respect to the merger.

Except as noted above with respect to the required filings under the HSR Act and the antitrust laws of Brazil, the filings with the NYSE, NASD and certain other regulatory organizations, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Fees and Expenses of the Merger

SunGard estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $50.7 million. This amount consists of the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses	$38,800,000
Legal, accounting and tax advisory fees and expenses	$8,000,000
HSR Act filing fees	$280,000
SEC Filing fees	$1,300,000
Printing, proxy solicitation and mailing costs	$365,000
Miscellaneous	$2,000,000

In addition, if the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $300 million as directed by Merger Co (unless such termination is in connection with the sale of the Company’s availability services business, in which case the termination fee payable will be $200 million), and will be obligated under certain circumstances to pay the expenses of Merger Co, up to $25 million (in addition to any termination fee otherwise payable).

Litigation Related to the Merger

SunGard is aware of three purported class action lawsuits related to the merger filed against SunGard, each of its directors and Merger Co in the Court of Chancery of the State of Delaware, in and for New Castle County. The lawsuits and dates of filing are as follows: Garco Investments, LLP v. SunGard Data Systems Inc., et al., C.A. No. 1221-N (filed on April 1, 2005), Nick Sanna v. SunGard Data Systems, Inc., et al., C.A. No. 1327-N (filed on May 6, 2005) and Jeffrey P. Jannett v. SunGard Data Systems, Inc., et al., C.A. No. 1331-N (filed on May 9, 2005). The complaints allege, among other things, that the merger consideration to be paid to the stockholders of SunGard in the merger is unfair and inadequate. In addition, the complaints allege that the directors of SunGard violated their fiduciary duties by, among other things, failing to engage in a fair sale process and invite other bidders, failing to conduct an active market check of SunGard’s value, and agreeing, under certain circumstances, to pay a termination fee to Merger Co. Two of the complaints (Sanna and Jannett) also allege, among other things, that the defendants have failed to provide adequate disclosures in this proxy statement regarding the timing of, and the reasons behind, the Company’s decision to abandon its previously announced plan to spin off its availability services business. The complaints seek, among other relief, class certification of the respective lawsuits, an injunction preventing completion of the merger (or rescinding the merger if it is completed prior to the receipt of such relief), compensatory and/or rescissory damages to the class, attorneys’ fees and expenses, along with such other relief as the court might find just and proper. These three actions were consolidated on May 24, 2005. SunGard believes these lawsuits are without merit and plans to defend them vigorously. The defendants must answer or respond to these complaints by June 27, 2005. Additional lawsuits pertaining to the merger could be filed in the future.

Certain Projections

In connection with the investor group’s review of SunGard and in the course of the negotiations between SunGard and the investor group described in “Special Factors—Background of the Merger,” SunGard provided the investor group and its financing sources with the Company’s budget for 2005. Additionally, SunGard provided Credit Suisse First Boston and Lazard with projections for fiscal years 2005 through 2009 for use by them in their respective fairness analyses as summarized under “Special Factors—Opinion of Credit Suisse First Boston LLC” and “Special Factors—Opinion of Lazard Frères & Co. LLC”. The non-public information SunGard provided included projections of SunGard’s operating performance for fiscal years 2005 through 2009 (the “projections”), which do not give effect to the merger or the financing of the merger.

SunGard does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to the investor group in connection with their respective due diligence investigations of SunGard and to Credit Suisse First Boston and Lazard for use by them in their respective fairness analyses. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement have been prepared by, and are the responsibility of, SunGard’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to SunGard’s historical financial information. It does not extend to the projections and should not be read to do so. In compiling the projections, SunGard’s management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA and capital spending. The projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by SunGard’s management that SunGard’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of SunGard’s management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that the investor group, Credit Suisse First Boston, Lazard or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

SunGard does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

SunGard provided the investor group with 2005 budget information, as shown below.

2005 Budget (1)(2)

	ISS/HEPS	AS	Corp	Total
	(in millions)
Revenue	$2,430.3	$1,324.3		$3,754.6
Operating Income	428.3	385.7	$(44.9)	769.1
EBITDA	(3)	(3)	(3)	1,130.9

(1)	Includes acquisitions closed in late 2004 and early 2005, other than Vivista
(2)	Excludes merger and spin off costs as well as costs associated with closing the availability services data center located in North Bergen, NJ
(3)	Not broken out for each segment

SunGard management developed the 2005 budget from budget information provided by each of SunGard’s individual business units, which in each case was based in part on revenue assumptions and estimates made on a customer-by-customer basis. The 2005 budget also incorporates assumptions regarding expenses (based in part on detailed employee cost analyses) and capital expenditure assumptions reflected in the budget information from the individual business units. In compiling the business unit budget information to develop the 2005 budget, SunGard management took into account growth rate and margin assumptions that were consistent with recent actual results and with current expectations in light of market conditions. These customer revenue assumptions made by SunGard’s individual business units and the assumptions made by SunGard management regarding growth rates and margins represent all of the material assumptions and estimates made in connection with the preparation of the 2005 budget.

In conjunction with providing the investor group the 2005 budget information, SunGard management advised the investor group that in preparing projections for 2006 and 2007, the investor group could target an organic growth rate assumption for SunGard as a whole of between 5% and 7% per year and an operating income margin assumption for SunGard as a whole of between 21% and 23%.

Additionally, SunGard provided Credit Suisse First Boston, Lazard and the investor group with projections for fiscal years 2005 through 2009, as shown below.

Projections (1)

	2005	2006	2007	2008	2009
	(in millions)
Consolidated
Revenue	$3,936.6	$4,225.0	$4,515.3	$4,771.7	$5,040.8
Operating Income	777.5	880.4	994.2	1,076.7	1,169.2
EBITDA	1,144.5	1,268.0	1,381.6	1,461.3	1,545.4
Capital Spending	314.5	295.7	269.1	282.5	296.3

Investment Support Systems and Higher Education and Public Sector Systems (ISS/HEPS) (2)
Revenue	$2,612.4	$2,838.3	$3,061.2	$3,256.0	$3,463.0
Operating Income	407.4	496.0	594.5	667.4	738.4
EBITDA	593.4	692.5	784.7	845.0	903.9
Capital Spending	117.1	87.7	94.6	100.6	107.0

Availability Services (2)
Revenue	$1,324.3	$1,386.7	$1,454.1	$1,515.7	$1,577.8
Operating Income	370.2	384.4	399.6	409.3	430.9
EBITDA	551.2	575.4	597.0	616.3	641.5
Capital Spending	197.4	208.0	174.5	181.9	189.3

(1)	Includes acquisitions closed in late 2004 and early 2005, including Vivista
(2)	Includes allocated corporate expenses

The material assumptions made by SunGard in developing the 2005 through 2009 fiscal year projections were as follows:

•	Organic growth rates for SunGard as a whole of between 5% and 7% per year.

•	Operating income margins for SunGard as a whole of between 20% and 23% per year.

•	EBITDA margins for SunGard as a whole of between 29% and 31% per year.

THE PARTIES TO THE MERGER

SunGard Data Systems Inc.

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

(484) 582-2000

We are a Delaware corporation with our principal executive offices at 680 East Swedesford Road, Wayne, Pennsylvania 19087. Our telephone number is (484) 582-2000. We are a global leader in integrated software and processing solutions, primarily for financial services and higher education. We also help information-dependent enterprises of all types to ensure the continuity of their business. We serve more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies.

Solar Capital Corp.

Solar Capital Corp.

c/o Silver Lake Partners

9 West 57th Street, 25th Floor

New York, NY 10019

(212) 981-5600

Solar Capital Corp., which we refer to as Merger Co, is a Delaware corporation formed on March 24, 2005 for the sole purpose of completing the merger with SunGard and arranging the related financing transactions. Merger Co’s owners currently consist of private equity funds sponsored by Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts, Providence Equity Partners and Texas Pacific Group (such funds collectively, the “investor group”). The members of the investor group have the right to transfer a portion of their prospective interest in Merger Co in certain circumstances. As a result, the investor group may ultimately include additional equity participants. Merger Co has not engaged in any business except in anticipation of the merger. Merger Co may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations. The principal office address of Merger Co is c/o Silver Lake Partners, 9 West 57th Street, 25th Floor, New York, NY 10019 and its telephone number is (212) 981-5600.

THE ANNUAL MEETING

Time, Place and Purpose of the Annual Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the annual meeting to be held on                     , July     , 2005, beginning at 9:00 a.m. Eastern Daylight Time, at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, Pennsylvania. The purpose of the annual meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement, to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, to elect nominees to serve on our board of directors, to ratify the appointment of SunGard’s independent registered public accounting firm and to act on other matters and transact other business, as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the annual meeting and the enclosed form of proxy are first being mailed to our stockholders on                     , 2005.

Record Date, Quorum and Voting Power

The holders of record of SunGard’s common stock at the close of business on June 17, 2005, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. As of the record date, there were 290,800,927 shares of our common stock issued and outstanding, all of which are entitled to be voted at the annual meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the annual meeting.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the annual meeting. A quorum is necessary to hold the annual meeting. Once a share is represented at the annual meeting, it will be counted for the purpose of determining a quorum at the annual meeting and any adjournment or postponement of the annual meeting. However, if a new record date is set for the adjourned annual meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. The director nominees will be elected by a plurality of the votes cast at the annual meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies and the ratification of our independent registered public accounting firm each requires the affirmative vote of a majority of the shares present and entitled to vote.

In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the annual meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Generally, nominees have the discretion to vote for directors and the ratification of the appointment of our independent registered public accounting firm, unless you instruct otherwise. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

As a result, broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes and abstentions will also have the same effect as a vote against the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, but will not affect the outcome of the vote relating to the election of directors.

Voting by Directors and Executive Officers

As of June 17, 2005, the record date, the directors and executive officers of SunGard held and are entitled to vote, in the aggregate, 2,710,490 shares of our common stock, representing approximately 0.93% of the outstanding shares of our common stock. The directors and executive officers have informed SunGard that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement, “FOR” the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies, “FOR” the election of the nominated directors and “FOR” the ratification of PricewaterhouseCoopers LLP as SunGard’s independent registered public accounting firm.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the annual meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, “FOR” each of the nominees for director, “FOR” ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, deliver a new proxy or submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the annual meeting and vote your shares in person. Attendance at the annual meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

SunGard does not expect that any matter other than the proposals to adopt the merger agreement, elect directors and ratify the appointment of our independent registered public accounting firm will be brought before the annual meeting. If, however, an adjournment or postponement of the annual meeting is necessary or appropriate to solicit additional proxies or if another matter is properly presented at the annual meeting or any such adjournment or postponement of the annual meeting, the persons appointed as proxies will vote the shares in accordance with the recommendations of the Company’s board of directors.

Expenses of Proxy Solicitation

SunGard will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of SunGard may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. In addition, D. F. King & Co., Inc. will provide solicitation services to us for a fee of approximately $15,000 plus out-of-pocket expenses. SunGard will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

Any adjournment or postponement may be made without notice by an announcement made at the annual meeting by the chairman of the meeting. If persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment or postponement. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow SunGard stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur on the date following the satisfaction or waiver of all of the conditions set forth in the merger agreement that is the earlier of (i) a date during the marketing period (described below) to be specified by Merger Co on no less than three business days’ notice to the Company and (ii) the final day of the marketing period, or such other date as the parties may agree.

Marketing Period

For purposes of the merger agreement, “marketing period” means the first period of 15 consecutive business days throughout which:

•	Merger Co has certain financial information required to be provided by the Company under the merger agreement; and

•	both the conditions to the obligations of both parties to complete the merger and the conditions to the obligations of Merger Co (other than delivery of an officer’s certificate by the Company) to complete the merger are satisfied.

If the marketing period would otherwise end on or after August 19, 2005, the marketing period shall end on October 10, 2005, provided that the marketing period will end on any earlier date which is the third business day following the date the financing for the merger is consummated.

Structure

At the effective time of the merger, Merger Co will merge with and into SunGard. Upon completion of the merger, Merger Co will cease to exist as a separate entity and SunGard will continue as the surviving corporation. All of the Company’s and Merger Co’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, the Company’s common stock will be delisted from the NYSE, deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no longer publicly traded.

Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $36.00 in cash, without interest and less applicable withholding taxes, other than Company common stock:

•	held in the Company’s treasury immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	held by Merger Co or any direct or indirect wholly owned subsidiary of Merger Co immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	held by any direct or indirect wholly owned subsidiary of the Company immediately prior to the effective time of the merger, all of which will remain outstanding; and

•	as to which the Company’s stockholders validly exercise and perfect appraisal rights in compliance with Delaware law, which will be subject to appraisal in accordance with Delaware law.

Company Stock Options

Immediately prior to the effective time of the merger, all outstanding options (including those held by our executive officers) will become fully vested and immediately exercisable unless otherwise agreed between the holder of any such option and Merger Co. All options (other than certain options held by certain executive officers and other employees who will invest in equity securities of the surviving corporation) not exercised prior to the merger will be converted into a right to receive, upon the exercise of the option and payment of the applicable exercise price, an amount of cash equal to $36.00 multiplied by each share of stock subject to the option. Any option not so exercised will, immediately following such conversion, be cancelled in exchange for an amount in cash (without interest) less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by

•	the excess of $36.00 over the exercise price per share of common stock subject to such option.

At the effective time of the merger, at our option, Merger Co will either:

•	pursuant to an escrow agreement, in form and substance reasonably acceptable to us, to be entered into prior to the effective time by Merger Co and a bank or trust company reasonably acceptable to us, deposit an amount of cash sufficient to pay the aggregate amount required to be paid to the holders of options to acquire our common stock (other than certain options held by the management participants) with such bank or trust company; or

•	deliver to the surviving corporation an amount of cash sufficient to pay the aggregate amount required to be paid to the holders of options to acquire our common stock (other than certain options held by certain executive officers and other employees who will invest in equity securities of the surviving corporation).

Certain stock options held by certain executive officers and other employees who will invest in equity securities of the surviving corporation and identified to Merger Co prior to the closing date of the merger that are not exercised prior to the completion of the merger will remain outstanding in accordance with their respective terms, subject to adjustments agreed upon by the holders of such options and Merger Co.

No Further Ownership Rights

After the effective time of the merger, each of our outstanding stock certificates will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Exchange and Payment Procedures

At the effective time of the merger, the surviving corporation will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with a bank or trust company (the “paying agent”) reasonably acceptable to us. As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other Company stockholders. The letter of transmittal and instructions will tell you how to surrender your Company common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Company common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving corporation and Merger Co will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of the paying agent, Merger Co or the surviving corporation will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

Certificate of Incorporation and Bylaws

The certificate of incorporation of the surviving corporation will be amended as of the effective time of the merger so as to contain the provisions, and only the provisions, contained immediately prior to the effective time of the merger in the certificate of incorporation of Merger Co, except that Article I will read “the name of the corporation is SunGard Data Systems Inc.” In addition, the bylaws of Merger Co, as in effect immediately prior to the effective date of the merger, will be the bylaws of the surviving corporation.

Directors and Officers

The directors of Merger Co immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of the Company will be the initial officers of the surviving corporation, although James L. Mann will no longer serve as chairman of the board of directors.

Representations and Warranties

The merger agreement contains representations and warranties that the Company and Merger Co made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement between the Company and Merger Co, a copy of which is attached hereto as Annex A and which is incorporated by reference into this proxy statement, and may be subject to important qualifications and limitations set forth in the merger agreement and the disclosure schedules thereto agreed by such parties in connection with negotiating its terms. Moreover, certain representations and warranties are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between the Company and Merger Co rather than establishing matters as facts. The Company is not currently aware of any specific undisclosed material facts relating to the Company that would be material to you as a stockholder voting on the merger that contradict the representations and warranties contained in the merger agreement. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•	our certificate of incorporation and bylaws and that of our subsidiaries;

•	our capitalization, including in particular the number of shares of our common stock and stock options outstanding and the amount of our debt outstanding;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	our SEC filings since July 1, 2002 and the financial statements contained therein;

•	the absence of liabilities, other than as set forth on our December 31, 2004 balance sheet, ordinary course liabilities, liabilities incurred in connection with the merger or liabilities that would not have a material adverse effect;

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC, including the Rule 13e-3 Transaction Statement on Schedule 13E-3, which is being filed contemporaneously with this proxy statement;

•	the absence of certain changes and events since December 31, 2004, including the absence of a material adverse effect;

•	the absence of litigation or outstanding court orders against us;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	real property owned and leased by us and our subsidiaries and title to assets;

•	our intellectual property;

•	taxes, environmental matters and certain specified types of contracts;

•	our insurance policies;

•	the approval and recommendation by our board of directors of the merger agreement and the merger;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	the amendment to our rights agreement, dated July 18, 2000, rendering the rights thereunder inapplicable to the merger;

•	receipt by us of an opinion of each of Credit Suisse First Boston LLC and Lazard Frères & Co.; and

•	the absence of undisclosed broker’s fees.

For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects:

•	is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and our subsidiaries taken as a whole;

•	has arisen out of the operations or relates directly to the assets of the Company or our subsidiaries (and not the industry generally) and would reasonably be likely to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and our subsidiaries, taken as a whole; or

•	would reasonably be expected to prevent the consummation of the merger or prevent us from performing our obligations under the merger agreement.

Notwithstanding the foregoing, none of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect”:

•	a change in general economic or financial market conditions, except to the extent such event, circumstance, change or effect has had a disproportionate effect on us and our subsidiaries taken as a whole as compared to other persons in the industry in which we and our subsidiaries conduct business;

•	any acts of terrorism or war, except to the extent such event, circumstance, change or effect has had a disproportionate effect on us and our subsidiaries taken as a whole as compared to other persons in the industry in which we and our subsidiaries conduct business;

•	the announcement of the execution of the merger agreement or the pendency or consummation of the merger; or

•	compliance with the terms of, or the taking of any action required by, the merger agreement.

The merger agreement also contains customary representations and warranties made by Merger Co that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	its proper organization, good standing and corporate power to operate its businesses;

•	its certificate of incorporation and bylaws;

•	its corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the accuracy and completeness of information it has supplied for inclusion in this proxy statement;

•	the absence of litigation or outstanding court orders against it;

•	the operations of Merger Co;

•	the debt and equity commitment letters received by Merger Co, including that the equity commitment letters are in full force and effect and are a legal, valid and binding obligation of Merger Co and the other parties thereto;

•	the delivery by Merger Co of a guarantee by each stockholder of Merger Co with respect to certain obligations of Merger Co under the merger agreement; and

•	the absence of undisclosed broker’s fees.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between March 27, 2005 and the completion of the merger we and our subsidiaries will:

•	conduct our business only in the ordinary course of business and in a manner consistent with past practice;

•	use reasonable best efforts consistent with past practice to preserve substantially intact our business organization, to preserve our assets and properties in good repair and condition, to keep available the services of our present officers and employees and to preserve our current relationships with customers, suppliers and other persons with which we have material business relations, in each case in the ordinary course of business and in a manner consistent with past practice; and

•	provide Merger Co and its representatives with reasonable access, during normal business hours and upon reasonable prior notice, to our and our subsidiaries’ officers, employees, agents, properties, offices and other facilities and to our and our subsidiaries’ books and records.

We have also agreed that during the same time period, and again subject to certain exceptions or unless Merger Co gives its prior written consent, we and our subsidiaries will not:

•	amend or otherwise change our organizational documents in any manner adverse to Merger Co;

•	issue, sell or encumber any of our or our subsidiaries’ securities or material assets, except for:

•	the issuance of shares of our common stock issuable pursuant to employee stock options outstanding on March 27, 2005 or in connection with the purchase of our common stock under our employee stock purchase plan to the extent set forth in the merger agreement; and

•	commitments to grant, at or after the effective time of the merger, stock options of the surviving corporation with exercise prices equal to the then fair market value of the underlying stock of the surviving corporation to newly hired or promoted employees of the Company or any of our subsidiaries between March 27, 2005 and the effective time of the merger or to any person in connection with any acquisition by us or any of our subsidiaries as permitted under the merger agreement;

•	declare or pay dividends;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our or our subsidiaries’ securities, other than in connection with the exercise of employee stock options;

•	acquire any business that has a value (including the amount of assumed indebtedness) in excess of $25,000,000, individually, or $100,000,000, in the aggregate;

•	repurchase, repay, cancel or incur any indebtedness for borrowed money, other than capital leases or under our existing credit agreement, in each case in the ordinary course of business consistent with past practice, or in connection with permitted acquisitions;

•	grant any security interest in any of our assets;

•	issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice;

•	except to the extent the amount is reflected in our 2005 operating budget, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $25,000,000 for us and our subsidiaries taken as a whole;

•	enter into any new line of business outside our three existing business segments;

•	make investments in persons other than wholly owned subsidiaries, other than ordinary course investments in accordance with our existing investment policy;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or, except in the ordinary course of business, any of our subsidiaries (other than the merger);

•	increase, adopt, terminate or amend compensation, retention, severance or benefit plan or arrangements provided to any current or former director or executive officer or, except in the ordinary course of business and in a manner consistent with past practice, any other current or former employee;

•	establish, adopt, enter into, terminate or amend any collective bargaining agreement or employment plan, other than individual contracts, agreements or commitments with employees who are not directors or executive officers;

•	except as required by law, make or file any change in any method of tax accounting for a material amount of taxes;

•	make, change or rescind any material tax election, settle or compromise any material tax liability, file any amended tax return involving a material amount of additional taxes, enter into any closing agreement relating to a material amount of taxes or waive or extend the statute of limitations in respect of taxes, other than in each case, in the ordinary course of business and consistent with past practice;

•	make any change to our methods of accounting in effect at December 31, 2004, subject to certain exceptions;

•	write up, write down or write off the book value or any of our assets or our subsidiaries assets, other than in the ordinary course of business and consistent with past practice or as may be required by generally accepted accounting principles or the Financial Accounting Standards Board;

•	pay, discharge, waive settle or satisfy any pending or threatened material litigation, other than in the ordinary course of business and consistent with past practice;

•	enter into any agreement that restricts our or any of our subsidiaries’ ability to engage or compete in any line of business in any respect material to our or our subsidiaries’ business, taken as a whole, other than in the ordinary course of business;

•	with the prior knowledge of any of our executive officers or any other individual specified in the merger agreement, enter into any agreement that restricts the ability of any of our stockholders or controlling affiliates or any of their respective affiliates (other than us and our subsidiaries) to engage or compete in any line of business;

•	enter into, amend, modify, cancel or consent to the termination of any of the types of contracts specified in the merger agreement or amend, modify, cancel, or consent to the termination of our or any of our subsidiaries’ rights thereunder;

•	enter into, amend, modify or waive any rights under any contract or transaction with an executive officer or director (or, other than on arm’s length terms in the ordinary course of business, any person in which such executive officer or director, or any immediate family member of such executive officer or director, has over a 10% interest) involving amounts in excess of $60,000;

•	transfer to one or more third parties, mortgage or encumber, or, except in the ordinary course of business, license or sublicense, any intellectual property that is material to our and our subsidiaries’ business, taken as a whole;

•	fail to pay a fee, take any action or make any filing reasonably necessary to maintain our ownership of intellectual property owned or purported to be owned by us that is material to our and our subsidiaries’ business, take as a whole;

•	fail to maintain in full force and effect or fail to use commercially reasonable efforts to replace or renew material insurance policies existing on March 27, 2005 and covering the Company and our subsidiaries and our respective properties, assets and businesses, take as a whole;

•	take any action that would reasonably be likely to prevent or materially delay satisfaction of either the conditions to the obligations of both parties to complete the merger or the conditions to the obligations of Merger Co to complete the merger or the consummation of the merger;

•	take any action that would have a material adverse effect; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

No Solicitation of Transactions

We have agreed that neither we nor any of our subsidiaries or representatives will, directly or indirectly:

•	solicit, initiate, propose or knowingly encourage the submission of any acquisition proposal;

•	initiate, participate in or continue discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or which would reasonably be expected to result in, any acquisition proposal; or

•	otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any third party with respect to, or which would reasonably be expected to result in, any acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer, including any proposal to or from our stockholders, from any person or group other than Merger Co relating to:

•	any direct or indirect acquisition or purchase, in a single transaction or series of transactions by such person or group acting in concert, of:

•	more than 25% of the fair market value (as determined in good faith by our board of directors) of our and our subsidiaries assets (including capital stock of our subsidiaries), taken as a whole;

•	our investment support systems business;

•	our availability systems business; or

•	over 25% of any class of our equity securities;

•	any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 25% or more of any class of our equity securities; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us as a result of which any person or group acting in concert would acquire the assets, securities or businesses described above.

For the purposes of the merger agreement, however, an “acquisition proposal” does not include a separation or spin off of one or more of our business units or subsidiaries from us.

The Company or our board of directors, however, is permitted to engage in discussions or negotiations with, or provide any information to, a third party in connection with an unsolicited bona fide written acquisition proposal received after March 27, 2005, if and only to the extent that prior to taking such action our board of directors:

•

determines in good faith, after consultation with its legal and financial advisors, that the acquisition proposal is, or could reasonably be expected to result in, a superior proposal and determines in good faith (after consultation with its outside legal counsel) that it is required to engage in discussions or provide information to the third party to comply with its fiduciary duties to our stockholders; and

•	receives from the third party an executed confidentiality agreement containing terms that are substantially similar to and no less favorable to us than those contained in the confidentiality agreement signed with Silver Lake Management Company, L.L.C.

For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal that:

•	is not solicited or initiated in violation of our obligations under the merger agreement;

•	relates to an acquisition by a person or a group acting in concert of any of:

•	more than 50% of our outstanding common stock pursuant to a tender offer, merger or otherwise;

•	all or substantially all of our and our subsidiaries’ assets, taken as a whole;

•	our investment support systems business; or

•	our availability services business;

•	our board of directors determines in good faith judgment (after consultation with its financial advisor and taking into account all of the terms and conditions of the acquisition proposal) is more favorable to our stockholders, from a financial point of view, than the merger agreement (taking into account any alterations to the merger agreement agreed to in writing by Merger Co in response to such proposal); and

•	our board of directors determines in good faith is reasonably capable of being completed and, to the extent our board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) that financing is material to such acquisition proposal, for which such person or group acting in concert has received executed financing commitment letters on terms comparable to those contained in the commitment letters delivered to the investor group in connection with the merger.

We have agreed to notify Merger Co orally and in writing within 48 hours of our receipt of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any acquisition proposal. In our notice to Merger Co, we have agreed to specify the material terms and conditions of the acquisition proposal and the identity of the third party making the inquiry, proposal, offer or request. We have also agreed to keep Merger Co reasonably informed of the status of any discussions or negotiations and to notify Merger Co within 48 hours of any modifications to the financial or other material terms of such inquiries, proposals or offers. Under the merger agreement, neither we nor our subsidiaries may modify, amend, terminate, waive or release any confidentiality or standstill agreement to which we or our subsidiaries are a party and which relates to a business combination involving us or our subsidiaries or our or any of our subsidiaries’ assets, except where our board of directors determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties. We also agreed, to the extent we had not already done so, to, as promptly as practicable after March 27, 2005, request each person with whom we have had any discussion regarding, or who had executed a confidentiality agreement with us in connection with, a potential acquisition proposal during the twelve months prior to March 27, 2005 to return or destroy all confidential information previously provided to such person by or on its behalf in connection with such potential acquisition proposal.

We have also agreed that our board of directors will not and will not publicly propose to:

•	withdraw, modify or change its approval or recommendation of the merger agreement or the merger or cause the representation and warranty with respect to the amendment of our rights agreement described above to be untrue;

•	approve, adopt or recommend any acquisition proposal; or

•	approve or recommend, or allow us or any of our subsidiaries to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to, or that is reasonably expected to result in, any acquisition proposal.

Notwithstanding our obligations under the merger agreement, our board of directors may withdraw or modify or change its approval or recommendation of the merger agreement or the merger if:

•	in response to the receipt of an unsolicited third party acquisition proposal, the board of directors determines in good faith (after consultation with its legal and financial advisors) that the acquisition proposal is a superior proposal and that the board of directors is required (after consultation with its outside legal counsel) to withdraw or modify or change in a manner adverse to Merger Co its approval or recommendation in order to comply with its fiduciary duties to our stockholders; or

•	other than in connection with an acquisition proposal, the board of directors determines in good faith (after consultation with its outside legal counsel) that it is required to withdraw or modify or change in a manner adverse to Merger Co its approval or recommendation in order to comply with its fiduciary duties to our stockholders.

Under the merger agreement, however, our board of directors may not withdraw or modify or change its approval or recommendation of the merger agreement or the merger in response to the receipt of an unsolicited third party acquisition proposal unless we have observed certain notice and negotiation provisions to enable Merger Co to make a counter-offer. In addition, our board of directors may not withdraw or modify or change its approval or recommendation of the merger agreement or the merger other than in connection with an acquisition proposal to comply with its fiduciary duties unless we provide written notice to Merger Co at least five business days prior to such withdrawal or modification. Furthermore, our board of directors may not withdraw or modify or change its approval or recommendation of the merger agreement or the merger with respect to, and we may not implement, a spin off of one or more of our business units or subsidiaries unless such spin off is a component of a superior proposal.

Employee Benefits

For the period following the effective time of the merger through and including December 31, 2006, Merger Co has agreed that it will, or will cause the surviving corporation and its subsidiaries to, provide each of our and our subsidiaries’ employees as of the effective time with at least the same level of base salary that was provided to our and our subsidiaries’ employees immediately before the merger. For that period, Merger Co has agreed that it will, or will cause the surviving corporation and its subsidiaries to, provide our and our subsidiaries’ employees as of the effective time with employee benefits and incentive compensation opportunities, other than equity-based compensation, that are no less favorable in the aggregate than those provided to such employees immediately before the effective time of the merger.

In addition, Merger Co has agreed it will, or it will cause the surviving corporation to:

•	provide our and our subsidiaries’ employees with credit for all purposes (other than with respect to benefit accruals under a defined benefit pension plan) for service accrued or deemed accrued with the Company or any of our subsidiaries with respect to any of Merger Co’s employee benefit plans under which our employees may be eligible to participate after the effective time of the merger, provided that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit;

•	maintain without modification or amendment the SunGard Severance Pay Plan (effective as of November 2002) during the period immediately following the effective time of the merger through and including December 31, 2006; and

•	with respect to the welfare benefit plans maintained or sponsored by Merger Co or the surviving corporation and in which our or our subsidiaries’ employees may be eligible to participate on or after the effective time of the merger:

•	waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee under any of those welfare benefit plans to the same extent waived under our comparable plans; and

•	provide credit to each employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under our plans during the relevant plan year, up to and including the effective time of the merger; and

•	from and after the effective time of the merger, except as otherwise agreed by Merger Co and any of the individuals expressly identified by us to Merger Co prior to March 27, 2005:

•	assume and agree to be bound by, or cause the surviving corporation to assume and agree to be bound by, each change in control agreement with the individuals expressly identified by us to Merger Co prior to March 27, 2005; and

•	honor or cause to be honored, in accordance with their terms, all the change in control agreements and any other employment agreements, in each case with the Company and our subsidiaries’ current and former employees expressly identified by us to Merger Co prior to March 27, 2005.

On and after March 27, 2005, no future offering periods will be commenced under our employee stock purchase plan. All offering periods in progress immediately prior to the effective time of the merger will cease and we will terminate the employee stock purchase plan immediately prior to the effective time of the merger. With respect to persons participating in the employee stock purchase plan on the date on which the offering periods ceases and the employee stock purchase plan terminates (and who have not withdrawn or otherwise ceased participation in the employee stock purchase plan prior to such date), accumulated contributions will be applied on such date to the purchase of our common stock in accordance with the terms of the employee stock option plan (treating the date of termination as the last day of the relevant offering period). We have agreed to communicate with Merger Co prior to sending any material notices or other communications to employees with respect to such matters.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable to complete and to consummate the merger. Among other things, each party has committed to use such efforts to cooperate with each other to obtain all necessary consents, approvals and authorizations from governmental authorities. Each party has also agreed to make appropriate filings for the purpose of obtaining anti-trust approval for the transaction from the appropriate governmental authorities. Merger Co has agreed to take whatever action may be necessary to resolve any objections of governmental authorities to the merger on antitrust grounds.

Furthermore, the parties have agreed to, and we have agreed to cause our subsidiaries to, use their respective reasonable best efforts to obtain any third party consents:

•	necessary to consummate the merger and the other transactions contemplated under the merger agreement;

•	required to prevent a material adverse effect from occurring; or

•	in the case of us or any of our subsidiaries, otherwise reasonably requested by Merger Co.

In addition, we have agreed that, in the event that we fail to obtain any of the third party consents mentioned above, we will use our reasonable best efforts and take all such actions reasonably requested by Merger Co in order to minimize any adverse effect on the Company and Merger Co as a result of the failure to obtain such consents.

We have agreed that none of us, Merger Co or its affiliates will be required to pay or commit to pay any consideration, make any commitment or incur any liability in connection with obtaining any approval or consent from any non-governmental third party unless Merger Co has provided its prior written consent, which Merger Co cannot unreasonably withhold or delay if the payment, commitment or incurrence is to be made by the Company.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the following mutual conditions:

•	receipt of Company stockholder approval;

•	the expiration or termination of the waiting period under applicable United States and non-United States antitrust laws, and the receipt of any approvals required thereunder;

•	the absence of any governmental injunctions, orders, decrees or rulings that have the effect of making the consummation of the merger illegal or that otherwise prevents or prohibits the consummation of the merger; and

•	receipt from all governmental authorities of all material consents, approvals and authorizations legally required to be obtained to consummate the merger.

The obligations of Merger Co to complete the merger are subject to the following additional conditions:

•	the truth and correctness of our representations and warranties, without giving effect to any limitation on any representation or warranty indicated by the words “Company material adverse effect,” “in all material respects,” or “in any material respects,” except where the failure of our representations and warranties to be true and correct, without giving effect to any limitation on any representation or warranty indicated by the words “Company material adverse effect,” “in all material respects,” or “in any material respects,” would not, individually or in the aggregate, have a material adverse effect on us and our subsidiaries, taken as a whole; provided, however, that losses resulting from any event or occurrence will be disregarded for purposes of determining whether any representation or warranty is true and correct unless such loss exceeds $2,000,000 from any such event or occurrence or series of related events or occurrences;

•	the truth and correctness in all material respects of our representations and warranties regarding capitalization and indebtedness;

•	the truth and correctness in all respects of our representations and warranties regarding the absence of a material adverse effect since December 31, 2004 and the amendment to our rights agreement;

•	the performance, in all material respects, by us of our covenants and agreements in the merger agreement;

•	our delivery to Merger Co at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, covenants and agreements;

•	the absence of a “market MAC” market disruption or the absence of an occurrence of any “market MAC” event which with the passage of time could become a “market MAC” (other than a “market MAC” that Merger Co has waived its right to invoke); a “market MAC” is defined as any one of the following market disruption events:

•	any general suspension of trading in, or limitation on prices for, securities on the NYSE for three or more consecutive business days;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks for three or more consecutive business days;

•	the commencement or material escalation of war or other crisis, including terrorist acts, that results in a material disruption or material adverse change in the U.S. commercial credit, debt, capital or commercial mortgage-backed securities markets (including the market for leveraged loans or high yield securities) for a period of three or more consecutive business days; or

•	any limitation by any governmental authority that prohibits the extension of credit by banks in the U.S. generally for a period of three or more consecutive business days in a manner that prevents a lender from providing its debt financing;

•	the absence of a “lender MAC” or the absence of a petition against a lender or lenders that has been filed within the 10 days preceding the closing date and that has not been dismissed (provided that Merger Co may not invoke this condition if it is in material breach of its obligation to obtain alternative financing); a “lender MAC” is defined as either of the following events, which, in each case, prevents the lender or lenders from providing the financing contemplated by the debt financing commitment letters, and which, in the case of any petition filed against such lender or lenders, is not dismissed within ten days of being filed:

•	any restriction on lending imposed by a regulatory authority on, or a petition of bankruptcy, insolvency or reorganization filed by or against, or the seeking of the appointment of a receiver or similar person by, or the making of an assignment for the benefit of creditor by, any lender or lenders providing at least 25% of the debt financing contemplated by the debt financing commitment letters; or

•	any order, decree or injunction of a court or agency, including any lender’s primary banking regulator or regulators, prohibiting the consummation of the financing contemplated by the debt financing commitment letters affecting any lender or lenders providing at least 25% of the debt financing contemplated by such commitment letters.

Our obligation to complete the merger is subject to the following additional conditions:

•	the truth and correctness in all material respects of Merger Co’s representations and warranties, except where the failure of its representations and warranties to be true or correct would not prevent the consummation of the merger or prevent Merger Co from performing its obligations under the merger agreement;

•	the performance, in all material respects, by Merger Co of its covenants and agreements in the merger agreement; and

•	the delivery at closing by Merger Co of a certificate with respect to Merger Co’s representations, warranties, covenants and agreements.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual consent of the parties;

•	by either Merger Co or the Company if:

•	the effective time of the merger has not occurred on or before September 15, 2005 or, if the marketing period described above has not ended before August 19, 2005, the September 15 date shall be extended to October 10, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	an injunction or order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger;

•	the Company stockholders do not vote to adopt the merger agreement at the annual meeting;

•	the terminating party is not in material breach of its obligations under the merger agreement and there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, which breach has not been, or cannot be, cured within 30 days;

•	by Merger Co, if our board of directors withdraws or modifies or changes its recommendation or approval of the merger agreement or the merger or recommends or approves another acquisition proposal;

•	by the Company if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided notice to Merger Co regarding the superior proposal and provided Merger Co a five business day period, during which time we must negotiate in good faith with Merger Co, to make an offer that is at least as favorable as the superior proposal; provided that if the financial or other material terms of the superior proposal are amended, our board of directors must provide another notice to Merger Co regarding the superior proposal and extend the five business day period referenced above for an additional two business days for each such amendment;

•	by the Company if certain conditions to closing have been satisfied or waived and the merger has not been consummated on the last day of the marketing period described above; or

•	by the Company if a market MAC has occurred and Merger Co has not waived its closing condition relating to such event within a certain period of time following a written request for a waiver from the Company, provided that the Company may only make this request after Merger Co has delivered a notice to the Company within 60 days after the occurrence of the market MAC.

Fees and Expenses

We have agreed to reimburse Merger Co’s transaction expenses, up to a limit of $25 million if Merger Co terminates the merger agreement due to a breach by us of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied, which breach has not been cured within 30 days.

In addition, we have agreed to pay to Merger Co a termination fee of $300 million if:

•	Merger Co has terminated the merger agreement due to a breach by us of our representations, warranties, covenants or agreements such that the corresponding closing condition would not be satisfied, which breach has not been cured within 30 days and:

•	at or prior to the termination date, an acquisition proposal has been publicly announced that appears to have been bona fide; and

•	within 12 months after the date of termination, we submit to our stockholders, enter into or complete an acquisition proposal (which need not be the same acquisition proposal referenced above);

•	either the Company or Merger Co has terminated the merger agreement because of the failure to receive Company stockholder approval and:

•	at or prior to the termination date, an acquisition proposal has been publicly announced that appears to have been bona fide; and

•	within 12 months after the termination, the Company submits to the stockholders, enters into or completes, an acquisition proposal (which need not be the same acquisition proposal referenced above);

•	Merger Co has terminated the merger agreement because our board of directors has withdrawn or modified or changed its recommendation of the merger or the merger agreement or recommended or approved another acquisition proposal, so long as Merger Co was not in material breach of the merger agreement such that the applicable condition to our obligation to consummate the merger would not have been satisfied as of the termination date; provided that if the acquisition proposal contemplates the sale of only our availability services business, the termination fee payable to Merger Co will be $200 million; or

•	the Company has terminated the merger agreement as described above following our determination that an acquisition proposal is a superior proposal; provided further that if the acquisition proposal contemplates the sale of only our availability services business, the termination fee payable to Merger Co will be $200 million.

Merger Co has agreed to pay us a termination fee of $300 million if we terminate the merger agreement:

•	due to a breach by Merger Co of its representations, warranties, covenants or agreements such that the corresponding closing condition would not be satisfied, which breach cannot or has not been cured within 30 days;

•	because the effective time of the merger has not occurred on or before September 15, 2005, or, if the marketing period described above has not ended before August 19, 2005, on or before October 10, 2005, so long as the failure to complete the merger is not the result of our failure to comply with the terms of the merger agreement, and at the time we terminate the merger agreement certain conditions to closing have been satisfied or waived; or

•	certain conditions to closing have been satisfied or waived and the merger has not been consummated on the last day of the marketing period described above.

Our right to receive a termination fee from Merger Co pursuant to the merger agreement or the guarantees executed by the members of the investor group is our exclusive remedy for losses suffered by us as a result of the failure of the merger to close.

Amendment and Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been adopted by our stockholders, no amendment will be made to the merger agreement except as allowed under applicable law. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock is traded on the NYSE under the symbol “SDS.” The following table sets forth the intraday high and low sales prices per share of our common stock on the NYSE for the periods indicated.

Market Information
	Common Stock
	High		Low
Fiscal Year Ended December 31, 2005:
1st Quarter		$34.86		$24.61
2nd Quarter (through June , 2005)	$		$

Fiscal Year Ended December 31, 2004:
1st Quarter		$31.65		$25.84
2nd Quarter		$28.90		$24.82
3rd Quarter		$25.90		$22.40
4th Quarter		$28.45		$23.81

Fiscal Year Ended December 31, 2003:
1st Quarter		$25.09		$17.50
2nd Quarter		$26.76		$20.00
3rd Quarter		$29.60		$25.00
4th Quarter		$29.16		$25.99

The closing sale price of our common stock on the NYSE on March 18, 2005, the last trading day before the Company confirmed that it was in merger discussions, was $24.95 per share. On March 24, 2005, the last trading day before the announcement of the execution of the merger agreement, the closing price for the Company’s common stock was $31.55 per share. On                          , 2005, the last trading day before this proxy statement was printed, the closing price for the Company’s common stock on the NYSE was $             per share. You are encouraged to obtain current market quotations for SunGard common stock in connection with voting your shares.

No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the merger agreement from paying cash dividends.

SELECTED FINANCIAL INFORMATION

(in thousands, except per-share amounts)	2000	2001	2002	2003	2004
Income Statement Data (1) (2) (3) (4)
Revenue	$1,703,096	$1,981,837	$2,593,237	$2,955,252	$3,555,871
Income from operations	335,262	399,210	547,233	623,609	703,384
Net income	212,972	246,055	325,641	370,310	453,641
Basic net income per share	0.81	0.89	1.15	1.30	1.57
Diluted net income per share	0.78	0.86	1.12	1.27	1.54

Balance Sheet Data (1)
Total assets	$1,845,185	$2,898,158	$3,281,596	$4,000,107	$5,194,641
Total short-term and long-term debt	13,847	458,631	206,092	199,797	554,378
Stockholders’ equity	1,442,476	1,793,856	2,222,399	2,765,868	3,251,636

(1)	Includes the effect of business acquisitions and dispositions from the date of each event. There were ten acquisitions in 2000, seven acquisitions in 2001, nine acquisitions in 2002, nine acquisitions in 2003 and ten acquisitions in 2004. Brut LLC (Brut) and two other businesses were sold in 2004.
(2)	All per-share amounts before June 2001 are adjusted for the June 2001 two-for-one stock split.
(3)	Includes amortization of goodwill, net of tax, of $13,877 and $17,853 in 2000 and 2001, respectively ($0.05 and $0.06 per diluted share, respectively).
(4)	Data for the year ended December 31, 2000 includes charges of $13,177 ($8,547 after tax; $0.03 per diluted share) for purchased in-process research and development and merger costs.

Data for the year ended December 31, 2001 includes charges of $17,670 ($12,736 after tax; $0.04 per diluted share) for the write-off of an investment, for facility shut-down and severance costs related to an acquisition, and for merger costs, offset in part by a break-up fee and a realized gain on short-term investments sold to fund an acquisition.

Data for the year ended December 31, 2002 includes charges of $11,793 ($8,570 after tax; $0.03 per diluted share) for facility shut-down and severance costs related to two acquisitions, along with our share of merger costs associated with our equity interests in two companies before we acquired the remaining equity of each, net of other income of $2,993 related to a gain on foreign currency purchased to fund an acquisition.

Data for the year ended December 31, 2003 includes merger costs and related items of $333 ($811 after tax; less than $0.01 per diluted share).

Data for the year ended December 31, 2004 includes a gain of $78,066 ($46,063 after tax; $0.16 per diluted share) from the sale of Brut, offset by $6,168 ($5,965 after tax; $0.02 per diluted share) of costs associated with the planned spin-off of our Availability Services business and net facility shut-down and severance costs related to previous acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

Computation of Ratio of Earnings to Fixed Charges

(in thousands, except for ratios)

	Year Ended December 31,
	2000		2001		2002		2003		2004
Income before income taxes	$356,766		$410,472		$543,297		$615,124		$761,136
Interest	2,241		3,641		13,074		11,653		28,536
Portion of rentals deemed to be interest	29,567		34,667		41,767		49,867		56,592

Income available for fixed charges	$388,574		$448,780		$598,138		$676,644		$846,264

Fixed charges:
Interest	$2,241		$3,641		$13,074		$11,653		$28,536
Portion of rentals deemed to be interest	29,567		34,667		41,767		49,867		56,592

Total fixed charges	$31,808		$38,308		$54,841		$61,520		$85,128

Ratio of earnings to fixed charges	12.2	x	11.7	x	10.9	x	11.0	x	9.9	x

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: (i) interest expense, whether expenses or capitalized; (ii) amortization of debt issuance cost; and (iii) the portion of rental expense representative of the interest factor.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

We are a Delaware corporation with our principal executive offices at 680 East Swedesford Road, Wayne, Pennsylvania 19087. Our telephone number is (484) 582-2000. We are a global leader in integrated software and processing solutions, primarily for financial services and higher education. We also help information-dependent enterprises of all types to ensure the continuity of their business. We serve more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Our common stock trades on the NYSE under the symbol “SDS.” We maintain a website at http://www.sungard.com.

Mr. Conde has been a director of the Company since 1999, its president since 2000 and its chief executive officer since 2002. Prior to that, Mr. Conde was the Company’s chief operating officer between 1999 and 2002, and its executive vice president between 1998 and 1999. The business address for Mr. Conde is c/o SunGard Data Systems Inc., 680 East Swedesford Road, Wayne, Pennsylvania 19087 and his business telephone number is (484) 582-2000. Mr. Conde is a U.S. citizen.

During the last five years, none of SunGard, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (“DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of the Company as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.

All demands for appraisal should be addressed to SunGard Data Systems Inc., 680 East Swedesford Road, Wayne, Pennsylvania 19087, Attention: Chief Financial Officer, and must be delivered before the vote on the merger agreement is taken at the annual meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING (PROPOSAL NO. 2)

SunGard is asking its stockholders to vote on a proposal to adjourn or postpone the annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

ELECTION OF DIRECTORS (PROPOSAL NO. 3)

Eleven directors are to be elected at the 2005 annual meeting and, except as described below, to serve for one-year terms until the 2006 annual meeting and until their respective successors are elected and qualified. All of the nominees currently are members of our board of directors. The board of directors knows of no reason why any nominee would be unable to serve as a director. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee should for any reason become unable to serve, then all valid proxies will be voted for the election of a substitute nominee designated by the board of directors, or the board may reduce the number of directors to eliminate the vacancy.

If the merger agreement is adopted by our stockholders and the merger is completed, each of the directors, other than Cristóbal Conde, will no longer be directors of the surviving corporation in the merger. The current directors, including those elected at the annual meeting, other than Cristóbal Conde, will serve only until the merger is completed. It is contemplated that Mr. Conde will serve as a director of the surviving corporation and the holding company or holding companies of the surviving corporation. If the merger agreement is not adopted by our stockholders or the merger is otherwise not completed, each of the directors is expected to serve a one-year term as described above.

The following information about the nominees for election as our directors is based, in part, upon information furnished by the nominees.

NOMINEE AND CURRENT POSITIONS WITH SUNGARD	AGE	PRINCIPAL OCCUPATIONS AND DIRECTORSHIPS OF OTHER PUBLIC COMPANIES

Gregory S. Bentley Director (since 1991) Member, Audit Committee	50	Chief Executive Officer (since 2000), President and Chairman of the Board (since 1995) and Vice President (1991 to 1995), Bentley Systems, Incorporated, Exton, PA (a privately-held, family-controlled company with $300 million in 2004 revenue and the largest global vendor dedicated to software for architecture, engineering and construction); co-founder and Chief Executive Officer (1983 to 1991), Devon Systems International, Inc., which was acquired by SunGard in 1987.

Michael C. Brooks Director (since 1985) Chair, Compensation Committee Member, Executive Committee	60	General Partner (since 2000), Venrock Associates, New York, NY (venture capital firm); General Partner (1985 to 2000), J. H. Whitney & Co., Stamford, CT (venture capital firm).

Cristóbal Conde Director (since 1999) President and Chief Executive Officer Member, Executive Committee	45	Chief Executive Officer (since 2002), President (since 2000), Chief Operating Officer (1999 to 2002) and Executive Vice President (1998 to 1999), SunGard; Chief Executive Officer, SunGard Trading Systems Group (1991 to 1998).

Ramon de Oliveira Director (since 2001) Member, Audit Committee and Nominating and Corporate Governance Committee	50	Managing Partner (since 2001), Logan Pass Partners, LLC, New York, NY (strategic advisory and investment firm); Head of Investment Management & Private Banking (1997 to 2001) and various senior executive positions (1977 to 1997), J.P. Morgan Chase & Co., New York, NY (investment banking firm); Adjunct Professor of Finance (since 2002), Columbia University and New York University.

NOMINEE AND CURRENT POSITIONS WITH SUNGARD	AGE	PRINCIPAL OCCUPATIONS AND DIRECTORSHIPS OF OTHER PUBLIC COMPANIES

Henry C. Duques Director (since 2001) Chair, Data Center Oversight Committee Member, Compensation Committee and Nominating and Corporate Governance Committee	62	Retired; Former Chairman of the Board (1992 to 2002) and Chief Executive Officer (1992 to 2001), First Data Corporation, Greenwood Village, CO (electronic commerce and payment services company). Director of Unisys Corporation.

Albert A. Eisenstat Director (since 1991) Member, Compensation Committee and Data Center Oversight Committee	74	Retired; various senior executive positions (1980 to 1993), Apple Computer, Inc., Cupertino, CA (computer and software company).

Bernard Goldstein Director (since 1994) Chair, Nominating and Corporate Governance Committee Member, Compensation Committee	74	Retired; Director (1997 to 2002) and Managing Director (1979 to 1996), Broadview International LLC, New York, NY (investment banking firm). Director of Allscripts Healthcare Solutions, Inc.

Janet Brutschea Haugen Director (since 2002) Chair, Audit Committee	46	Senior Vice President and Chief Financial Officer (since 2000) and Corporate Controller (1996 to 2000), Unisys Corporation, Blue Bell, PA (information technology services and solutions company). Partner (1993 to 1996), Ernst & Young LLP, Philadelphia, PA (independent accounting and professional services firm).

Robert E. King Director (since August 2004)	69	Chairman of the Board (since March 2004), Deltak edu, Inc., Hinsdale, IL (higher education company); Chairman and Chief Executive Officer (since 1985), Salt Creek Ventures, Hinsdale, IL (private equity firm); Chairman of the Board (1996 to March 2004) and Chief Executive Officer (1998 to 2000), Collegis, Inc., Maitland, FL (information technology services company); Chairman and Chief Executive Officer (1983 to 1994), The Newtrend Group, Orlando, FL (software and computer services company).

James L. Mann Director (since 1983) Chairman of the Board Chair, Executive Committee	71	Chairman of the Board (since 1987), Chief Executive Officer (1986 to 2002), President (1986 to 2000) and Chief Operating Officer (1983 to 1985), SunGard.

Malcolm I. Ruddock Director (since 1983) Member, Audit Committee and Executive Committee	62	Retired; Treasurer (1989 to 2000), Director of Finance (1988 to 1989) and Director of Acquisitions and Divestments (1979 to 1988), Sunoco, Inc., Philadelphia, PA (independent refiner and marketer of energy products).

Information Regarding the Board of Directors and its Committees

The board of directors has the following five standing committees: Audit Committee, Compensation Committee, Data Center Oversight Committee, Executive Committee, and Nominating and Corporate Governance Committee. During 2004, the board of directors held 13 meetings, the Audit Committee held 12 meetings, the Compensation Committee held six meetings, the Data Center Oversight Committee held four meetings, the Executive Committee held two meetings and the Nominating and Corporate Governance Committee held two meetings. During 2004, each director attended 75% or more of the total number of meetings of the board of directors and Committees on which he or she served. Meeting attendance averaged 96% among all directors.

We do not maintain a policy requiring directors to attend the annual stockholders’ meeting. Generally, all directors attend our annual meeting of stockholders, and all of our directors at the time were in attendance at the 2004 annual meeting of stockholders.

The board of directors has adopted a charter for each of its Committees and corporate governance guidelines that address the make-up and functioning of the board of directors. The board of directors has also adopted a Global Business Conduct and Compliance Program that applies to all of our employees, officers and directors. These materials can all be found on our website at www.sungard.com/investors and stockholders may request a free copy of these materials from SunGard Data Systems Inc., Investor Relations, 680 East Swedesford Road, Wayne, PA 19087.

Board Independence

Since our initial public offering in 1986, the majority of our directors have been independent. The board of directors has adopted categorical standards to assist it in making determinations of independence. The categorical standards satisfy the director independence requirements of the New York Stock Exchange listing standards. Our categorical standards for determining director independence are attached as Annex E to this proxy statement and are available on our website at www.sungard.com/investors. Under these standards, a director qualifies as “independent” only if the board of directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined, broadly considering all relevant facts and circumstances, that Gregory S. Bentley, Michael C. Brooks, Ramon de Oliveira, Henry C. Duques, Albert A. Eisenstat, Bernard Goldstein, Janet Brutschea Haugen and Malcolm I. Ruddock are independent. The only directors standing for re-election who are not independent are James L. Mann, our chairman of the board, Cristóbal Conde, our president and chief executive officer, and Robert E. King.

The members of each of the Committees, other than Mr. Mann and Mr. Conde as members of the Executive Committee, are “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and our independence standards. The board of directors has also determined that the Audit Committee members satisfy the additional independence criteria required by rules of the Securities and Exchange Commission.

Involvement in Certain Legal Proceedings

Other than as described under “Special Factors – Litigation Related to the Merger”, the Company is not aware of any material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Audit Committee

The Audit Committee assists the board of directors in overseeing (1) the audit and integrity of our financial statements, (2) the performance of our independent registered public accounting firm, (3) the adequacy and effectiveness of our accounting, auditing and financial reporting processes, including the performance of our internal audit function, and (4) our compliance with legal and regulatory requirements, including the performance of our compliance function. The duties of the Audit Committee include the selection and appointment of our independent registered public accounting firm, including evaluation of their qualifications, performance and independence, and oversight of our Global Business Conduct and Compliance Program. The board of directors has determined that all members of the Audit Committee are “independent” and “financially literate” within the meaning of the applicable listing standards of the New York Stock Exchange. The board of directors has determined that Ms. Haugen qualifies as an “audit committee financial expert” within the meaning of regulations adopted by the Securities and Exchange Commission and has accounting or related financial management expertise as required under the listing standards of the New York Stock Exchange. The board of directors has adopted a written charter for the Audit Committee, which is reviewed annually by the Audit Committee.

Compensation Committee

The Compensation Committee assists the board of directors in establishing the compensation policies for cash and equity compensation of our executive officers, and in administering our stock option, purchase and award plans. The duties of the Compensation Committee include evaluating and determining the compensation of the chief executive officer and the chairman of the board, and reviewing and approving the compensation of the other executive officers. The board of directors has determined that all members of the Compensation Committee are “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and our independence standards.

Data Center Oversight Committee

The Data Center Oversight Committee assists the board of directors in overseeing the audit and integrity of our data centers and other IT infrastructure, including information systems security policies. This includes reviewing and overseeing periodic audits of our data centers by regulatory authorities. The board of directors has determined that all members of the Data Center Oversight Committee are “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and our independence standards.

Executive Committee

The Executive Committee assists the board of directors in exercising the powers of the board of directors during the intervals between board meetings, except those powers that are prohibited by law from being delegated or are otherwise reserved by the board of directors. Excluding the chairman and the chief executive officer, the board of directors has determined that the other two members of the Executive Committee are “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and our independence standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the board of directors in identifying and evaluating potential candidates for director, making recommendations to the board of directors for director nominees, determining the compensation of non-employee directors, developing corporate governance principles and overseeing corporate governance matters. The board of directors has determined that all the members of the Nominating and Corporate Governance Committee are “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and our independence standards.

The Nominating and Corporate Governance Committee will consider director nominee recommendations received from our stockholders, directors and executive officers. In addition, the Nominating and Corporate Governance Committee may engage third party search firms to help identify and facilitate the screening and interview process for director nominees.

Stockholder recommendations for nominees for director must be in writing and addressed to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunGard Data Systems Inc., 680 East Swedesford Road, Wayne, Pennsylvania 19087 and must be received between January 28, 2006 and February 27, 2006. Stockholder recommendations must include the candidate’s biographical data and a signed statement from the recommended individual indicating that he or she consents to being considered as a candidate. All properly submitted stockholder recommendations will be considered by the Committee for the next annual meeting.

In evaluating any director candidate, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the board of directors and considers a number of qualifications, including: a candidate’s independence, knowledge, judgment, character, leadership skills, education, experience and financial literacy; a candidate’s experience as a board member or senior officer of a public company; whether a candidate’s skills are complementary to the existing Board members’ skills; and the Board’s needs for industry, operational, management, financial, technological or other expertise. The Nominating and Corporate Governance Committee and both our chairman and chief executive officer, and any other directors who wish to, interview candidates who meet the criteria, and the Committee selects nominees that best suit the board of directors’ needs.

Executive Sessions

Our non-management directors meet at regularly scheduled executive sessions without management. Mr. Eisenstat has been designated as the presiding non-management director and chairs the executive sessions. If any non-management directors are not independent, then at least once a year an executive session will include only independent directors.

Communications with the Board

Stockholders may communicate with the board of directors by sending their communications to SunGard Data Systems Inc. Board of Directors, c/o Corporate Secretary, SunGard Data Systems Inc., 680 East Swedesford Road, Wayne, Pennsylvania 19087. All stockholder communications received by our Corporate Secretary will be delivered to the presiding non-management director or to the non-management directors as a group.

Director Compensation

Directors who are our executives do not receive additional compensation for serving on the board of directors or Committees.

Each independent director automatically receives an initial five-year restricted stock award when first elected to the board of directors, and automatically receives additional awards upon reelection as an outside director every fifth year thereafter. Each five-year award is for a number of shares equal to the result of dividing $500,000 by the closing price of our common stock on the date of grant. The shares awarded are subject to transfer restrictions until they vest, at the rate of 20% per year, on the dates of our next five annual meetings after the date of grant. If an outside director dies or is permanently disabled, or if a change in control of the Company occurs, then all remaining unvested shares immediately vest. If an outside director’s directorship terminates for any other reason, then all remaining unvested shares are forfeited.

In addition, each independent director receives (1) an annual fee of $15,000, (2) meeting fees of $2,000 for each quarterly board meeting, $1,000 for each other board meeting and $1,000 for each Committee meeting attended, however, members of the Audit Committee will receive $2,000 for each Audit Committee meeting attended, and (3) reimbursement of applicable travel and other expenses. In addition, the chairs of the Audit and Compensation Committees receive additional annual fees of $15,000 and $5,000, respectively, and the chairs of the Data Center Oversight, and Nominating and Corporate Governance Committees each receives additional annual fees of $2,000. No additional compensation is paid for service on subcommittees. Directors have been able to elect to receive shares of our common stock in lieu of cash compensation, however, this program was terminated at the end of March 2005.

Until Mr. Goldstein’s last restricted stock award became fully vested in May 2004, he had been receiving the following cash compensation under our previous director compensation plan: (1) an annual fee of $6,000, (2) meeting fees of $2,000 for each quarterly board meeting, $500 for each other board meeting and $1,000 for each Committee meeting attended, and (3) reimbursement of applicable travel and other expenses.

We have entered into indemnification agreements, in the form approved by the stockholders, with our directors and officers.

Agreement with the Chairman of the Board

Mr. Conde was elected chief executive officer in August 2002, succeeding Mr. Mann, who continues to serve as chairman of the board of directors. At that time, we entered into an agreement with Mr. Mann regarding Mr. Mann’s continuing role with us, which was amended in February 2004. The major terms of the agreement are: (1) subject to the board of directors satisfying its fiduciary duties and other applicable legal standards, Mr. Mann will be nominated for reelection as a director and will be elected as chairman of the board through December 31, 2004, (2) after that date, Mr. Mann’s election as chairman of the board will be at the sole discretion of the board of directors, (3) we will use our best efforts to retain Mr. Mann as an employee through May 31, 2011 to provide advice and services in the areas of acquisitions, long-term strategy, executive development and other subjects within his knowledge and experience, (4) Mr. Mann will continue to participate in our executive compensation program until December 31, 2004 at levels determined by the Compensation Committee, (5) for so long as Mr. Mann continues to serve as chairman of the board after December 31, 2004, he will receive an annual salary of $500,000, and (6) after Mr. Mann is no longer serving as chairman of the board, his compensation will be as determined by the Compensation Committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2004 with management and with representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm.

Management has the primary responsibility for the financial statements and our accounting, auditing and financial reporting processes. The Audit Committee is not providing any expert or special assurance as to our financial statements. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of our financial statements with generally accepted accounting principles in the United States. The Audit Committee is not providing any professional certification as to PricewaterhouseCoopers’ work product.

The Audit Committee has discussed with representatives of PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the independence of PricewaterhouseCoopers with representatives of the firm.

The Audit Committee has also reviewed and discussed with management and PricewaterhouseCoopers management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on management’s internal control assessment.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that our audited consolidated financial statements for the year ended December 31, 2004 be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee:
Janet Brutschea Haugen, Chair
Gregory S. Bentley, Member
Ramon de Oliveira, Member
Malcolm I. Ruddock, Member

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains certain information about the beneficial ownership of our common stock as of June 17, 2005, the record date, by each person who is known by us to beneficially own more than 5% of our common stock, by each of our directors and nominees for director, by each of our executive officers named in the Summary Compensation Table below, and by all of our directors and executive officers as a group.

Name Of Beneficial Owner	Number Of Shares Beneficially Owned(1)		Percent Of Class(2)

Barclays Global Investors(3) 45 Fremont Street, San Francisco, CA 94105	14,533,227		5.0%

Gregory S. Bentley (director)	87,448	(4)(5)	—

Michael C. Brooks (director)	88,458	(4)	—

Donald W. Birdwell (executive officer)	310,119	(6)	—

Robert F. Clarke (executive officer)	217,933	(6)	—

Cristóbal Conde (director and executive officer)	2,832,852	(6)(7)	—

Ramon de Oliveira (director)	24,385	(4)	—

Henry C. Duques (director)	22,453	(4)	—

Albert A. Eisenstat (director)	105,708	(4)	—

Bernard Goldstein (director)	144,975	(4)(8)	—

Janet Brutschea Haugen (director)	18,685	(4)	—

Robert E. King (director)	21,125	(4)	—

James L. Mann (director and executive officer)	1,566,076	(6)	—

Michael K. Muratore (executive officer)	852,321	(6)	—

Malcolm I. Ruddock (director)	37,708	(4)	—

All 29 directors and executive officers as a group	11,229,938	(4)(5)(6)(7)(8)	3.9%

(1)	Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a broker, bank, nominee or trustee for the beneficial owner’s account, including shares held under our Employee Stock Purchase Plan. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Unless otherwise indicated, the beneficial ownership of any named person does not exceed one percent of the 290,800,927 shares of our common stock outstanding on June 17, 2005, the record date, adjusted as required by applicable rules.

(3)	Based upon a Schedule 13G filed by the beneficial owner on April 12, 2005.

(4)	Includes the following restricted shares that are subject to transfer restrictions and forfeiture (see DIRECTOR COMPENSATION): Mr. Bentley–17,528; Mr. Brooks–7,082; Mr. de Oliveira–8,692; Mr. Duques–7,064; Mr. Eisenstat–7,082; Mr. Goldstein–18,975; Ms. Haugen–11,847; Mr. King–21,125; Mr. Ruddock–7,082; and all directors as a group–106,477.

(5)	Includes 11,200 shares owned by trusts for the benefit of Mr. Bentley’s children, as to which Mr. Bentley disclaims beneficial ownership.

(6)	Includes the following shares which the beneficial owner has the right to acquire within 60 days after the record date by exercising stock options: Mr. Birdwell–145,260, Mr. Clarke–217,933, Mr. Conde–2,456,122; Mr. Mann–1,407,500; Mr. Muratore–579,125; and all directors and executive officers as a group–8,519,448.

(7)	Includes 196,513 shares owned by Mr. Conde’s wife and 141,678 shares owned by an irrevocable trust for the benefit of Mr. Conde’s children. Mr. Conde disclaims beneficial ownership of these shares.

(8)	Includes 10,000 shares owned by Mr. Goldstein’s wife, as to which Mr. Goldstein disclaims beneficial ownership.

TRANSACTIONS IN SHARES OF COMMON STOCK

Purchases by SunGard

Except as set forth below, SunGard has not purchased any shares of its common stock during the past two years.

Quarterly Period	Number Of Shares Purchased	Range Of Prices Paid	Average Price Paid
Fiscal Year Ended December 31, 2004:
2nd Quarter	2,500,000	$24.95 to $27.77	$26.37
4th Quarter	1,430,000	$25.58 to $27.30	$26.50

Purchases by Cristóbal Conde

On December 22, 2003, Cristóbal Conde exercised an option to purchase 9,000 shares of our common stock, with a per share purchase price of $8.4063. Mr. Conde has not purchased shares of our common stock at any other time within the past two years.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Our compensation policies for executive officers, as determined by the Compensation Committee, are to (1) provide competitive compensation packages to retain and attract superior executive talent, (2) link a significant portion of compensation to financial results to reward successful performance, and (3) provide long-term equity compensation to further align the interests of executive officers with those of stockholders and further reward successful performance. The principal components of our executive officer compensation program are base salary, annual cash incentive plans and long-term equity incentive awards. The Compensation Committee has reviewed all components of the CEO’s and executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, stock option gains, the dollar value to the executive and cost to the company of all perquisites, and the projected severance obligations under change-in-control agreements. Based on this review, the Committee finds the CEO’s and executive officers’ total compensation in the aggregate to be reasonable and not excessive.

Cash Compensation

The primary factor we use to set base salaries and annual cash incentives for our executive officers is an analysis of competitive executive compensation based upon general business compensation surveys as well as more specific compensation surveys of companies of comparable business, size and complexity to SunGard. An independent compensation consultant, whose services are available to the Compensation Committee, assists us with this analysis of competitive compensation. Although many of the companies covered by this analysis are included in the Nasdaq Computer and Data Processing Index (see “Executive Compensation—Performance Graph”), we do not separately analyze the Index companies because compensation data for the Index companies as a group is not readily available to us.

Our policy is to pay executive officers at or somewhat above competitive compensation averages for comparable positions. Compensation levels for individual executive officers, however, may be more or less than competitive averages, depending upon a subjective assessment of individual factors such as the executive’s position, experience, skills, achievements, tenure with SunGard and historical compensation levels. Generally, previously granted stock options and other equity awards are not considered in setting cash compensation levels. During the past several years, as part of the cost controls we implemented during the recent economic slowdown, we have kept salary increases very low, resulting in base salaries for most executive officers being somewhat below the competitive averages for comparable positions.

The performance goals for executive officers’ 2004 annual cash incentive plans were set at the beginning of the year and took into account our overall financial goals for 2004. For all executive officers, the incentive payments depended upon either the rate of increase in our earnings per share over the previous year, or the budgeted operating income of the businesses that report to the officer. For two executive officers, there were additional incentive payments based upon performance goals specific to their functions.

On average, total cash compensation at targeted goals for executive officers increased by 13% in 2004, and incentive payments at targeted goals constituted 58% of total cash compensation. The primary reason for the increase in total cash compensation was the growth of the Company, resulting in its inclusion in a higher revenue bracket in the compensation surveys. Based upon actual 2004 results, all executive officers except one met or exceeded their minimum targeted goals.

Equity Compensation

We provide equity compensation to our executive officers principally through a long-term incentive award program, under which eligible executives receive a performance accelerated stock option (PASO) each year. PASOs are long-term options under which vesting of shares is subject both to the attainment of financial performance goals and continued long-term employment. Accordingly, the PASO program operates both as a performance-based equity compensation program and as an executive retention program.

Each PASO has a term of ten years, and none of the shares vest until nine and one-half years after the date of grant unless the annual financial performance goals are met. If the annual financial performance goals are partly or fully achieved, then some or all of the PASO shares vest three years after grant if the recipient is still employed by us. For PASOs granted before 2004, if the financial performance goals are exceeded, then the recipient earns additional cash compensation that is paid when the shares vest.

The number of PASO shares granted to each recipient is determined on the basis of an analysis of competitive equity compensation programs, similar to the analysis described above with respect to cash compensation, and is subject to subjective adjustments based upon individual factors. The financial performance goals for each PASO are based upon the year-over-year growth, during the performance period covered by the PASO, in either our earnings per share or in the operating income of the businesses managed by the recipient, with the growth targets for all PASOs, taken together, being consistent with our overall growth objectives. All executive officers participate in our PASO program. In addition, business unit presidents and other key executives participate in the PASO program.

The Compensation Committee has the authority to approve all grants of stock options and other equity awards and administers our PASO program by approving, among other things, who will participate and the number of option shares that will be subject to each PASO. Outside the scope of the PASO program, ordinary stock options (which usually vest ratably over four years) or other equity compensation also may be awarded from time to time, at the discretion of the Compensation Committee, to executive officers and other key employees when they are hired, are promoted or join us via acquisition, or under other circumstances approved by the Compensation Committee in accordance with our equity incentive plans.

In evaluating the share levels for our PASO program, ordinary options and other equity awards, the Compensation Committee takes into account our total “overhang,” which equals (a) the number of shares of common stock subject to outstanding stock options and awards plus the number of shares of common stock available for future stock options and awards, divided by (b) the number of total outstanding shares of common stock plus the number of shares of common stock described in clause (a), expressed as a percentage. As of December 31, 2004, our total overhang was 15%, of which 13% was represented by shares under outstanding stock options and 2% was represented by shares available for future stock options.

Chief Executive Officer’s Compensation

Mr. Conde’s annual base salary for 2004 was $833,000, up $8,000 or 1% over his base salary for 2003. Mr. Conde’s 2004 cash incentive depended solely upon the rate of increase in our earnings per share. If our 2004 earnings per share had increased by 7.9% (to $1.37), then Mr. Conde’s 2004 incentive payment would have been $980,232, yielding total cash compensation at approximately the 60th percentile of competitive compensation levels based upon our analysis. If our 2004 earnings per share had increased by 10% (to $1.40), then Mr. Conde’s 2004 incentive payment would have been $1,586,424, yielding total cash compensation at approximately the 85th percentile of competitive compensation levels based upon our analysis. Our actual 2004 diluted earnings per share (excluding the gain from the sale of a business and all merger and spin-off costs) grew 10% (to $1.40), yielding an incentive payment to Mr. Conde of $1,586,424.

After considering an analysis of competitive equity compensation for the chief executive officer position, as well as Mr. Conde’s performance at and tenure with SunGard, the Compensation Committee approved the grant to Mr. Conde of a PASO to purchase 300,000 shares of our common stock in February 2004. In connection with the sale of Brut LLC, which produced an after-tax gain of approximately $45 million, the Compensation Committee approved the grant to Mr. Conde of an additional PASO to purchase 100,000 shares of our common stock in August 2004. The exercise price for each PASO granted to Mr. Conde was equal to the market value of our common stock on the date of grant.

Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code denies a deduction for certain compensation exceeding $1,000,000 paid to the chief executive officer and the other highest paid executive officers named in the Summary Compensation Table excluding (among other things) certain performance-based compensation. The Compensation Committee has attempted to structure performance-based awards to executive officers under equity plans in a manner that satisfies Section 162(m). The Compensation Committee also intends to consider whether it is in our best interest to structure cash incentive payments to be deductible under Section 162(m). Notwithstanding our efforts in this area, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation Committee:

Michael C. Brooks, Chair

Henry C. Duques, Member

Albert A. Eisenstat, Member

Bernard Goldstein, Member

Summary Compensation Table

The following table contains certain information about compensation earned during the last three fiscal years by our chief executive officer and the four other executive officers who were the most highly compensated during 2004. Our fiscal year is the calendar year.

		Annual Compensation			Long-Term Compensation
					Awards(2)	Payouts(3)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation($)(1)	Securities Underlying Options/ SARs(#)	Long- Term Incentive Plans($)	All Other Compensa- tion($)(4)
Cristóbal Conde	2004	833,000	1,586,424	9,828	400,000	—	8,200
Director, President and	2003	825,000	811,928	9,091	350,000	—	8,000
Chief Executive Officer	2002	631,000	1,158,567	8,712	350,000	—	8,000
Donald W. Birdwell(5)	2004	375,000	1,418,219	15,696	70,600	—	8,200
Group Chief Executive Officer,	2003	—	—	—	—	—	—
SunGard Wealth Management & Brokerage	2002	—	—	—	—	—	—
Robert F. Clarke(5)	2004	350,000	1,825,040	9,984	69,400	—	8,200
Group Chief Executive Officer,	2003	—	—	—	—	—	—
SunGard Higher Education and Public Sector Systems	2002	—	—	—	—	—	—
James L. Mann	2004	622,000	829,654	6,395	—	—	8,200
Chairman of the Board	2003	619,000	596,519	1,894	—	—	8,000
	2002	706,000	1,274,033	2,115	250,000	—	8,000
Michael K. Muratore	2004	505,000	1,025,619	6,000	159,625	192,742	8,200
Executive Vice President	2003	500,000	1,108,708	6,000	146,375	2,024,252	8,000
	2002	442,000	2,079,788	6,000	215,125	1,158,628	8,000

(1)	Consists of amounts reimbursed in connection with the payment of taxes. The cost of perquisites is not disclosed for any executive officer named in the table because the disclosure threshold (the lower of $50,000 or 10% of salary plus bonus) was not reached.

(2)	All of the 2004 options reflected in the table are PASOs (see “Executive Compensation—Report of the Compensation Committee” and “Executive Compensation—Option Grant Table”). Of the 2003 options reflected in the table, 146,375 shares are PASOs and 350,000 shares are ordinary non-PASO stock options that vest ratably over four years. Of the 2002 options reflected in the table, 115,125 shares are PASOs and 450,000 shares are ordinary non-PASO stock options that vest ratably over four or five years. Upon termination of employment, only vested stock option shares may be exercised. If the merger is completed, all unvested stock options will vest at closing as a result of the change in control.

(3)	The 2004, 2003 and 2002 payouts are cash payments made under PASOs granted in 2002, 2001 and 2000, respectively, and were earned as the result of exceeding performance goals for the three-year performance periods of 2002 through 2004, 2001 through 2003 and 2000 through 2002, respectively.

(4)	Consists of contributions made by us to a defined contribution retirement plan.

(5)	Information is provided for the last fiscal year only for Messrs. Birdwell and Clarke because they have been executive officers of the Company since January 2004, although each has held various senior positions with SunGard for over 15 years.

Option Grant Table

The following table contains, for each of our executive officers named in the Summary Compensation Table, (1) the number of shares of our common stock underlying options granted during 2004, (2) the percentage that those options represent of total options granted to employees during 2004, (3) the exercise price per share, which equals the market value on the date of grant, (4) the expiration date, and (5) the potential realizable value, assuming 5% and 10% annual rates of appreciation (compounded annually) in the market value of our common stock throughout the option term.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price ($/SH)	Expiration Date	5%($)	10%($)

Cristóbal Conde	300,000 100,000	3.3 1.1	% %	28.03 22.54	02/25/14 08/09/14	5,288,375 1,417,528	13,401,780 3,592,296

Donald W. Birdwell	70,600	0.8%		28.03	02/25/14	1,244,531	3,153,886

Robert F. Clarke	69,400	0.8%		28.03	02/25/14	1,223,377	3,100,279

James L. Mann	—	—		—	—	—	—

Michael K. Muratore	159,625	1.7%		28.03	02/25/14	2,813,856	7,130,864

(1)	The actual value, if any, which an option holder may realize will depend upon the amount by which the actual market value on the date of exercise exceeds the exercise price and also on the option holder’s continued employment through the vesting period. The actual value to be realized by the option holder may be more or less than the potential realizable values stated in this table.

(2)	All of the option grants listed in the table are PASOs (see “Executive Compensation—Report of the Compensation Committee”). With the exception of Mr. Conde’s PASO grant of 100,000 shares, these PASOs will not vest until August 25, 2013, except that vesting may accelerate in part or in full on December 31, 2006 to the extent that stated financial performance goals are satisfied for the one-year performance period of 2004. Mr. Conde’s grant of 100,000 shares will not vest until February 9, 2014, except that vesting may accelerate in part or in full on December 31, 2006 to the extent that stated financial performance goals are satisfied for the one-year performance period of 2004. If the merger is completed, all unvested stock options will vest at closing as a result of the change in control.

Aggregated Option Exercises and Year-End Option Value Table

The following table contains, for each of our executive officers named in the Summary Compensation Table, (1) the number of shares of our common stock acquired upon the exercise of options during 2004, (2) the value realized as a result of those exercises (based upon the closing price on the date of exercise for option shares that were exercised and held, or the actual sale price for option shares that were simultaneously exercised and sold, less the option exercise price), (3) the number of shares of our common stock underlying unexercised options held on December 31, 2004, and (4) the value of in-the-money options held on December 31, 2004, based upon the closing price on December 31, 2004, which was $28.33 per share of common stock.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Cristóbal Conde	—	—	2,131,123	1,226,361	23,605,239	5,816,629

Donald W. Birdwell	5,040	37,636	122,860	355,450	852,614	1,378,429

Robert F. Clarke	—	—	205,693	193,107	1,780,779	991,225

James L. Mann	194,700 55,300	4,022,716 1,130,194	1,295,000	255,000	18,129,584	758,646

Michael K. Muratore	50,000 16,000 39,900	586,740 226,258 410,663	550,125	376,000	2,294,278	1,496,955

Equity Compensation Plan Information

The following table contains certain information as of December 31, 2004 with respect to compensation plans under which our common stock is authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	44,357,559	$23.05	10,402,292(2)

Equity compensation plans not approved by security holders	—	—	34,783(3)

Total	44,357,559	$23.05	10,437,075

(1)	We have assumed options issued by several companies that we acquired. Of these assumed options, an aggregate of 610,972 shares at a weighted-average exercise price of $7.462557 per share were outstanding as of December 31, 2004. These options are not included in the table.

(2)	Includes 6,638,881 shares available for issuance under our Equity Incentive Plans and 3,760,738 shares available for issuance under our 2000 Employee Stock Purchase Plan. The number of shares available for issuance under our 1998 Equity Incentive Plan increases each January 1 by the number of option shares exercised during the previous year under all of our equity plans, with a maximum annual increase of 2% of our outstanding shares as of the end of the previous year. Under this provision, 2,429,787 shares became available for issuance under the 1998 Equity Incentive Plan on January 1, 2005. These additional shares are not included in the table.

(3)	Reflects shares available under our plan that permits outside directors to elect to receive shares of our common stock in lieu of cash compensation. Unless an outside director elects in writing to receive shares in lieu of cash compensation, all fees are paid in cash. If an outside director elects to receive shares in lieu of cash compensation, then the shares are issued on a quarterly basis based upon the closing price of our common stock on the date of each quarterly board meeting. This plan was terminated in March 2005.

Certain Transactions with Management

Mr. Mann, chairman of the board of directors owns Hawk Flight, Inc. and Steamboat Rentals, Inc., which operate charter aircraft businesses. The services of these companies are used for business travel by our executives, including Mr. Mann at arms-length terms approved by the disinterested members of the board of directors. During 2004, we paid approximately $117,000 to these companies in total for business travel by our executives. See also “Election of Directors – Agreement with the Chairman of the Board.”

Change in Control Agreements

In December 2004, we entered into Change in Control Agreements with each of the executives named in our summary compensation table, except Mr. Mann.

The terms of Messrs. Conde and Muratore’s agreements provide that if within two years of a change in control, or during a “Potential Change in Control Period” (defined as the period beginning 90 days before the execution of a binding agreement that would constitute or result in a change in control), (i) the Company terminates the executive’s employment other than for “cause” as defined in the agreement or (ii) the executive terminates his employment for “good reason” as defined in the agreement, including for any or no reason within the 30-day period following the one-year anniversary of a change in control (the “30 Day Clause”), the executive, upon execution of a release and waiver, will receive the following:

•	a lump sum severance payment equal to the “applicable multiplier” multiplied by the sum of (i) the executive’s annual base salary and (ii) the executive’s annual bonus amount at goal;

•	base salary, vacation pay and reimbursable business expenses earned by, payable to or accrued by the executive through and including the termination date, as well as a pro rata portion of the executive’s annual bonus amount at goal for the fiscal year in which the executive’s termination occurs;

•

either (i) for a period of 12 months times the “applicable multiplier” following termination, continued receipt of benefits under retirement, life insurance, long-term disability, medical, dental and other group health benefits and plans no less favorable than those provided to the executive before the termination or to any other similarly situated employee during the three-year period or (ii) a cash payment in the amount of $75,000 times the applicable multiplier;

•	either (i) outplacement assistance up to an amount of 20% of the executive’s base salary payable within one year of the termination date or (ii) a cash payment in the amount of 20% of the executive’s base salary; and

•	a gross-up payment such that if any payments and benefits received by the executive from the Company would subject the executive to the excise tax contained in Section 4999 of the Internal Revenue Code of 1986, as amended, the executive will be entitled to receive an additional payment that will place the executive in the same after-tax economic position that the executive would have enjoyed if such excise tax had not applied.

The applicable multiplier for Messrs. Conde and Muratore is three. The terms of Messrs. Birdwell and Clarke’s agreements are substantially similar to the Change in Control Agreements for Messrs. Conde and Muratore, except that (i) the 30-Day Clause is not included and (ii) the “applicable multiplier” is two.

If the merger is completed, change in control agreements with Messrs. Conde, Muratore, Birdwell and Clarke will terminate See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

In addition, by signing the Change in Control Agreement, each executive agrees to certain non-disclosure and assignment of rights provisions, and also agrees to be bound by certain non-solicitation and non-competition restrictions during the benefit continuation period.

Certain Relationships and Related Transactions

On March 4, 2004, we paid $182.6 million to acquire Collegis, Inc. (“Collegis”), a provider of information technology services to the higher education sector. Two of our directors, Robert E. King and Bernard Goldstein, were directors and shareholders of Collegis at the time of the acquisition, although Mr. King was not a member of our board of directors at the time of such acquisition. As a result of their equity interest in Collegis, Mr. King received approximately $30 million and Mr. Goldstein received approximately $1.3 million from us in connection with the acquisition.

In 2004 we entered into a transitional services agreement with Deltak edu, Inc. (“Deltak”), a post-secondary education company spun off from Collegis simultaneously with our acquisition of Collegis. Messrs. Goldstein and King are shareholders and directors of Deltak. Pursuant to the transitional services agreement, in 2004, we provided support services to Deltak in the amount of $1.8 million. We have entered into a professional services agreement with Deltak for 2005. We estimate that in 2005 we will provide support and administrative services to Deltak in the approximate amount of $478,000.

Compensation Committee Interlocks and Insider Participation

Messrs. Brooks, Eisenstat and Goldstein have served on the Compensation Committee since 1994, and Mr. Duques has served on the Compensation Committee since 2002. No person who served as a member of our Compensation Committee during 2004 was a current or former officer or employee of ours. During 2004, we had no compensation committee “interlocks”—meaning that it was not the case that an executive officer of ours served as a director or member of the compensation committee of another entity and an executive officer of the other entity served as a director or member of our Compensation Committee.

Mr. Goldstein, a member of our Compensation Committee, is a former and current director of companies which were a party to certain transactions with us. See a description of these transactions under “Executive Compensation—Certain Relationships and Related Transactions.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and anyone who owns more than ten percent of our common stock, to file reports about their beneficial ownership of our common stock and other equity securities. Based solely upon a review of the copies of these reports furnished by our directors, officers and greater than ten percent stockholders during and for 2003, and based upon their written representations that they were not required to file any other reports for 2003, we believe that our directors, officers and greater than ten percent stockholders timely filed all reports required to be filed under Section 16(a) for 2004.

Performance Graph

The following graph shows a comparison of the five-year cumulative total return for our common stock, the S&P 500 Index and the Nasdaq Computer & Data Processing Index, assuming an investment of $100 in each on December 31, 1999. The data points used for the performance graph are listed in the chart below.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG SUNGARD DATA SYSTEMS INC., THE S & P 500 INDEX

AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Performance Graph Data Points	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

SunGard Data Systems Inc. Common Stock	100	198	244	198	233	239

S&P 500 Index(1)	100	91	80	62	80	89

Nasdaq Computer & Data Processing Index(1)	100	52	38	27	38	43

(1)	Source: Research Data Group, Inc.

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 4)

The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2004 and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the stockholders at the 2005 Annual Meeting. Stockholder ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm is not required by applicable law, or by our bylaws or other governing documents. However, the Audit Committee of the board of directors is submitting the appointment of PricewaterhouseCoopers to the stockholders as a matter of good corporate governance practice.

PricewaterhouseCoopers has acted as our independent registered public accounting firm since its inception in 1983. PricewaterhouseCoopers’ services for 2004 included the audit of our annual consolidated financial statements, reviews of our interim financial statements, reviews of certain of our income tax returns, statutory audits of certain of our foreign subsidiaries, audits of certain of our broker/dealer subsidiaries, audits or reviews of many of our data processing and business continuity centers, and consultation on various accounting, tax, securities and other matters.

A representative of PricewaterhouseCoopers is expected to be present at the 2005 Annual Meeting, to have the opportunity to make a statement if he or she desires to do so, and to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2005 annual meeting will be required to ratify the appointment of PricewaterhouseCoopers. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm.

Audit Fees

The following table shows the fees for professional audit services rendered by PricewaterhouseCoopers for the audit of our annual financial statements and review of our interim financial statements for 2003 and 2004, and fees for other services rendered by PricewaterhouseCoopers for 2003 and 2004.

Fees	2003	2004

Audit fees(1)	$2,802,000	$6,116,000

Audit-related fees(2)	$505,000	$41,000

Tax fees(3)	$549,000	$366,000

All other fees(4)	$573,000	$701,000

Total Fees	$4,429,000	$7,224,000

(1)	In 2003, consists of services rendered in connection with the audit of our annual financial statements ($1,152,000) and certain broker-dealer audits and statutory audits ($1,650,000). In 2004, consists of services rendered in connection with the audit of our annual financial statements, inclusive of work performed related to Sarbanes-Oxley, ($2,860,000), separate audit in connection with the spin-off of the Availability Services business ($1,464,000) and certain broker-dealer audits and statutory audits ($1,792,000).

(2)	In 2003, consists of acquisition-related accounting services ($440,000), savings plan audits ($25,000) and advice in connection with internal controls documentation and testing related to Sarbanes-Oxley ($40,000). In 2004, consists of savings plan audits ($41,000).

(3)	Consists of worldwide tax services.

(4)	Consists of SAS 70 data center audit fees.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted policies and procedures for the pre-approval of services provided by our independent registered public accounting firm. The policies and procedures provide that management and our independent registered public accounting firm jointly submit to the Audit Committee a schedule of audit and non-audit services for approval as part of the annual plan for each year. In addition, the policies and procedures provide that the Audit Committee may also pre-approve particular services not in the annual plan on a case-by-case basis. For each proposed service, management must provide a detailed description of the service and the projected fees and costs (or a range of such fees and costs) for the service. The policies and procedures require management and our independent registered public accounting firm to provide quarterly updates to the Audit Committee regarding services rendered to date and services yet to be performed.

The Audit Committee may delegate pre-approval authority for audit and non-audit services to one or more of its members, who can pre-approve services up to a maximum fee of $50,000. Any service pre-approved by a delegee must be reported to the Audit Committee at the next scheduled quarterly meeting. The Audit Committee has delegated such authority to Ms. Haugen, its chair, and, if Ms. Haugen is unavailable, to Mr. Ruddock.

The audit, audit-related, tax and other services provided by PricewaterhouseCoopers in 2004 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

If the merger is not completed and you intend to present a proposal at our 2006 annual meeting, you must submit it to us between January 28, 2006 and February 27, 2006 to receive consideration for inclusion in our 2006 proxy materials. Late nominations cannot be considered. If you intend to present a proposal at our 2006 annual meeting that is not to be included in our 2006 proxy materials, you should send the proposal to us in writing by May 13, 2006. If we do not receive the proposal by that date, then our management will have discretionary authority to vote all shares for which we have proxies in opposition to the proposal. Also, you should review our bylaws, which contain additional requirements with respect to director nominations by stockholders.

OTHER MATTERS

Other Business at 2005 Annual Meeting

We currently know of no other business that will be presented for consideration at the 2005 annual meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations at SunGard Data Systems Inc., 680 East Swedesford Road, Wayne, PA 19087, or by telephone at 484-582-5500.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement and annual report, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations at the address or telephone number provided above.

EACH PERSON SOLICITED BY THIS PROXY STATEMENT MAY OBTAIN, WITHOUT CHARGE, A COPY OF SUNGARD’S ANNUAL REPORT ON FORM 10-K FOR 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO SUNGARD DATA SYSTEMS INC., 680 EAST SWEDESFORD ROAD, WAYNE, PA 19087, ATTENTION: INVESTOR RELATIONS.

Portions Considered Not Filed

You should be aware that under Securities and Exchange Commission rules, the “Compensation Committee Report,” “Audit Committee Report” and “Performance Graph” are not considered “filed” with the Securities and Exchange Commission and are not incorporated by reference in any past or future filing by SunGard under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street

New York, NY 10005

Incorporation by Reference

The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement.

We incorporate by reference into this proxy statement the documents listed below:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.

•	Our Current Reports on Form 8-K filed on January 24, 2005, February 16, 2005, March 21, 2005, March 28, 2005, April 22, 2005, April 29, 2005, May 17, 2005 and May 31, 2005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at SunGard Data Systems Inc., 680 East Swedesford Road, Wayne, PA 19087, Attention: Investor Relations. If you would like to request documents, please do so by July     , 2005, in order to receive them before the annual meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                          , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Leslie S. Brush

Vice President-Legal, Chief Governance Officer and Secretary

                    , 2005

Wayne, Pennsylvania

ANNEX A

AGREEMENT AND PLAN OF MERGER

between

SOLAR CAPITAL CORP.

and

SUNGARD DATA SYSTEMS INC.

Dated as of March 27, 2005

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2005 (this “Agreement”), between SOLAR CAPITAL CORP., a Delaware corporation (“Merger Co”), and SUNGARD DATA SYSTEMS INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of each of the Company and Merger Co deem it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), recommended that this Agreement be adopted by the Company’s stockholders); and

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive $36.00 per share in cash, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Merger Co and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Co shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on the date following the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing) that is the earlier of (a) a date during the Marketing Period to be specified by Merger Co on no less than three business days’ notice to the Company and (b) the final day of the Marketing Period, at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date and/or place is agreed to in writing by Merger Co and the Company (the date on which the Closing occurs, the “Closing Date”).

SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall (a) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Merger Co and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation; Bylaws. (a) The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to

1

the Effective Time, shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of Merger Co until thereafter amended in accordance with the provisions thereof and as provided by Law, except for Article I thereof, which shall read “the name of the corporation is SunGard Data Systems Inc.”

(b) At the Effective Time, the Bylaws of Merger Co, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 1.06 Directors and Officers. The directors of Merger Co immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the individuals set forth on Exhibit A shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Co, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $36.00 in cash, without interest (the “Merger Consideration”), payable upon surrender in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share.

(b) Cancellation of Treasury Stock and Merger Co-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Co or any direct or indirect wholly owned subsidiary of Merger Co immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto. Shares held by wholly owned Subsidiaries of the Company shall remain outstanding.

(c) Capital Stock of Merger Co. Each share of common stock, par value $.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.

(d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.02 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, the Company shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, the Surviving Corporation shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an

2

amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Exchange Fund for Dissenting Shares. Any portion of the Exchange Fund deposited with the Paying Agent pursuant to Section 2.02(a) to pay for Shares that become Dissenting Shares shall be delivered to the Surviving Corporation upon demand; provided, however, that the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 of the DGCL (“Section 262”).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

3

(f) No Liability. None of the Paying Agent, Merger Co or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Merger Co shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Co for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04 Company Stock Options. (a) Except to the extent otherwise agreed by Merger Co and the holder thereof, immediately prior to the Effective Time, all options then outstanding to purchase shares of Company Common Stock (the “Company Stock Options”) granted under any plan, arrangement or agreement set forth in Section 3.03(a)(i) of the Company Disclosure Schedule (collectively, the “Company Stock Option Plans”) shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). Except with respect to the Company Stock Options held by certain employees of the Company and identified to Merger Co prior to the Closing Date (the “Scheduled Options”), at the Effective Time, each Company Stock Option not theretofore exercised shall be converted into the right to receive, upon the exercise thereof and payment of the applicable exercise price, an amount in cash (without interest) equal to the per share Merger Consideration multiplied by each share of Company Common Stock subject to the Company Stock Options so exercised. Unless so exercised, each outstanding Company Stock Option so converted shall, immediately following such conversion, be cancelled and, in exchange therefor, each holder of any such cancelled Company Stock Option shall be entitled to receive, as promptly as practicable thereafter, an amount of cash (without interest) (the “Option Amount”) equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Company Stock Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence.

(b) Prior to the Effective Time, upon the Company’s request, Merger Co shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Escrow Agent”), and (ii) enter into an escrow agreement with such Escrow Agent, in form and substance reasonably acceptable to the Company and including provisions

4

related to the payment of the Option Amount after the Effective Time pursuant to Section 2.04(a). At the Effective Time, at the Company’s election, Merger Co shall (x) deposit with the Escrow Agent, for the benefit of the holders of Company Stock Options (other than Scheduled Options), cash in an amount sufficient to pay the aggregate Option Amount required to be paid pursuant to Section 2.04(a) or (y) deliver, or cause to be delivered, the aggregate Option Amount to the Surviving Corporation for payment to holders of Company Stock Options (other than Scheduled Options) as directed by the Company prior to the Effective Time.

(c) Each Scheduled Option not exercised prior to the Effective Time shall remain outstanding in accordance with its terms, subject to the adjustments agreed upon by the holder thereof and Merger Co.

(d) The Board of Directors of the Company, or, where appropriate, the applicable administrative committee under each Company Stock Option Plan, shall take all reasonable actions necessary and appropriate to make such adjustments and amendments to or make such determinations with respect to the Company Stock Options to implement the foregoing provisions of this Section 2.04.

SECTION 2.05 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262, or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner provided in Section 2.02(b) or, if a portion of the Exchange Fund deposited with the Paying Agent to pay for Shares that become Dissenting Shares has been delivered to the Surviving Corporation in accordance with Section 2.02(d), upon demand to the Surviving Corporation.

(b) The Company shall give Merger Co (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Merger Co, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Merger Co concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure), the Company hereby represents and warrants to Merger Co as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each, a “Subsidiary”) is a corporation. limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its

5

properties and to carry on its business as it is now being conducted, except, in the case of the Subsidiaries, where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. Each of the Company and each Subsidiary set forth on Section 3.01(a) of the Company Disclosure Schedule (each a “Material Subsidiary”) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (i) is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole, (ii) has arisen out of the operations or relates directly to the assets of the Company or its Subsidiaries (and not the industry generally) and would reasonably be likely to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, or (iii) would reasonably be expected to prevent the consummation of the Merger or prevent the Company from performing its obligations under this Agreement; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a “Company Material Adverse Effect”: any event, circumstance, change or effect resulting from or relating to (A) a change in general economic or financial market conditions, (B) any acts of terrorism or war (except, in the case of (A) and (B), to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and the Subsidiaries taken as a whole as compared to other persons in the industry in which the Company and the Subsidiaries conduct their business), (C) the announcement of the execution of this Agreement or the pendency or consummation of the Merger, or (D) compliance with the terms of, or the taking of any action required by, this Agreement; provided, further, that solely with respect to the representations and warranties set forth in Section 3.05, the exceptions set forth in clauses (C) and (D) shall not apply.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock (or other equity interest) of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

(c) Section 3.01(b) of the Company Disclosure Schedule also lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring the Company or any Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Merger Co a complete and correct copy of the Certificate of Incorporation and the Bylaws (or similar organizational documents), each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation and Bylaws (or similar organizational documents) are in full force and effect. Neither the Company nor any Material Subsidiary is, nor has been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or similar organizational documents). No Subsidiary (other than the Material Subsidiaries, which are subject to the preceding sentence) is, or has been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or similar organizational documents), except for violations that would not have a Company Material Adverse Effect. The Company has made available to Merger Co complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof), other than the

6

portion of any minutes regarding the deliberations of the Company Board (or any committee thereof) in connection with entering into this Agreement or pursuing other strategic alternatives, and of the stockholders of the Company, in each case since January 1, 2002.

SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 800,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of March 15, 2005, (i) 288,647,157 shares of Company Common Stock are issued and outstanding (excluding shares of Company Common Stock held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 3,934,537 shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Subsidiaries, and (iv) 53,102,460 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options). Since March 15, 2005 through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of March 15, 2005, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options. Section 3.03(a)(i) of the Company Disclosure Schedule sets forth, as of March 22, 2005, the number of shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options granted under each Company Stock Option Plan. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Section 3.03(a)(ii) of the Company Disclosure Schedule sets forth each Company Stock Option outstanding as of March 22, 2005, the number of Shares issuable thereunder, the expiration date and the exercise price thereof.

(b) Except as set forth in Section 3.03(a) and except for the rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of July 18, 2000 (the “Company Rights Agreement”), between the Company and Wells Fargo Bank Minnesota, N.A., as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (iii) equity equivalents, stock appreciation rights, phantom stock, ownership interests in the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(a), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any Subsidiary, to vote or to dispose of any shares of Company Common Stock or any capital stock of any Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. No dividends on the Company Common Stock have been declared or have accrued since December 31, 2004. To the knowledge of the Company, all of the Shares have been issued by the Company in compliance with applicable federal securities Laws.

(c) Each outstanding share of capital stock (or other equity interest) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary (except for, in the case of certain non-United States Subsidiaries, nominal numbers of shares held by a director, officer or other agent of a Subsidiary in trust for such Subsidiary) free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

7

(d) The only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts, capital leases or purchase price obligations with respect to acquisitions) is (i) $250,000,000 in aggregate principal amount of 3.75% Senior Subordinated Notes due 2009, (ii) $250,000,000 in aggregate principal amount of 4.875% Senior Subordinated Notes due 2014, and (iii) borrowings that would be permitted under Section 5.01 if incurred after the date hereof. As of the date of this Agreement, there are no outstanding amounts under the Company’s $600,000,000 senior unsecured revolving credit facility, dated as of January 9, 2004, among the Company and the lenders and agents named therein (the “Credit Agreement”).

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the “Other Transactions”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or such Other Transactions (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the then-outstanding shares of Company Common Stock entitled to vote thereon and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Co, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, (i) conflict with, violate or result in a breach of the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) (other than clause (viii) thereof) have been obtained and that all filings and other actions described in Section 3.05(b) (other than clause (viii) thereof) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a material benefit under, give rise to a material obligation under, give rise to a material obligation to purchase, license or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a ”Governmental Authority”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR

8

Act”) and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and a Schedule 13E-3 of the Company relating to the Merger (the “Schedule 13E-3”), (iv) any filings required by, and any approvals required under, the rules and regulations of the New York Stock Exchange (the “NYSE”), (v) any required filing with, and any required approval of, the National Association of Securities Dealers, Inc. or its wholly owned subsidiary, NASD Regulation, Inc., or any successor entity or entities thereto (collectively, the “NASD”), (vi) any filings with, and approvals from, relevant state securities administrators, (vii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance. (a) Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any Company Permit would not have a Company Material Adverse Effect. To the knowledge of the Company, neither it nor any Material Subsidiary has received any written notification from any Governmental Authority threatening to revoke any such person’s Company Permit.

(b) Each of the Company and each Subsidiary is, and since January 1, 2002 has been, in compliance with any Law applicable to such entity or by which any property or asset of such entity is bound or affected, except where the failure to be in such compliance would not have a Company Material Adverse Effect.

(c) To the knowledge of the Company, neither it nor any Subsidiary has received any written notification or communication from any Governmental Authority (A) threatening to revoke any such person’s franchise, seat or membership in any securities exchange, commodities exchange or Self-Regulatory Organization, except as would not have a Company Material Adverse Effect, (B) requiring any such person to enter into a cease and desist order which if entered into would have a Company Material Adverse Effect, or (C) restricting or disqualifying such Person’s activities, except for restrictions generally imposed by (1) rule, regulation or administrative policy on brokers, dealers or investment advisors generally or (2) by a Self-Regulatory Organization on brokers, dealers or investment advisors generally, or except as would not have a Company Material Adverse Effect. For purposes of this Agreement, “Self-Regulatory Organization” shall have the meaning set forth in Section 3(a)(26) of the Exchange Act.

(d) To the knowledge of the Company, (A) except as would not have a Company Material Adverse Effect, none of the Company, the Subsidiaries or any of their respective directors or executive officers is, nor is any affiliate thereof, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and, (B) there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation.

(e) To the knowledge of the Company, neither the Company nor any Subsidiary, other than each Broker-Dealer Subsidiary that is so registered, is required to be registered as a broker-dealer, investment company, investment adviser, securities exchange, electronic communications network, alternative trading system, commodity trading advisor, commodity pool operator, futures commission merchant or transfer agent under any applicable Law. For purposes of this Agreement, “Broker-Dealer Subsidiary” means SunGard Institutional Brokerage Inc., SunGard Global Execution Services LLC, Assent LLC and SunGard Advisor Technologies Inc.

9

(f) To the knowledge of the Company, neither the Company nor any Subsidiary has failed to be registered, licensed or qualified where required to be registered, licensed or qualified as a broker-dealer or investment advisor with the SEC, the securities commission of any state or foreign jurisdiction or any Governmental Authority.

(g) The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(h) Except as would not have a Company Material Adverse Effect, (i) the Company has established and maintains a system of internal accounting control sufficient to comply with all legal and accounting requirements applicable to the Company, (ii) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee (A) any significant deficiencies and material weaknesses within the knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls, and (iii) to the knowledge of the Company, the Company has not received complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation assertion or claim that the Company has engaged in questionable accounting or auditing practices. The Company has made available to Merger Co a summary of any disclosure made by management to the Company’s auditors and audit committee since December 31, 2004 regarding significant deficiencies, material weaknesses and fraud.

SECTION 3.07 SEC Filings; Financial Statements; Undisclosed Liabilities. (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and, in the case of pro forma financial statements, to the qualifications stated therein). All of the Subsidiaries are consolidated for accounting purposes.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2004 (including the notes thereto and related management discussion and analysis) included in the Company’s Annual Report on Form 10-K for the fiscal year ended

10

December 31, 2004, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice or (iii) that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.08 Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the Merger, including the Schedule 13E-3 (the “Other Filings”) will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Merger Co or any affiliate of Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2004, there has not been any Company Material Adverse Effect. Since December 31, 2004 and prior to the date hereof, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice except for activities related to the previously announced proposed separation of the Company’s availability services business from the Company, and (b) neither the Company nor any Subsidiary has:

(i) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that has had or would have a Company Material Adverse Effect; or

(ii) taken any action that would be prohibited by clauses (a) through (s) of Section 5.01 if taken after the date hereof.

SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no executive officer or director of the Company is a defendant in any Action in connection with his status as an executive officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would have a Company Material Adverse Effect.

SECTION 3.11 Employee Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements; and (ii) all material employment, termination, severance or other contracts, agreements or commitments to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has or may reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee,

11

consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Merger Co a true and complete copy (where applicable) of (i) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (ii) each trust or funding arrangement prepared in connection with each such Plan, (iii) the most recently filed annual report on Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

(b) None of the Company or any Subsidiary or any other person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an “ERISA Affiliate”), has now or at any time within the past six years (and in the case of any such other person or entity, only during the period within the past six years that such other person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth on Section 3.11(b) of the Company Disclosure Schedule (each, a “Change in Control Agreement”), no Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

(d) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not have a Company Material Adverse Effect, and (ii) except as set forth in Section 3.11(d) of the Company Disclosure Schedule, no Plan provides post-termination welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any post-termination welfare benefits other than health care continuation as required by Section 4980B of the Code.

(e) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except for those that would not have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened, except for those that would not have a Company Material Adverse Effect.

12

(f) With respect to each Plan that is not subject to United States Law (a “Foreign Benefit Plan”), except as would not have a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign Benefit Plan is in compliance with all applicable Law in all material respects.

SECTION 3.12 Labor and Employment Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by the Company or any Subsidiary, nor to the knowledge of the Company, are there any formal activities or proceedings of any labor union to organize any such employees. Except as would not have a Company Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

SECTION 3.13 Real Property. (a) Section 3.13(a) of the Company Disclosure Schedule lists each parcel of real property owned by the Company or any Subsidiary that is currently used in, and material to, the conduct of the business of the Company and the Subsidiaries, taken as a whole (the “Owned Real Property”). The Company or any Subsidiary has good, valid and marketable title to all of the Owned Real Property, in each case free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole, or have a Company Material Adverse Effect (collectively, “Permitted Liens”).

(b) Section 3.13(b) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company or any Subsidiary that is currently used in, and material to, the conduct of the business of the Company and the Subsidiaries, taken as a whole (the “Leased Properties”), with the name of the lessor and the date of the lease or sublease, any guaranty given by the Company or any Subsidiary in connection therewith and each material amendment to any such lease or sublease. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable lease or sublease relating thereto and Permitted Liens.

SECTION 3.14 Intellectual Property. (a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have the valid right to use all the Intellectual Property (as defined below) used in, or, to the knowledge of the Company, necessary in, the conduct of the business of the Company and the Subsidiaries, and (ii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate (“Infringe”) any copyrights, trademarks, service marks, trade names or trade secrets and, to the knowledge of the Company, United States patents of any third

13

party. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company as of the date hereof, no claim or demand has been given in writing to the Company or any Subsidiary that the conduct of the business of the Company or any Subsidiary Infringes upon or may Infringe upon the Intellectual Property rights of any third party (including any demand that the Company or a Subsidiary must license or refrain from using any Intellectual Property of a third party).

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all registered trademarks and registered service marks, trademark and service mark applications and, to the knowledge of the Company, all patents and patent applications, currently owned by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, “Scheduled Intellectual Property”). Each item listed on Section 3.14(b) of the Company Disclosure Schedule has been duly registered or application filed with the U.S. Patent and Trademark Office or such other foreign governmental authority. To the knowledge of the Company, all trademark application, renewal or other similar fees have been properly paid and are current, and all trademark registrations and filings remain in full force and effect. There are no actual or, to the knowledge of the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity, existence, ownership of any portion of the registered Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole. Except as would not have a Company Material Adverse Effect, none of the Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, has been previously adjudged to be invalid or unenforceable in whole or in part.

(c) Except as would not have a Company Material Adverse Effect, with respect to (i) the registered Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, and (ii) Computer Software, proprietary data and trade secrets owned or purported to be owned by the Company or any Subsidiary material to the business of the Company and its Subsidiaries, taken as a whole (collectively, “Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property (except for portions thereof that may consist of embedded third party products licensed from others) and is entitled to use, sell, license, transfer, and otherwise exploit such Owned Intellectual Property in the continued operation of its respective business consistent with past practice. To the knowledge of the Company, no person has engaged in any activity that has Infringed upon the Owned Intellectual Property in any material respect. Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary has exclusively licensed any Owned Intellectual Property to any person.

(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid, effective written license agreements (collectively, the “Third Party Licenses”).

(e) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are taking commercially reasonable actions to protect, preserve, and maintain the Owned Intellectual Property and to maintain the confidentiality of and restrict the improper use of confidential information. Without limitation, such reasonable actions have included requiring employees and consultants to enter into non-disclosure and intellectual property assignment agreements to the extent that such employees or consultants have worked with Owned Software. To the knowledge of the Company, (i) there has been no unauthorized disclosure of any material trade secrets of the Company or any Subsidiary, and (ii) there has been no material breach of the Company’s or any Subsidiary’s security procedures wherein material Company confidential information has been disclosed to a third person.

(f) Except as would not have a Company Material Adverse Effect, with respect to each item of Computer Software which is included in Owned Intellectual Property (“Owned Software”) the Company or a Subsidiary is in actual possession and control of the applicable source code, object code, documentation, and know-how to the extent required for use, distribution, maintenance and support of the Owned Software as used, distributed, maintained, or supported in the business of the Company and the Subsidiaries. Other than pursuant to agreements

14

entered into in the ordinary course of business, no person other than the Company and its Subsidiaries has any rights to use, sell, license, transfer or otherwise exploit the Owned Software (except for portions thereof that may consist of embedded third party products licensed from others) material to the business of the Company and its Subsidiaries. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have disclosed Owned Software source code to any other person only pursuant to written confidentiality terms that reasonably protect the Company’s or Subsidiary’s rights in the Owned Software. To the knowledge of the Company, except as disclosed in accordance with agreements containing such confidentiality terms or escrow agents pursuant to valid source code escrow agreements, no person other than the Company and the Subsidiaries is in possession of, or has rights in, any source code for Owned Software. Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary is obligated to support or maintain any of the Owned Software except pursuant to agreements that provide for periodic payments to the Company or a Subsidiary for such services.

(g) For purposes of this Agreement, “Intellectual Property” means the following and all rights pertaining thereto: (i) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the laws of all countries), (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (iii) copyrights, proprietary designs, Computer Software (as defined below), mask works, databases, and registrations and applications for registration thereof, (iv) confidential and proprietary information, trade secrets, know-how and show-how, and (v) all similar rights, however denominated, throughout the world. For purposes of this Agreement, “Computer Software” means computer software and includes all source code, object code, executable or binary code.

(h) Except as would not have a Company Material Adverse Effect, to the knowledge of the Company, (i) the Company and its Subsidiaries have complied with all applicable contractual and legal requirements pertaining to information privacy and security, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made against the Company or any Subsidiary.

SECTION 3.15 Taxes. (a) Except as would not have a Company Material Adverse Effect, (i) the Company and the Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete, (ii) the Company and the Subsidiaries have timely paid or will timely pay any Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, and (iii) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and the Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof. All material amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.

(b) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of Taxes, other than liens for current Taxes and assessments not yet past due or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.

(c) (i) There are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing and (ii) neither the Company nor

15

any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(d) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(f) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority.

(ii) “Tax Returns” means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

SECTION 3.16 Environmental Matters. (a) Except as would not have a Company Material Adverse Effect, (i) none of the Company or any of the Subsidiaries is in violation of any Environmental Law or, except for any violation that has been fully resolved, has violated in the past any Environmental Law; (ii) to the knowledge of the Company, there is and has been no release of Hazardous Substances that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries, that would reasonably be expected to result in a liability to the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are in compliance with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance with such permits; and (iv) there are no written claims or notices pending or, to the knowledge of the Company, issued to or threatened against the Company or any of the Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the release or management of Hazardous Substances.

(b) Merger Co acknowledges that (i) the representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Company or to the Subsidiaries or to this Agreement or to its subject matter and (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

16

(ii) “Environmental Permits” means any permit, license, registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in or regulated under the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.

SECTION 3.17 Specified Contracts. (a) Except as would not have a Company Material Adverse Effect, (i) each Specified Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, (ii) to the knowledge of the Company, the Company has not received written notice, and has no reason to believe, that any Specified Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any of its Subsidiaries is and, to the Company’s knowledge, no counterparty is in breach or violation of, or default under, any Specified Contract, (iv) none of the Company or any of the Subsidiaries have received any claim of default under any Specified Contract, and (v) to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both).

(b) For purposes of this Agreement, the term “Specified Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary;

(ii) any Contract (other than among consolidated Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $100,000,000 or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Subsidiaries under such Contract are greater than $100,000,000;

(iii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.11(a);

(iv) any Contract that purports to limit the right of the Company or the Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any person or operate in any location, in the case of each of (A) and (B), in any respect material to the business of the Company and the Subsidiaries, taken as a whole;

(v) any Contract known to the executive officers of the Company that purports to limit the right of affiliates of the Company other than its Subsidiaries (A) to engage or compete in any line of business, or (B) to compete with any person or operate in any location;

17

(vi) any Contract that (A) contains most favored customer pricing provisions (other than Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person, in each case under this clause (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) any Contract entered into after January 1, 2005 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $100,000,000;

(viii) any Contract which by its terms calls for aggregate payments by the Company and the Subsidiaries under such Contract of more than $100,000,000 over the remaining term of such Contract;

(ix) any Contract of the type specified in Section 5.01(o) or between or among the Company or a Subsidiary, on the one hand, and any of their respective affiliates (other than the Company or any Subsidiary), on the other hand, that involves amounts of more than $60,000;

(x) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $50,000,000; and

(xi) any Contract required to be identified in Section 3.11(a) or 3.13(b) of the Company Disclosure Schedule.

A true and complete list of the Specified Contracts referred to in subsections (i) through (vii), (ix) (other than employment Contracts) and (x) above is set forth in Section 3.17(b) of the Company Disclosure Schedule, except for Specified Contracts filed prior to the date hereof as exhibits to SEC Reports.

SECTION 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary. With respect to each such insurance policy, except as would not have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

SECTION 3.19 Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”). The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger.

(b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Stockholder Approval”).

18

SECTION 3.20 Company Rights Agreement. The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Company Rights Agreement to render the Rights issued pursuant to the Company Rights Agreement inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of the “flip-in event” described under Section 11 of the Company Rights Agreement, (b) the occurrence of the “flip-over event” described in Section 13 of the Company Rights Agreement, or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares. No flip-in-event or flip-over event has occurred, and the Rights have not become evidenced by, or transferable pursuant to, certificates separate from the certificates representing the Shares. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately prior to the Effective Time, without the payment of any money or other consideration.

SECTION 3.21 Opinions of Financial Advisors. (a) The Company has received the opinion of Credit Suisse First Boston LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock (other than certain employees of the Company executing agreements with Merger Co) is fair, from a financial point of view, to such holders. An executed copy of such opinion will be delivered to Merger Co promptly after the date of this Agreement.

(b) The Company has received the opinion of Lazard Frères & Co. LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of Company Common Stock (other than Merger Co, any stockholders of Merger Co, any of the Company’s directors or management and any holders of Dissenting Shares) in the Merger is fair to such holders from a financial point of view. An executed copy of such opinion will be delivered to Merger Co promptly after the date of this Agreement.

SECTION 3.23 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston LLC and Lazard Frères & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has furnished to Merger Co a complete and correct copy of any Contract between the Company and each of Credit Suisse First Boston LLC and Lazard Frères & Co. LLC pursuant to which Credit Suisse First Boston LLC or Lazard Frères & Co. LLC, as applicable, could be entitled to any payment from the Company relating to the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Merger Co hereby represents and warrants to the Company that:

SECTION 4.01 Corporate Organization. Merger Co is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its obligations under this Agreement.

SECTION 4.02 Certificate of Incorporation and Bylaws. Merger Co has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Merger Co, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. Merger Co is not, nor has it been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

19

SECTION 4.03 Authority Relative to This Agreement. Merger Co has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by Merger Co and the consummation by it of the Merger have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Merger Co are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Co, enforceable against Merger Co in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 4.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Merger Co do not, and the performance of this Agreement by Merger Co and the consummation by Merger Co of the Merger will not, (i) conflict with or violate its Certificate of Incorporation or Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Merger Co or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Merger Co pursuant to any Contract to which Merger Co is a party or by which Merger Co or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Merger Co do not, and the performance of this Agreement by Merger Co and the consummation by Merger Co of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iv) any required filing with, and any required approval of, the NASD, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its material obligations under this Agreement.

SECTION 4.05 Information Supplied . None of the information supplied by Merger Co or any affiliate of Merger Co for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Merger Co with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by the Merger Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 4.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Merger Co, threatened, against Merger Co or any of its affiliates before any

20

Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Merger Co nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Merger Co, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger.

SECTION 4.07 Operations of Merger Co. Merger Co was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.08 Financing. Merger Co has delivered to the Company true and complete copies of (a) executed commitment letters from Silver Lake Partners II, L.P., KKR Millennium Fund, L.P., Bain Capital Fund VIII, L.P., TPG Partners IV, L.P., Blackstone Capital Partners IV L.P., Blackstone Communications Partners I L.P., GS Capital Partners 2000, L.P., GS Capital Partners V, L.P., and Providence Equity Partners V LP to provide equity financing in an aggregate amount of $3,500,000,000 (the “Equity Funding Letters”) and (b) an executed commitment letter (the “Commitment Letter”) from J.P. Morgan Securities Inc., Citicorp North America, Inc., Citigroup Global Markets Inc., Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. to provide Merger Co, the Company and certain existing or future subsidiaries or parents of Merger Co or the Company with (i) at least $4,750,000,000 in senior secured debt financing (the “Senior Secured Financing”), (ii) $500,000,000 in trade receivables financing (the “Receivables Financing”) and (iii) up to $3,500,000,000 in senior, senior subordinated or pay-in-kind debt bridge financing (the “Bridge Financing”, and together with the Senior Secured Financing, the Receivables Financing and any high yield debt financing used to fund the acquisition in lieu of such Bridge Financing (the “High Yield Financing”) being collectively referred to as the “Debt Financing”, and together with the financing referred to in clause (a) being collectively referred to as the “Financing”). Each of the Equity Funding Letters, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Merger Co and the other parties thereto. Each of the Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Merger Co and, to the knowledge of Merger Co as of the date hereof, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Merger Co under any term or condition of the Equity Funding Letters or the Commitment Letters. As of the date hereof, Merger Co has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Funding Letters or the Commitment Letters. Merger Co has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters, will provide Merger Co with acquisition financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement.

SECTION 4.09 Guarantees. Concurrently with the execution of this Agreement, Merger Co has delivered to the Company the guarantees of each of Silver Lake Partners II, L.P., KKR Millennium Fund, L.P., Bain Capital Fund VIII, L.P., TPG Partners IV, L.P., Blackstone Capital Partners IV L.P., Blackstone Communications Partners I L.P., GS Capital Partners 2000, L.P., GS Capital Partners V, L.P. and Providence Equity Partners V LP (the “Guarantors”) in the form attached as Annex I to this Agreement (the “Guarantees”).

SECTION 4.10 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Co.

21

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to keep available the services of its present officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Merger Co (which consent, with respect to subsections (h), (i), (k), (n) and (q) below, shall not be unreasonably withheld):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws in a manner adverse to Merger Co;

(b) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, Rights, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for (A) the issuance of Shares and associated Rights issuable pursuant to employee stock options outstanding on the date hereof under Company Stock Option Plans, or in connection with Share purchases under the ESPP to the extent set forth in Section 6.06(f), and (B) commitments to grant, at or after the Effective Time, stock options of the Surviving Corporation (that, to the extent the Surviving Corporation has different classes of stock, shall be proportional to option grants by the Surviving Corporation at Closing with respect to such different classes) with exercise prices equal to the then fair market value of the underlying Surviving Corporation stock (“Future Options”) (1) to newly hired or promoted employees of the Company or any Subsidiary between the date hereof and the Effective Time, or (2) to any person in connection with any acquisition by the Company or any Subsidiary made in accordance with Section 5.01(e)(i), provided that the aggregate number of shares of the Surviving Corporation stock with respect to which commitments for Future Options may be made pursuant to this Section 5.01(b)(i)(B) shall not exceed 0.2% of the total Future Options available for grant under the management equity award plan to be adopted by the Surviving Corporation (“Future Plan”) and that such Future Options so granted will be allocated to the “holdback” (as defined in the Future Plan) for newly hired and promoted employees following the Effective Date, and provided further that not more than 15% of such amount may be granted to any one individual; or (ii) any material assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary, other than in connection with the exercise of employee stock options;

22

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof having a value (including the amount of any assumed indebtedness) in excess of $25,000,000, individually, or $100,000,000, in the aggregate; (ii) repurchase, repay, cancel or incur any indebtedness for borrowed money, other than (A) capital leases in the ordinary course of business consistent with past practice, (B) in connection with permitted acquisitions or (C) under the Credit Agreement in the ordinary course of business; (iii) grant any security interest in any of its assets; (iv) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (v) except to the extent the amount is reflected in the 2005 operating budget of the Company provided to Merger Co prior to the date hereof, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $25,000,000 for the Company and the Subsidiaries taken as a whole; (vi) enter into any new line of business outside of its three existing business segments; or (vii) make investments in persons other than wholly owned subsidiaries, other than ordinary course investments in accordance with the Company’s existing investment policy provided to Merger Co prior to the date hereof;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or, except in the ordinary course of business, any Subsidiary (other than the Merger);

(g) (i) increase the compensation payable or to become payable or the benefits provided to any current or former director or executive officer or, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice, any other current or former employee; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director or executive officer or, except in the ordinary course of business and in a manner consistent with past practice, any other current or former employee; or (iii) establish, adopt, enter into, terminate or amend any collective bargaining agreement or Plan (other than individual contracts, agreements or commitments with employees who are not directors or executive officers) or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be such a Plan if it were in existence as of the date of this Agreement, except as required by Law;

(h) (i) except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;

(i) make any change to its methods of accounting in effect at December 31, 2004, except (i) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act, (ii) as may be required by a change in applicable Law or (iii) as disclosed in the SEC Reports filed prior to the date hereof or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board (“FASB”) or any similar organization);

(j) write up, write down or write off the book value of any assets of the Company and the Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

(k) pay, discharge, waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than in the ordinary course of business and consistent with past practice;

23

(l) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business in any respect material to the business of the Company and the Subsidiaries, taken as a whole, other than in the ordinary course of business;

(m) with the prior knowledge of any executive officer of the Company or any other individual listed on Section 9.03(a) of the Company Disclosure Schedule, enter into any agreement that restricts the ability of any stockholder or controlling affiliate of the Company or any of their respective affiliates (other than the Company and its Subsidiaries) to engage or compete in any line of business, it being understood that the Company shall, within 72 hours of the date hereof, provide notice to the appropriate personnel of the Company advising such personnel of the provisions of this Section 5.01(m) and directing such personnel to comply with, and notify an executive officer with respect to, any such provisions;

(n) other than in the ordinary course of business, in a manner consistent with past practice and on terms not materially adverse to the Company and the Subsidiaries taken as a whole, (i) enter into, amend, modify, cancel or consent to the termination of any Specified Contract (other than any Specified Contract described in Section 3.17(b)(ix)) or any Contract that would be a Specified Contract (other than any Specified Contract described in Section 3.17(b)(ix)) if in effect on the date of this Agreement; or (ii) amend, waive, modify, cancel or consent to the termination of the Company’s or any Subsidiary’s rights thereunder;

(o) enter into, amend, modify or waive any rights under any Contract or transaction (or series of related Contracts or transactions) with an executive officer or director (or, other than on arm’s-length terms in the ordinary course of business, any person in which such executive officer or director, or any immediate family member of such executive officer or director, has over a 10% interest) involving amounts in excess of $60,000;

(p) (i) transfer to one or more third parties, mortgage or encumber, or, except in the ordinary course of business, license or sublicense, any Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of the Owned Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole;

(q) fail to maintain in full force and effect or fail to use commercially reasonable efforts to replace or renew material insurance policies existing as of the date hereof and covering the Company and the Subsidiaries and their respective properties, assets and businesses, taken as a whole;

(r) (i) take any action that would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or 7.02 or the consummation of the Merger, or (ii) take any action that would have a Company Material Adverse Effect; or

(s) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Nothing contained in this Agreement shall restrict or prohibit the Company from planning (but not implementing) the previously announced proposed separation of the Company’s availability services business from the Company.

SECTION 5.02 Conduct of Business by Merger Co Pending the Merger. Merger Co agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would reasonably be likely to prevent or materially delay the satisfaction of the conditions contained in Section 7.01 or 7.03 or the consummation of the Merger (it being understood that nothing contained in this Section 5.02 shall prevent the Merger Co from taking actions in accordance with, and consistent with the time periods permitted by, Section 6.08).

24

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement (but in any event within 10 business days thereafter unless the parties shall otherwise agree), (a) the Company shall prepare and file with the SEC the preliminary Proxy Statement, and (b) each of the Company and the Merger Co shall, or shall cause their respective affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Merger Co shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Merger Co shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Merger Co or any of their respective affiliates, officers or directors, should be discovered by the Company or Merger Co which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

SECTION 6.02 Company Stockholders’ Meeting. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the adoption of this Agreement. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders’ Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Subject to Section 6.04(c), the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approvals. The Company shall keep Merger Co updated with respect to proxy solicitation results as reasonably requested by Merger Co.

SECTION 6.03 Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege (it being understood that the parties shall each use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to): (i) provide to Merger Co and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Merger Co reasonable access, during normal

25

business hours and upon reasonable prior notice by Merger Co, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, and (ii) furnish promptly to Merger Co such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Merger Co or its Representatives may reasonably request.

(b) All information obtained by Merger Co or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated December 6, 2004 (the “Confidentiality Agreement”), between Silver Lake Management Company, L.L.C. and the Company; provided, however, that Merger Co and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld.

(c) No investigation pursuant to this Section 6.03 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.04 No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or the Subsidiaries to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage the submission of any Acquisition Proposal, (ii) initiate, participate in or continue discussions or negotiations regarding, or furnish to any person (other than Merger Co or its Representatives) any non-public information in connection with, or which would reasonably be expected to result in, any Acquisition Proposal, (iii) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Merger Co or its Representatives) with respect to, or which would reasonably be expected to result in, an Acquisition Proposal, or (iv) take any action (A) to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an Acquisition Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or, other than as contemplated by this Agreement in connection with the Merger, allow the Rights to expire prior to their expiration date or (B) to exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL or otherwise cause such restrictions not to apply; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person received after the date hereof, if and only to the extent that prior to taking such action the Company Board (A) determines in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and (B) receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement.

(b) The Company shall notify Merger Co as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request, and shall provide to Merger Co, within such 48 hour timeframe, at the Company’s option, either (i) a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such inquiries, proposals or offers or (ii) a written summary of the material terms contained in such materials. The Company shall keep Merger Co reasonably informed of the status of any such discussions or negotiations and shall notify Merger Co (as promptly as practicable and in any event within 48 hours) orally and in writing of any modifications to the financial or other material terms of such inquiries, proposals or offers and shall provide to Merger Co, within

26

such 48 hour timeframe, at the Company’s option, either (i) a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such inquiries, proposals or offers or (ii) a written summary of the material terms contained in such materials. The Company shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Merger Co. The Company agrees that neither it nor any of the Subsidiaries shall modify, amend, terminate, waive or release any confidentiality or standstill agreement to which the Company or any Subsidiary is a party and which relates to a business combination involving the Company or any Subsidiary or the assets of the Company or any Subsidiary, except where the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under applicable Law. To the extent that it has not already done so, the Company agrees that, as promptly as practicable after the date of this Agreement, it shall request each person with whom the Company has had any discussion regarding, or who has heretofore executed a confidentiality agreement with the Company in connection with, a potential Acquisition Proposal during the twelve (12) months prior to the date of this Agreement to return or destroy (and the Company shall use commercially reasonable efforts to cause any such destruction to be certified in writing by an officer of such person) all confidential information heretofore furnished to such person by or on its behalf in connection with such potential Acquisition Proposal.

(c) Except as set forth in this Section 6.04(c), the Company Board (or any committee thereof) shall not, and shall not publicly propose to, (i) withdraw, or modify or change in a manner adverse to Merger Co, the approval or recommendation of this Agreement or the Merger by the Company Board (or any committee thereof) or cause the representation and warranty in Section 3.20 to be untrue; (ii) approve, adopt or recommend any Acquisition Proposal; or (iii) approve or recommend, or allow the Company or any Subsidiary to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to, or that is reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.04). Notwithstanding the foregoing, (x) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board (A) determines in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw, or modify or change in a manner adverse to Merger Co, the Company Board Recommendation or (y) other than in connection with an Acquisition Proposal, if the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may withdraw, or modify or change in a manner adverse to Merger Co, the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a “Change in Board Recommendation”). The Company shall not effect a Change in Board Recommendation pursuant to clause (x) above unless the Company has complied with its obligations under Section 6.04(b) and has observed the notice and negotiation provisions (including with respect to the number of days) contained in Section 8.01(h) to enable Merger Co to make a counter-offer. In addition, the Company shall not effect a Change in Board Recommendation pursuant to clause (y) above unless the Company has provided a written notice to Merger Co at least five business days prior to such Change in Board Recommendation. Notwithstanding anything to the contrary contained in this Section 6.04(c), the Company Board shall not effect a Change in Board Recommendation with respect to, and the Company shall not implement, a spin off of one or more of the Company’s business units or subsidiaries unless such spin off is a component of a Superior Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any

27

such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, or (ii) withdraw, or modify or change in a manner adverse to Merger Co, the Company Board Recommendation, unless in each case the requirements of Section 6.04(c) shall have been satisfied.

(e) For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any person or group other than Merger Co relating to (1) any direct or indirect acquisition or purchase, in a single transaction or series of transactions by such person or group acting in concert, of (A) more than 25% of the fair market value (as determined in good faith by the Board) of the assets (including capital stock of the Subsidiaries) of the Company and its consolidated Subsidiaries, taken as a whole, (B) the Company’s investment support systems business, (C) the Company’s availability services business, or (D) over 25% of any class of equity securities of the Company; (2) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consummated, would result in any person or group beneficially owning 25% or more of any class of equity securities of the Company; or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire the assets, securities or businesses described in any of clauses (A) through (D) above; provided, however, that an “Acquisition Proposal” shall not include a separation or spin off of one or more of the Company’s business units or subsidiaries from the Company.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance. (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the Bylaws of the Company, as amended to the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries.

(b) After the Effective Time, the Surviving Corporation shall to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary, in and to the extent of their capacities as such and not as stockholders and/or optionholders of the Company or Subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts (collectively, “Losses”) paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Bylaws of the Company, as amended to the date hereof, and without limiting any rights under any other applicable contract or agreement in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s written consent; and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.05(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties with respect to any single action or related actions (in addition to local counsel) except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(c) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’

28

liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Merger Co or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. The Company represents that such current annual premium amount is set forth in Section 6.05(c) of the Company Disclosure Schedule.

(d) In the event Merger Co or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Merger Co or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.05.

(e) Merger Co shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.05.

SECTION 6.06 Employee Benefits Matters. (a) Merger Co hereby agrees that, for the period immediately following the Effective Time through and including December 31, 2006, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, (i) provide each employee of the Company and the Subsidiaries as of the Effective Time (each, an “Employee”) with at least the same level of base salary that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with employee benefits and incentive compensation opportunities (other than equity-based compensation) that are no less favorable in the aggregate than those provided to the Employees immediately prior to the Effective Time. From and after the Effective Time, Merger Co shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms (including, without limitation, terms which provide for amendment or termination), all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee.

(b) Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Merger Co, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) Without limiting any of the foregoing, Merger Co agrees that it shall, or shall cause the Surviving Corporation to maintain without modification or amendment the SunGard Severance Pay Plan (effective as of November 2002, a copy of which has been provided to Merger Co) during the period immediately following the Effective Time through and including December 31, 2006.

29

(d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Merger Co or the Surviving Corporation (“Purchaser Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Merger Co shall (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

(e) From and after the Effective Time, except as otherwise agreed by Merger Co and any of the individuals expressly identified by the Company to Merger Co as such prior to the date of this Agreement, Merger Co shall (i) assume and agree to be bound by, or cause Surviving Corporation to assume and agree to be bound by, each Change in Control Agreement with the individuals expressly identified by the Company to Merger Co as such prior to the date of this Agreement, and (ii) honor or cause to be honored, in accordance with their terms, all the Change in Control Agreements and any other employment agreements, in each case with the current and former employees of the Company and the Subsidiaries expressly identified by the Company to Merger Co as such prior to the date of this Agreement.

(f) On and after the date hereof, no future offering periods will be commenced under the Company’s Employee Stock Purchase Plan (“ESPP”). All offering periods in progress immediately prior to the Effective Time shall cease and the Company shall terminate the ESPP immediately prior to the Effective Time. With respect to persons participating in the ESPP on the date on which the offering periods cease and the ESPP terminates (and who have not withdrawn from or otherwise ceased participation in the Plan prior to such date), accumulated contributions will be applied on such date to the purchase of Company Common Stock in accordance with the ESPP’s terms (treating the date of termination as the last day of the relevant offering period). With respect to matters described in this Section 6.06(f), the Company will communicate with Merger Co (and reasonably the communications of Merger Co) prior to sending any material notices or other communication materials to its employees.

(g) For the avoidance of doubt, it is expressly agreed that the provisions of Section 9.08 shall apply to this Section 6.06.

SECTION 6.07 Notification of Certain Matters. The Company shall give prompt notice to Merger Co, and Merger Co shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any condition to the obligations of any party hereunder not to be satisfied (subject, in the case of the matters addressed by Section 6.08(d), to the provisions of Section 6.08(d)), and (b) any failure of the Company or Merger Co to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Merger Co, and Merger Co shall give prompt written notice to the Company, of any notice or other communication (i) from any person and the response thereto of the Company or the Subsidiaries or Merger Co, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Merger, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Merger Co, as the case may be, or its or their Representatives in connection with this Agreement or the Merger, and (iii) except in the event the Company Board shall have effected a Change of Board Recommendation, from or to the SEC.

SECTION 6.08 Financing. (a) Merger Co shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no more adverse to the Company and (ii) to satisfy on a timely basis all conditions applicable to Merger Co

30

in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, including as a result of any Lender MAC (as defined below), Merger Co shall (A) with respect to the Senior Secured Financing, use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable or more favorable terms to Merger Co (as determined in the reasonable judgment of Merger Co) as promptly as practicable following the occurrence of such event, and (B) with respect to the High Yield Financing, use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable or more favorable terms to Merger Co (as determined in the reasonable judgment of Merger Co) no later than the last day of the Marketing Period. In the event that (x) all or any portion of the Debt Financing structured as High Yield Financing has not been consummated, (y) all closing conditions contained in Article VII shall have been satisfied or waived (other than those contained in Sections 7.02(c) and 7.03(c)) and (z) the Bridge Financing (or alternative bridge financing obtained in accordance with this Section 6.08(a)) is available on the terms and conditions described in the Commitment Letters (or replacement commitment letters), Merger Co shall use the proceeds of the Bridge Financing (or such alternative bridge financing) to replace such High Yield Financing no later than the last day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 15 consecutive business days after the date hereof throughout which (A) the Merger Co shall have the Required Financial Information that the Company is required to provide to the Merger Co pursuant to Section 6.08(b), and (B) the conditions set forth in Section 7.01 and Sections 7.02(a), (b), (d) and (e) shall be satisfied; provided, that if such 15 business day period would otherwise end on or after August 19, 2005, the Marketing Period shall end on October 10, 2005; and provided, further that the Marketing Period shall end on any earlier date which is the third business day following the date the Debt Financing is consummated. Merger Co shall give the Company prompt notice of any material breach by any party of the Commitment Letters of which Merger Co becomes aware, any termination of the Commitment Letters or any Lender MAC. Merger Co shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters without first consulting with the Company. For purposes of this Agreement, the term “Lender MAC” shall mean (x) any restriction on lending imposed by a regulatory authority on, or a petition of bankruptcy, insolvency or reorganization (or similar petition or initiation of proceedings under any debtor relief Law) filed by or against, or the seeking of the appointment of a receiver or similar person by, or the making of an assignment for the benefit of creditors by, any lender or lenders providing at least 25% of the Debt Financing contemplated by the Commitment Letters or (y) any order, decree or injunction of a court or agency of competent jurisdiction, including any such lender’s primary banking regulator or regulators, prohibiting the consummation of the financing contemplated by the Commitment Letters affecting any lender or lenders providing at least 25% of the Debt Financing contemplated by the Commitment Letters, which, in each case, prevents the lender or lenders from providing the financing contemplated by such Commitment Letters and which, in the case of any petition filed against any such lender or lenders, is not dismissed within ten days of being filed.

(b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Merger Co (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) no later than the date of mailing of the Proxy Statement, furnishing Merger Co and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Merger Co, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior or senior subordinated notes (the “Required Financial Information”), (iii) no later than the date of mailing of the Proxy Statement, satisfying the conditions set forth in paragraphs (e), (f), (g), and (i) of Exhibit F to the Commitment Letters (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (iv) assisting Merger Co and its financing sources in the preparation of (A) an offering document for any of the Debt Financing and (B) materials for rating agency presentations,

31

(v) reasonably cooperating with the marketing efforts of Merger Co and its financing sources for any of the Debt Financing, (vi) providing and executing documents as may be reasonably requested by Merger Co, including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing, (vii) reasonably facilitating the pledging of collateral, and (viii) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Merger Co; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Merger Co shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Merger Co shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives for and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries).

(c) All non-public or otherwise confidential information regarding the Company obtained by Merger Co or its Representatives pursuant to Section 6.08(b) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Merger Co and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld.

(d) Within 60 days of there having occurred after the date of this Agreement (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for three or more consecutive business days, including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally for three or more consecutive business days; (iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States or any of its territories after the date of this Agreement, including any acts of terrorism, domestic or foreign or responses of the United States or its allies, or a national or international economic or financial crisis, as a result of which there has occurred any material disruption or material adverse change in the United States commercial credit, debt, capital or commercial mortgage-backed securities markets (including the market for leveraged loans or high yield securities) for a period of three or more consecutive business days; or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States generally in a manner that prevents a lender from providing the Debt Financing for a period of three or more consecutive business days, Merger Co shall deliver to the Company a certificate (the “Market MAC Notice”) to that effect signed by an officer of Merger Co, describing in reasonable detail the nature of the Market MAC (any of the events specified in clauses (i) through (iv) described in such Market MAC Notice being hereinafter referred to as a “Market MAC”). At any time following its receipt of the Market MAC Notice, the Company may request (by delivery of a written notice to Merger Co to such effect (a “Company Waiver Request”)) that Merger Co fully and irrevocably waive its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC. In the event that Merger Co delivers to the Company a written notice that Merger Co waives its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC (a “Merger Co Waiver Notice”), then such Market MAC shall cease to be a basis for Merger Co not consummating the Merger. In the event that Merger Co fails to deliver a Merger Co Waiver Notice with respect to a Market MAC within the longer of (i) seven days after Merger Co’s receipt of the corresponding Company Waiver Request and (ii) the number of days between the date on which Merger Co delivered to the Company the corresponding Market MAC Notice and the date on which the Company delivered to Merger Co the Company Waiver Request (the longer of such periods being hereinafter referred to as the “Requisite Response Period”), then the Company shall be entitled to terminate the Agreement pursuant to Section 8.01(j) within 10 business days after expiration of the Requisite Response Period. Notwithstanding anything to the contrary in this Section 6.08(d), nothing shall release Merger Co from continuing to be obligated to use its reasonable best efforts to

32

obtain (i) the Debt Financing or (ii) an alternative financing in accordance with Section 6.08(a) in the event Merger Co declines to timely waive its right to invoke the condition set forth in Section 7.02(d) with respect to a Market MAC.

(e) The Company shall use commercially reasonable efforts, upon the reasonable request of Merger Co, to contribute or transfer, immediately prior to the Effective Time, any or all of its foreign Subsidiaries to a newly formed holding company or to take any other action reasonably requested by Merger Co; provided, however, that (i) the Company shall not be required to take any action in contravention of any organizational document or other Specified Contract relating to any applicable Subsidiary, (ii) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Merger Co confirming that Merger Co are prepared to proceed immediately with the Closing, and (iii) any and all such actions shall not constitute a breach by the Company of any representation, warranty or covenant made by the Company pursuant to this Agreement. If the Closing is not consummated, Merger Co shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 6.08(e). Notwithstanding anything in this Section 6.08(e) to the contrary, the Company shall not be required to take any action under this Section 6.08(e) prior to the Closing, unless Merger Co shall have agreed to indemnify and hold harmless the Company and its Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such actions.

(f) Within nine business days after the date of this Agreement, Merger Co shall deliver, or cause to be delivered, to the Company either (i) an opinion of counsel for each Guarantor as to the enforceability of the Guarantee of such Guarantor and such other matters reasonably requested by the Company, which opinion shall be in form and substance reasonably satisfactory to the Company, or (ii) such other assurance reasonably satisfactory to the Company that the obligations of each Guarantor under its Guarantee will be satisfied in full when due in accordance with the terms thereof.

SECTION 6.09 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, including the terms and conditions set forth in Section 6.08(a) specifying the circumstances under which Merger Co is obligated to draw the Bridge Financing, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Merger, (ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Merger Co or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement, and (iii) promptly make all necessary filings, and thereafter make any other required submission, with respect to this Agreement and the Merger required under the HSR Act or any other applicable antitrust, competition or fair trade Laws with respect to the Merger. Subject to appropriate confidentiality protections, the parties hereto shall have an opportunity to review and comment on drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (i) through (iii) above, which comments shall be considered by the other party in good faith, shall cooperate with each other in connection with the prompt making of all such filings, will furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and will provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Merger.

(b) Merger Co and the Company shall file as soon as practicable after the date of this Agreement all required or advisable notifications under, or relating to, the HSR Act and any antitrust, competition or fair trade Law of any applicable United States or non-United States governmental antitrust authority and shall respond as promptly as practicable to all inquiries or requests for additional information received from a Governmental Authority in relation to such filings or notices for additional information or documentation. Merger Co agrees to take whatever action may be necessary to resolve any objections as may be asserted under the HSR Act or any

33

other applicable antitrust, competition or fair trade Laws with respect to the Merger. Notwithstanding anything in this Agreement to the contrary, no action taken by Merger Co pursuant to this Section 6.09(b) shall entitle Merger Co to any diminution of the Merger Consideration.

(c) The Company and Merger Co shall, and the Company shall cause the Subsidiaries to, use their respective reasonable best efforts to obtain any third party consents (i) necessary to consummate the Merger and the Other Transactions, (ii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time or (iii) in the case of the Company or any Subsidiary, otherwise reasonably requested by Merger Co. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Merger Co, to minimize any adverse effect upon the Company and Merger Co resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(d) Notwithstanding anything to the contrary in this Agreement, except as contemplated under Section 6.08, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger, (i) without the prior written consent of Merger Co which shall not be unreasonably withheld or delayed, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) neither Merger Co nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Merger Co and the Company. Thereafter, each of Merger Co and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

SECTION 6.11 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Merger Co at the Closing evidence reasonably satisfactory to Merger Co of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Merger Co to the Company in writing at least ten business days prior to the Closing.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b) Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable United States and non-United States

34

antitrust Laws, including the HSR Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d) Governmental Consents. All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Authorities.

SECTION 7.02 Conditions to the Obligations of Merger Co. The obligations of Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, or “in any material respect” except for the limitation set forth in the first sentence of Section 3.09 and the limitation set forth in Section 5.01(r)(ii) to the extent referred to in Section 3.09) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, or “in any material respect” except for the limitation set forth in the first sentence of Section 3.09 and the limitation set forth in Section 5.01(r)(ii) to the extent referred to in Section 3.09) would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that Losses resulting from an event or occurrence shall be disregarded for purposes of determining whether any representation or warranty is true and correct unless such Losses exceed $2,000,000 from any such event or occurrence or series of related events or occurrences. In addition, the representations and warranties set forth in (i) Sections 3.03(a) and 3.03(d) shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, and (ii) Section 3.20 and the first sentence of Section 3.09 shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Merger Co a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Market MAC. No Market MAC (other than any Market MAC in respect of which Merger Co has previously waived its right to invoke this Section 7.02(d)) shall have occurred after the date of this Agreement. If any of the events specified in clauses (i) through (iv) described in the first sentence of Section 6.08(d) has occurred for less than three consecutive business days (without giving effect to the three consecutive business day period already referenced with respect to the applicable event in Section 6.08(d)), then Merger Co shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Merger Co shall not be obligated to consummate the Merger to the extent such event constitutes a Market MAC in accordance with Section 6.08(d).

(e) No Lender MAC. No Lender MAC shall have occurred after the date of this Agreement; provided, however, that Merger Co shall not have the right to invoke this Section 7.02(e) if Merger Co is in material breach of its obligations under Section 6.08(a). If any petition described in the last sentence of Section 6.08(a) shall have been filed during the preceding ten days and not dismissed, then Merger Co shall not be

35

obligated to consummate the Merger for so long as such event is continuing, and thereafter Merger Co shall not be obligated to consummate the Merger to the extent such event constitutes a Lender MAC in accordance with Section 6.08(a).

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Merger Co contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true or correct would not prevent the consummation of the Merger or prevent Merger Co from performing its obligations under this Agreement.

(b) Agreements and Covenants. Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Merger Co, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Merger Co and the Company;

(b) by either Merger Co or the Company if the Effective Time shall not have occurred on or before September 15, 2005 or, if the Marketing Period has not ended before August 19, 2005, the September 15, 2005 date shall be extended to October 10, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Merger Co or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Merger Co if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to the Company;

(e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Merger Co herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Merger Co of any of its

36

covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to Merger Co;

(f) by either Merger Co or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting;

(g) by Merger Co if the Company Board shall have (i) effected a Change of Board Recommendation, (ii) recommended or approved any Acquisition Proposal, (iii) within 5 business days of the date any Acquisition Proposal is first published or sent or given, taken any position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such Acquisition Proposal, or (iv) failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders adopt and approve this Agreement and the Merger;

(h) by the Company if, prior to the Effective Time, the Company Board determines in good faith (after consultation with its legal and financial advisors), in the exercise of its fiduciary duties, that an unsolicited bona fide Acquisition Proposal is a Superior Proposal, but only (i) after providing a written notice to Merger Co (a “Notice of Superior Proposal”) advising Merger Co that the Company Board has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if Merger Co does not, within five business days of Merger Co’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its legal and financial advisors) to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided that during such five business day period, the Company shall negotiate in good faith with Merger Co (to the extent Merger Co wishes to negotiate) to enable Merger Co to make such an offer; and provided, further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company Board shall deliver to Merger Co an additional written Notice of Superior Proposal, and the five business day period referenced above shall be extended for an additional two business days after Merger Co’s receipt of such additional Notice of Superior Proposal; provided, however, that any such purported termination pursuant to this Section 8.01(h) shall be void and of no force or effect unless the Company concurrently with such termination pays the Company Termination Fee as directed by the Merger Co in writing in accordance with Section 8.03;

(i) by the Company if (A) all of the conditions set forth in Section 7.01 and Sections 7.02(a), (b), (d) and (e) have been satisfied, and (B) the Merger shall not have been consummated on the last day of the Marketing Period; or

(j) by the Company if Merger Co fails to deliver a Merger Co Waiver Notice prior to the expiration of the Requisite Response Period with respect to any Market MAC.

For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.04(a) that (1) relates to an acquisition by a person or group acting in concert of any of (A) more than 50% of the outstanding Shares pursuant to a tender offer, merger or otherwise, (B) all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, (C) the Company’s investment support systems business, or (D) the Company’s availability services business, (2) is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Merger Co in response thereto) and (3) which the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) is reasonably capable of being consummated and, to the extent the Company Board determines in good faith that financing is material to such Acquisition Proposal, for which such person or group acting in concert has received executed financing commitment letters on terms comparable to those contained in the Commitment Letters.

37

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the indemnification and reimbursement obligations of Merger Co contained in Sections 6.08(b) and 6.08(e), the Guarantees referred to in Section 4.09, and the provisions of Sections 6.03(b) and 6.08(c), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that nothing herein shall relieve the Company from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

SECTION 8.03 Fees and Expenses. (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf (or with respect to Merger Co, incurred by Merger Co’s stockholders or on their behalf) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, financing and all other matters related to the closing of the Merger.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Merger Co pursuant to Section 8.01(d), then the Company shall pay the Expenses of Merger Co up to an aggregate amount of $25,000,000 (the “Termination Expenses”) as directed by Merger Co in writing and, further, if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that appears to have been bona fide and (B) no later than 12 months after the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company will also pay the Company Termination Fee as directed by Merger Co in writing;

(ii) by Merger Co or the Company pursuant to Section 8.01(f), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that appears to have been bona fide and (B) no later than 12 months after the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company shall pay the Company Termination Fee as directed by Merger Co in writing;

(iii) by Merger Co pursuant to Section 8.01(g), then (so long as Merger Co was not in breach of any of its representations, warranties or covenants in this Agreement such that the applicable condition to the Company’s obligation to consummate the Merger would not have been satisfied as of the Termination Date) the Company shall pay the Company Termination Fee as directed by Merger Co in writing; or

(iv) by the Company pursuant to Section 8.01(h), then the Company shall pay the Company Termination Fee (which Company Termination Fee shall be paid concurrently with such termination) as directed by Merger Co in writing.

(c) The Company Termination Fee shall be paid by the Company as directed by Merger Co in writing in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(h) and (ii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Termination Expenses shall be paid by the Company as directed by Merger Co in writing in immediately available funds within two business days after receipt by the Company of reasonable documentation with respect to such Termination Expenses.

38

(d) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $300,000,000; provided, however, if (A) the Agreement is terminated pursuant to Sections 8.01(g) or 8.01(h), and (B) such termination has occurred in connection with the receipt by the Company of an Acquisition Proposal contemplating the sale of only its availability services business, then for purposes of Sections 8.03(b)(iii) and 8.03(b)(iv), “Company Termination Fee” shall mean $200,000,000.

(e) Merger Co agrees that, if the Company shall terminate this Agreement pursuant to (i) Section 8.01(e), (ii) Section 8.01(b) and, at the time of such termination, the conditions set forth in Section 7.01 and Sections 7.02(a), (b), (d) and (e) have been satisfied, or (iii) Section 8.01(i), then Merger Co shall pay to the Company a fee of $300,000,000 (the “Merger Co Termination Fee”) in immediately available funds no later than two business days after such termination by the Company.

(f) Each of the Company and Merger Co acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due or Merger Co shall fail to pay the Merger Co Termination Fee when due, the Company or the Merger Co, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Merger Co Termination Fee pursuant to this Section 8.03 or the guarantee thereof pursuant to the Guarantees shall be the exclusive remedy of the Company and the Subsidiaries against Merger Co, the Guarantors or any of their respective stockholders, partners, members, directors, officers or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of the Merger Co Termination Fee in accordance with this Section 8.03, none of Merger Co, the Guarantors or the Company, or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Merger Co also shall be obligated with respect to the second sentence of this Section 8.03(f), the indemnification and reimbursement obligations of Merger Co contained in Sections 6.08(b) and 6.08(e) and the provisions of Sections 6.03(b) and 6.08(c), it being understood that no other person (including the Guarantors) shall have any liability or obligation under or with respect to such provisions).

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

39

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or Article VIII shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Merger Co:

Solar Capital Corp.

 c/o Silver Lake Partners

9 West 57th Street

New York, NY 10019

Facsimile No.: (212) 981-3535

Attention: Glenn Hutchins

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile No.: (617) 951-7050

Attention: Alfred O. Rose

if to the Company:

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Facsimile No: (610) 687-3725

Attention: Chief Legal Officer

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Facsimile No: (212) 848-7179

Attention: Clare O’Brien

 Creighton O’M. Condon

40

SECTION 9.03 Certain Definitions. (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge (after reasonable inquiry of the persons designated in Section 9.03(a) of the Company Disclosure Schedule) of any executive officer of the Company.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Merger Co or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	§ 6.04	(e)
Action	§ 3.10
Agreement	Preamble
Bridge Financing	§ 4.08	(b)
Broker-Dealer Subsidiary	§ 3.06	(e)
Certificate of Merger	§ 1.03
Certificates	§ 2.02	(b)
Change in Board Recommendation	§ 6.04	(c)
Change in Control Agreement	§ 3.11	(b)
Closing	§ 1.02
Closing Date	§ 1.02
Code	§ 3.11	(b)
Commitment Letters	§ 4.08	(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.19	(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Material Adverse Effect	§ 3.01	(a)

41

Defined Term	Location of Definition
Company Permits	§ 3.06	(a)
Company Preferred Stock	§ 3.03	(a)
Company Rights Agreement	§ 3.03	(b)
Company Stock Option Plans	§ 2.04	(a)
Company Stock Options	§ 2.04	(a)
Company Stockholders’ Meeting	§ 6.02
Company Termination Fee	§ 8.03	(d)
Company Waiver Request	§ 6.08	(d)
Computer Software	§ 3.14	(g)
Confidentiality Agreement	§ 6.03	(b)
Contract	§ 3.05	(a)
Credit Agreement	§ 3.03	(d)
Debt Financing	§ 4.08	(b)
DGCL	§ 1.01
Dissenting Shares	§ 2.05	(a)
Effective Time	§ 1.03
Employee	§ 6.06	(a)
Environmental Laws	§ 3.16	(c)(i)
Environmental Permits	§ 3.16	(c)(ii)
Equity Funding Letters	§ 4.08	(a)
ERISA	§ 3.11	(a)
ERISA Affiliate	§ 3.11	(b)
Escrow Agent	§ 2.04	(b)
ESPP	§ 6.06	(f)
Exchange Act	§ 3.05	(b)
Exchange Fund	§ 2.02	(a)
Expenses	§ 8.03	(a)
FASB	§ 5.01	(i)
Financing	§ 4.08	(b)
Foreign Benefit Plan	§ 3.11	(f)
Future Options	§ 5.01	(b)
Future Plan	§ 5.01	(b)
GAAP	§ 3.07	(b)
Governmental Authority	§ 3.05	(b)
Guarantees	§ 4.09
Guarantors	§ 4.09
Hazardous Substances	§ 3.16	(c)(iii)
High Yield Financing	§ 4.08	(b)
HSR Act	§ 3.05	(b)
Indemnified Parties	§ 6.05	(b)
Infringe	§ 3.14	(a)
Intellectual Property	§ 3.14	(g)
Investments	§ 3.01	(c)
IRS	§ 3.11	(a)
Law	§ 3.05	(a)
Leased Properties	§ 3.13	(b)
Lender MAC	§ 6.08	(a)
Liens	§ 3.13	(a)
Losses	§ 6.05	(b)

42

Defined Term	Location of Definition
Market MAC	§ 6.08	(d)
Market MAC Notice	§ 6.08	(d)
Marketing Period	§ 6.08	(a)
Material Subsidiary	§ 3.01	(a)
Merger	Recitals
Merger Co	Preamble
Merger Co Termination Fee	§ 8.03	(e)
Merger Co Waiver Notice	§ 6.08	(d)
Merger Consideration	§ 2.01	(a)
Multiemployer Plan	§ 3.11	(b)
Multiple Employer Plan	§ 3.11	(b)
NASD	§ 3.05	(b)
Notice of Superior Proposal	§ 8.01	(h)
NYSE	§ 3.05	(b)
Option Amount	§ 2.04	(a)
Other Transactions	§ 3/04
Other Filings	§ 3.08
Owned Intellectual Property	§ 3.14	(c)
Owned Real Property	§ 3.13	(a)
Owned Software	§ 3.14	(f)
Paying Agent	§ 2.02	(a)
Permitted Liens	§ 3.13	(a)
Plans	§ 3.11	(a)
Proxy Statement	§ 3.05	(b)
Purchaser Welfare Benefit Plans	§ 6.06	(d)
Receivables Financing	§ 4.08	(b)
Representatives	§ 6.03	(a)
Required Financial Information	§ 6.08	(b)
Requisite Response Period	§ 6.08	(d)
Rights	§ 3.03	(b)
Sarbanes-Oxley Act	§ 3.06	(g)
Schedule 13E-3	§ 3.05	(b)
Scheduled Intellectual Property	§ 3.14	(b)
Scheduled Options	§ 2.04	(a)
SEC	§ 3.05	(b)
SEC Reports	§ 3.07	(a)
Section 262	§ 2.02	(d)
Securities Act	§ 3.07	(a)
Self-Regulatory Organization	§ 3.06	(c)
Senior Secured Financing	§ 4.08	(b)
Shares	§ 2.01	(a)
Specified Contract	§ 3.17	(b)
Stockholder Approval	§ 3.19	(b)
Subsidiary	§ 3.01	(a)
Superior Proposal	§ 8.01
Surviving Corporation	§ 1.01
Tax or Taxes	§ 3.15	(g)(i)
Tax Returns	§ 3.15	(g)(ii)
Termination Expenses	§ 8.03	(b)(i)
Termination Date	§ 8.01
Third Party Licenses	§ 3.14	(d)

43

(c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Disclaimer of Other Representations and Warranties. Merger Co and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.06 Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Guarantees constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Merger Co may assign all or any of their rights and obligations hereunder to any affiliate of Merger Co, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.07 Remedies; Specific Performance. (a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Merger Co for such losses or damages shall be limited to $300,000,000 and any amounts owed under Sections 6.08(b), 6.08(e) and 8.03(f), (ii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Merger Co or the Guarantors or their respective Representatives and affiliates in connection therewith.

(b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01, Merger Co shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Merger Co or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive

44

remedy with respect to any such breach shall be the remedy set forth in Section 9.07(a) and 8.03(f); provided, however, the Company shall be entitled to specific performance against Merger Co (but not the Guarantors) to prevent any breach by Merger Co of Sections 6.03(b) and 6.08(c).

SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

45

IN WITNESS WHEREOF, Merger Co and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNGARD DATA SYSTEMS INC.

By	/s/ JAMES L. MANN
Name:	James L. Mann
Title:	Chairman of the Board

SOLAR CAPITAL CORP.

By	/s/ GLENN H. HUTCHINS
Name:	Glenn H. Hutchins
Title:	President

ANNEX B

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

March 27, 2005

Board of Directors

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $.01 per share (“Company Common Stock”), of SunGard Data Systems Inc. (the “Company”), other than the Rollover Holders (as defined below), of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 27, 2005, between Solar Capital Corp. (“Merger Co”) and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Co with and into the Company pursuant to which the Company will be the surviving corporation (the “Surviving Corporation”) and each outstanding share of Company Common Stock will be converted into the right to receive $36.00 in cash (the “Merger Consideration”). We understand that agreements entered into in connection with the Merger with certain employees of the Company (collectively, the “Rollover Holders”) provide that, effective on the closing of the Merger, the Rollover Holders will invest in securities of the Surviving Corporation.

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been recently effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company which we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Rollover Holders) of the Merger Consideration and does not address

Board of Directors SunGard Data Systems Inc. March 27, 2005 Page 2

any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and we did not, solicit third party indications of interest in acquiring the Company. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future we may provide, investment banking and other financial services to the Company, as well as the private investment firms whose affiliates are stockholders of Merger Co, and their respective affiliates, for which we have received, and would expect to receive, compensation. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in private equity funds managed or advised by the private investment firms whose affiliates are stockholders of Merger Co. In addition, at the Company’s request, we or one or more of our affiliates may offer to provide, or otherwise assist Merger Co in obtaining, all or a portion of the financing in connection with the Merger, for which we would receive additional compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Merger Co, affiliates of the stockholders of Merger Co and any other company that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock (other than the Rollover Holders) is fair to such holders, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

ANNEX C

LAZARD FRERES & CO. LLC 3O ROCKEFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6000 www.lazard.com

March 27, 2005

The Board of Directors

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Dear Members of the Board:

We understand that SunGard Data Systems Inc. (the “Company”) and Solar Capital Corp. (“Merger Co”) propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Merger Co will merge with and into the Company (the “Merger”). Pursuant to the Agreement, all of the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), other than shares of Company Common Stock held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”), will be converted into the right to receive $36.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are set out more fully in the Agreement.

You have requested our opinion as to the fairness as of the date hereof, from a financial point of view, to the Holders of Company Common Stock (as defined below) of the Consideration to be paid in the Merger to such Holders of Company Common Stock. For purposes of this opinion, the term “Holders of Company Common Stock” means all holders of Company Common Stock other than Merger Co, any stockholders of Merger Co, any of the Company’s directors or management and any holders of Dissenting Shares. In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated March 27, 2005, of the Agreement;

(ii)	Analyzed certain historical publicly available business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to its businesses;

(iv)	Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to that of the Company and in other industries generally;

(vii)	Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. In rendering our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Merger, nor were we involved in the negotiation of or any other aspect of the Merger.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company or the Merger. We have also assumed that the executed Agreement will conform in all material respects to the draft Agreement reviewed by us. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. In addition, we do not express any opinion as to any agreement or other arrangement entered into by any employee or director of the Company in connection with the Merger.

Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Company in connection with the Merger and a fee for our services will be earned upon rendering this opinion, a substantial portion of which is contingent upon the execution of the Agreement. Lazard has provided and may provide investment banking services to one or more of the stockholders of Merger Co, or to one or more of their respective portfolio companies or other affiliates, for which we have received and may receive customary fees. In addition, in the ordinary course of our business, Lazard may actively trade shares of the Company Common Stock and other securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors, and our opinion is rendered to the Company’s Board of Directors in connection with its consideration of the Merger. This opinion does not address the merits of the underlying decision by the Company to engage in the Merger and is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to the Holders of Company Common Stock in the Merger is fair to the Holders of Company Common Stock from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC
By:	/s/ Charles G. Ward, III
Charles G. Ward, III
President

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

1

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the

2

effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

3

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

4

ANNEX E

Categorical Standards for Determining Director Independence

Adopted March 3, 2005 by the

Board of Directors of SunGard Data Systems Inc.

INDEPENDENCE REQUIREMENTS

1. No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company or an affiliate of the Company (either directly or as a partner, shareholder or officer of any organization that has a relationship with the Company), or that the director has no relationship that would interfere with the exercise of independent judgment, and such director is not otherwise automatically deemed to be not independent according to the categorical standards set forth below. The Company must identify which directors are independent and disclose the basis for that determination.

2. The Board of Directors has determined that any director meeting the following categorical standards shall automatically be deemed to have a material relationship with the Company, and shall not be independent:

(a) The director is, or has been within the last three years, an employee of the Company or any affiliate of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company or any affiliate of the Company.

(b) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any affiliate of the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(c) (i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(d) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(e) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company or any affiliate of the Company, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

(f) The director is a current employee, or an immediate family member is a current executive officer, of a company which is indebted to the Company or any affiliate of the Company, or to which the Company or any affiliate of the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of any of the last three completed fiscal years exceeds 2% of the other company’s total consolidated assets.

(g) The director or an immediate family member serves as an officer, director or trustee of a charitable organization to which, during any of the charitable organization’s last three completed fiscal years, the Company’s discretionary charitable contributions exceeds the greater of $1 million or 2% of that organization’s consolidated gross revenues.

For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the foregoing categorical independence standards.

ANNEX F

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SunGard Data Systems Inc.:

We have completed an integrated audit of SunGard Data Systems Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of SunGard Data Systems Inc. at December 31, 2004 and December 31, 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Report of Management on Internal Control Over Financial Reporting appearing on page F-1, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Philadelphia, PA

March 3, 2005, except for Note 13, as to which the date is May 19, 2005.

SunGard® Data Systems Inc.

2005 ANNUAL MEETING OF STOCKHOLDERS

                  , JULY     , 2005

9:00 A.M.

THE PHILADELPHIA MARRIOTT DOWNTOWN

1201 MARKET STREET

PHILADELPHIA, PA 19107

SUNGARD® DATA SYSTEM INC.

680 East Swedesford Road, Wayne, PA 19087	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on                   , July     , 2005.

By signing this proxy or by voting by phone or Internet as instructed, you hereby appoint James L. Mann and Gregory S. Bentley, and each of them, as your attorneys and proxies, with full power of substitution, for and in your name, place and stead, to vote all shares of Common Stock of SunGard Data Systems Inc. (the “Company”) held by you as of June 17, 2005 on the matters shown on the reverse side at the Company’s 2005 Annual Meeting of Stockholders to be held on July     , 2005 or at any postponement or adjournment of the meeting.

Both proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in the Company’s proxy statement.

Please specify your choices by marking the appropriate boxes. If no choice is specified, the proxy will be voted “FOR” each proposal.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK***EASY***IMMEDIATE

•	Use any touch–tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on July , 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE VIA INTERNET— http://www.epoxy.com/sds/—QUICK***EASY***IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on July , 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage–paid envelope we’ve provided or return it to SunGard Data Systems Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

By voting by phone or internet, you acknowledge receipt of the Company’s 2004 Annual Report to Stockholders, Notice of the Company’s 2005 Annual Meeting of Stockholders and the Company’s Proxy Statement dated [            ] [    ], 2005.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4.

1.    Adoption of the Agreement and Plan of Merger, dated as of March 27, 2005, between the Company and Solar Capital Corp.:

☐ For     ☐ Against     ☐ Abstain

2.    Adjournment or Postponement of the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger described in Proposal 1:

☐ For     ☐ Against     ☐ Abstain

ê   Please fold here ê

3. Election of directors:	01 Gregory S. Bentley	05 Henry C. Duques	09 Robert E. King
	02 Michael C. Brooks	06 Albert A. Eisenstat	10 James L. Mann
	03 Cristóbal Conde	07 Bernard Goldstein	11 Malcolm I. Ruddock
	04 Ramon de Oliveira	08 Janet Brutschea Haugen
	☐ Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

4.    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2005:

☐ For     ☐ Against     ☐ Abstain

By signing this proxy, you hereby acknowledge receipt of the Company’s 2004 Annual Report to Stockholders, Notice of the Company’s 2005 Annual Meeting of Stockholders and the Company’s Proxy Statement dated [            ] [    ], 2005.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

SunGard® Data Systems Inc.

2005 ANNUAL MEETING OF STOCKHOLDERS

                , JULY     , 2005

9:00 A.M.

THE PHILADELPHIA MARRIOTT DOWNTOWN

1201 MARKET STREET

PHILADELPHIA, PA 19107

SUNGARD® DATA SYSTEM INC.

680 East Swedesford Road, Wayne, PA 19087	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on                 , July     , 2005.

By signing this proxy or by voting by phone or Internet as instructed, you hereby appoint James L. Mann and Gregory S. Bentley, and each of them, as your attorneys and proxies, with full power of substitution, for and in your name, place and stead, to vote all shares of Common Stock of SunGard Data Systems Inc. (the “Company”) held by you as of June 17, 2005 on the matters shown on the reverse side at the Company’s 2005 Annual Meeting of Stockholders to be held on July     , 2005 or at any postponement or adjournment of the meeting.

Both proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in the Company’s proxy statement.

Please specify your choices by marking the appropriate boxes. If no choice is specified, the proxy will be voted “FOR” each proposal.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage–paid envelope we’ve provided or return it to

SunGard Data Systems Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4.

1.    Adoption of the Agreement and Plan of Merger, dated as of March 27, 2005, between the Company and Solar Capital Corp.:

☐ For     ☐ Against     ☐ Abstain

2.    Adjournment or Postponement of the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger described in Proposal 1:

☐ For     ☐ Against     ☐ Abstain

ê   Please fold here ê

3. Election of directors:	01 Gregory S. Bentley	05 Henry C. Duques	09 Robert E. King
	02 Michael C. Brooks	06 Albert A. Eisenstat	10 James L. Mann
	03 Cristóbal Conde	07 Bernard Goldstein	11 Malcolm I. Ruddock
	04 Ramon de Oliveira	08 Janet Brutschea Haugen
	☐ Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

4.    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2005:

☐ For     ☐ Against     ☐ Abstain

By signing this proxy, you hereby acknowledge receipt of the Company’s 2004 Annual Report to Stockholders, Notice of the Company’s 2005 Annual Meeting of Stockholders and the Company’s Proxy Statement dated [            ] [    ], 2005.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.